Letter to our Stockholders from our Board Chair and CEO

LETTER FROM JAY GLICK, CHAIR OF THE BOARD, AND BRADY MURPHY, CEO
Year in Review – 2024

Dear Stockholders,

As we reflect on 2024 and look ahead to the remainder of 2025, we are proud to report that TETRA Technologies, Inc. (“TETRA”) made substantial progress advancing many of our strategic initiatives into a phase of tactical execution. We achieved key milestones that we expect to create shareholder value as we strengthen our long-term growth within and beyond the oil & gas industry, enhance our operational excellence, and better situate us to deliver innovative solutions to our customers — today and in the future.

This year was marked by transformative milestones across our bromine initiatives in Arkansas, breakthroughs in water treatment technologies, and continued strength in our core operations, all enabled by our expertise in aqueous chemistry. We’d like to highlight a few of the most impactful developments that continue to differentiate TETRA and have reinforced our commitment to sustainable value creation.

Advancing Our Strategic Resource Platform— Bromine and Lithium

Critical and transformative progress this year came from our Arkansas-based bromine initiatives.

In August 2024, we completed a Definitive Feasibility Study (DFS) for our Arkansas bromine project, confirming a Net Present Value of $710 million(1) (at a 10% discount rate) and a compelling Internal Rate of Return of 62%(1), based on the current bromine business plus the proposed investment in this bromine project allowing us to phase out third-party sourced elemental bromine. The study also validated 744 kilotons of proven and probable bromine reserves, supporting a projected 40-year production life based on reservoir studies completed by our advisors and consultants(1) — an exceptional foundation for integrated production and downstream value creation.

On the lithium front, we announced in January 2024 the results of a Technical Resource Study, identifying over 729,000 tons of lithium carbonate equivalent (LCE) in the Evergreen Brine Unit, with an 80% recovery rate. This places TETRA among a small group of companies with the potential to produce both lithium and bromine domestically, which are critical inputs for energy storage, batteries, electrification, and the broader energy transition.

Over the course of 2024, we methodically completed preliminary studies, engineering design work, financial analysis, market studies, operational analysis and made investments in long lead items, such as securing power, to prepare us to move quickly. We also adjusted the timing of our project to coincide with the ramp up in production from our battery storage customer, and the approaching end of the term of our existing supply agreement. We believe these steps de-risk the project and allow us to raise capital from the base business to avoid over-levering the Company and diluting our stockholders.

Investing in Innovation—Produced Water Desalination

Our commitment to innovation and environmental stewardship took a significant step forward with the launch of TETRA Oasis Total Desalination Solution (TDS) — a full-cycle water treatment and mineral recovery platform that provides a cutting-edge, end-to-end desalination of produced water for beneficial re‑use solution. The company successfully executed a field pilot in South Texas demonstrating a 92% recovery of desalinated water and a Whole Effluent Toxicity (“WET”) test of Delaware Basin water, in both cases meeting or exceeding environmental standards in a cost-effective manner for multiple re-use applications, including surface irrigation and industrial uses. This breakthrough aligns with rising demand for sustainable water management and positions us to deliver scalable solutions to oil and gas operators in need of well disposal alternatives.

In March 2025, we announced a pilot project with EOG Resources, Inc. ("EOG") using TETRA Oasis TDS to process produced water from the Permian Basin. The pilot project will start in the first half of 2025 and includes a rangeland grass growth study in a greenhouse using TETRA Oasis TDS processed water. In addition to EOG, we are working with several other significant operators or midstream customers to move our technology forward.

Operational Excellence in Core Businesses

In addition to the exciting milestones highlighted above, 2024 was also a year of strong execution in our core services and our ongoing commitment to delivering differentiated solutions for our customers. We maintained market leadership in our core business for our oil and gas customers across two channels: Completion Fluids & Products and Water & Flowback Services, which has required deep chemistry and engineering collaboration with our operators. Our calcium chloride business is a market leader in the US and Europe. The investments we have made to expand production have materialized as this segment has delivered strong results with consistent and predictable profits and cash, even during periods of uncertainty in the oil and gas sectors.

We entered into 2025 with a strong outlook and backlog for our offshore completion fluids business with a multi-well, multi-year project in Brazil and a three-well deepwater project in the Gulf of Mexico for our CS Neptune® fluids, demonstrating the strength of our deepwater offerings.

Furthermore, we achieved record water recycling volumes, processing over 800,000 barrels per day of produced water for reuse in fracturing operations.

We also successfully extended the maturities of our debt facilities, with maturities extending into 2029 of our asset-based loan facility (that remains undrawn) and into 2030 with our term loan. As part of our team loan extension, we also secured a $75 million delayed draw feature that provides us the capital necessary, when combined with our base business free cash flow, to advance our Arkansas bromine project.

Updates to Board of Directors

As we have progressed our strategy, we have evolved our board of directors (the “Board”) to enhance our collective skills and experience to best oversee TETRA. Specifically, we have continued our five-year Board refreshment program with our recent announcement of a new director being nominated at this year’s Annual Meeting of Stockholders. After a six-month search process, we are excited to nominate Ms. Julia A. Sloat to the Board. Ms. Sloat was previously the CEO of American Electric Power Company, Inc. (AEP) and is a career-long operator with significant experience in capital allocation, corporate finance, and energy storage. This addition aligns with our expansion into the energy storage market. In addition to this refreshment, Mr. Mark Baldwin will be retiring after a decade of valuable insight and service on the Board.

Looking Ahead

We invested $22 million in our Arkansas strategic initiatives in 2024 (net reimbursement from our Evergreen Unit Partner) and remain steadfast in our disciplined approach to capital allocation and operational efficiency as demonstrated by our record of Return on Net Capital Employed ("RONCE"), which has averaged 17.8% over the last two years, up from 13.4% in 2022.(2)

For 2025 and beyond, our strategic path, underpinned by our aqueous chemistry expertise, is clear: strengthen and leverage our industry leading core business segments to scale our TETRA Oasis TDS water desalination solution, advance and monetize our Arkansas resource base, and strengthen our chemicals and critical mineral markets.

These initiatives are foundational to our long-term strategy—they will enable TETRA to deliver sustainable growth and shareholder value in a rapidly evolving energy landscape and allow us to expand beyond the oil and gas markets to participate in more predictable and higher growth opportunities.

TETRA is uniquely positioned at the intersection of energy, technology, and sustainability—a company built for today’s challenges and tomorrow’s opportunities.

On behalf of the Board and management team, thank you to our stockholders for your continued investment and support, and thank you to our dedicated employees for their innovation and execution every day. We remain committed to our mission of delivering differentiated solutions while building a more resource-efficient future.

Our best,

Jay Glick	Brady Murphy
Chair of the Board	CEO
TETRA Technologies, Inc.

___________________________________________________
(1) The economics discussed above are based on a number of key assumptions, which are further discussed in the DFS. Please read the DFS and the assumptions discussed therein for further information. Such assumptions are based on information known to RESPEC Company, LLC and TETRA as of the date of the DFS, are subject to change and actual results may differ materially from the economics and assumptions presented in the DFS.
(2) RONCE is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see Appendix A – Information Regarding Non-GAAP Financial Measures - for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure.

Notice of 2025 Annual Meeting of Stockholders

To our Stockholders:

The 2025 Annual Meeting of Stockholders (the "Annual Meeting") of TETRA Technologies, Inc. (“TETRA” or the “Company”) will be held as follows:

When: Thursday, June 12, 2025, at 8:30 a.m. local time	Where: TETRA Technologies, Inc. Corporate Headquarters 24955 Interstate 45 North The Woodlands, Texas 77380

At the Annual Meeting, you will be asked to consider and take action on the following:
1.Election of eight directors to serve on TETRA's Board of Directors (the "Board of Directors" or the “Board”) for one-year terms ending at the 2026 Annual Meeting of Stockholders (the "2026 Annual Meeting"), or until their respective successors have been duly elected or appointed;
2.Advisory vote to approve executive compensation;
3.Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
4.Approval of our Third Amended and Restated 2018 Equity Incentive Plan.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the Annual Meeting or any adjournments.

Only stockholders of record at the close of business on April 23, 2025 will be entitled to notice of and to vote at the Annual Meeting. The proxy statement, form of proxy, and voting instructions are first being made available to stockholders on or about April 28, 2025 at www.envisionreports.com/TTI for registered holders and at www.proxyvote.com for beneficial holders.

Your vote is important!
Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

By Order of the Board Of Directors

Kimberly M. O'Brien
Corporate Secretary

April 24, 2025
The Woodlands, Texas

PROXY STATEMENT
Table of Contents

PROXY STATEMENT SUMMARY	4		Board Leadership Structure; Separation of
			Positions of Board Chair and Chief Executive Officer	33
Proposal No. 1: Election of Directors	9		Board Oversight of TETRA	33
Board Recommendation	9		Stockholder Engagement	37
Vote Required	9		Sustainability	37
Nominees for Director	10		Stock Ownership Guidelines	38
			Board Committees and Meetings	38
Proposal No. 2: Advisory Vote to Approve Executive			Board and Committee Succession Planning	39
Compensation	16		Director Nominations by the Nominating,
Board Recommendation	17		Governance, and Sustainability Committee	41
Vote Required	17		Minimum Qualities and Skills	42
			Director Nominations Submitted by Stockholders	42
Proposal No. 3: Ratification of Selection of			Director Tenure	43
Independent Registered Public Accounting Firm	18		Director Orientation and Continuing Education	43
Independence of our Independent Auditor	18		Board and Committee Self-Evaluation Process	43
Audit Partner Rotation	18		Executive Sessions of the Board of Directors	44
Considerations Regarding Appointment	18		Communications with Directors	44
Board Recommendation	18		Executive Succession Planning	44
Vote Required	19		Insider Trading Policy (Including Hedging)	45
			Certain Transactions	45
Proposal No. 4: Approval of the Amendment and
Restatement of our Second Amended and Restated		AUDIT COMMITTEE REPORT		46
2018 Equity Incentive Plan	20		Fees Paid to Principal Accounting Firm	48
Board Recommendation	20		Audit Committee Preapproval Policies
Background of the Proposal	20		and Procedures	48
Stockholder Approval	21
Factors Considered in Setting Size of Requested		EXECUTIVE OFFICERS		49
Share Reserve	21
Equity Compensation Plan Information	21	COMPENSATION DISCUSSION & ANALYSIS		52
Non-Stockholder Approved Plans	22	I.	Executive Summary	52
Shares Available for Grant & Outstanding Awards	22		Company Operations and Performance	52
Burn Rate	22		Positive Say-on-Pay Vote Outcome and
Potential Dilution	23		Stockholder Engagement	53
Key Compensation Practices	23		Overall Compensation Structure	53
Description of the Amended and Restated 2018			Key Compensation Practices and Policies	54
Plan	24	II.	Compensation Philosophy	54
U.S. Federal Income Tax Consequences	28		Overview of Compensation Philosophy	54
New Plan Benefits and Options Outstanding	30	III.	Roles and Processes	55
Vote Required	30	IV.	Compensation Elements	58
			Base Salary	59
CORPORATE GOVERNANCE	31		Annual Cash Incentives	59
Corporate Governance Guidelines	31		Long-Term Incentives	61
Plurality Plus Vote Policy	31		Policies and Practices Related to Timing of Grants of
Corporate Governance Documents	31		Certain Equity-Based Awards	65
Director Independence and Transactions	32		Retirement, Health, and Welfare Benefits	65

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY
This summary provides an overview of selected information contained elsewhere in the Proxy Statement and does not contain all the information you should consider. You should refer to the remainder of the Proxy Statement for more information about us and the proposals you are being asked to consider.

Annual Meeting of Stockholders

Date & Time Thursday, June 12, 2025 8:30 a.m. local time	Location 24955 Interstate 45 North The Woodlands, TX 77380	Record Date April 23, 2025

Voting Matters
Stockholders will be asked to vote on the following matters at the Annual Meeting:

		Board Recommendation	Page Reference
Management Proposals
1 -	Election of Directors	Vote FOR each director nominee	9
2 -	Advisory vote to approve executive compensation	Vote FOR	16
3 -	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm	Vote FOR	18
4 -	Approval of our Third Amended and Restated 2018 Equity Incentive Plan	Vote FOR	20

TETRA Technologies, Inc. | 4

PROXY STATEMENT SUMMARY

Snapshot of 2025 Director Nominees
Our director nominees exhibit an effective mix of experience and perspective. The following chart summarizes the independence and tenure of our director nominees.

Independence	Tenure

Thomas R. Bates, Jr.	Christian A. Garcia	John (“Jay”) F. Glick Board Chair	Angela D. John

Sharon B. McGee	Brady M. Murphy Chief Executive Officer	Julia A. Sloat	Shawn D. Williams
TETRA Technologies, Inc. | 5

PROXY STATEMENT SUMMARY

2025 Nominees	Tenure	Independent	Committee Memberships			Other Public
	(years)		Audit	HCMCC	NGSC	Directorships
Thomas R. Bates, Jr.	13	✓		C		2
Christian A. Garcia *(1)	2	✓				3
John (“Jay”) F. Glick	11	✓	Ex-Officio Member of all committees			0
Angela D. John	1	✓				1
Sharon B. McGee	3	✓			C	0
Brady M. Murphy	6	CEO				0
Julia A. Sloat*	New Nominee	✓				1
Shawn D. Williams	4	✓				1

HCMCC = Human Capital Management & Compensation Committee	C = Chair
NGSC = Nominating, Governance, and Sustainability Committee	= Member
*= Audit Committee Financial Expert
(1) Chair of the Audit Committee following the Annual Meeting

Summary Board Matrix:

Our director nominees’ primary skills and experience are highlighted in the following matrix. The matrix is intended as a high-level summary of key skills and not an exhaustive list of each director’s skills or contributions to our Board.

	Bates	Garcia	Glick	John	McGee	Murphy	Sloat	Williams	Totals
Current/Former C-Suite Executive	●	●	●			●	●	●	6
Operating Experience	●		●	●	●	●	●	●	7
Traditional/Transitional Energy Experience	●	●	●	●	●	●	●		7
Industrials/Specialty Materials/Chemicals Experience		●	●		●	●		●	5
Strategic Growth/Market Expansion			●	●	●	●	●		5
Finance/Accounting/Capital Markets	●	●			●		●		4
Global Business	●	●	●		●	●	●	●	7
Health, Safety and Sustainability				●	●	●	●		4
Information Security/Cyber Oversight				●	●		●	●	4
Outside Public Company Board Experience	●	●	●	●			●	●	6

Corporate Governance Highlights
We continuously monitor developments and best practices in corporate governance and enhance our practices as warranted and based on stockholder feedback. Our practices include policies and structures that we believe are sound and effective corporate governance practices, including:

●	Plurality voting standard with a director resignation policy ("plurality plus") in the election of directors
●	Annual election of all directors
●	Separation of Board Chair and Chief Executive Officer positions
TETRA Technologies, Inc. | 6

PROXY STATEMENT SUMMARY

●	Regular meetings of our non-employee independent directors
●	Thoughtful Board evaluation process
●	Director and executive succession planning
●	Formal onboarding program for new directors
●	Rigorous stock ownership guidelines applicable to directors and executive officers
●	A prohibition against directors, executive officers and employees holding our securities in margin accounts or pledging our securities, absent company approval
●	A prohibition against directors, executive officers and employees engaging in certain hedging transactions with respect to our securities
●	Executive Officer change in control benefits that are subject to “double trigger”
●	An independent compensation consultant hired by and reporting to the Human Capital Management and Compensation Committee
●	Compensation clawback policy that provides us with a mechanism to recover incentive compensation paid to our executive officers in certain circumstances
●	Written Human Rights Standards
●	No supermajority voting provisions in either our Amended and Restated Certificate of Incorporation (as may be amended or restated from time to time, our “Certificate of Incorporation”) or our Second Amended and Restated Bylaws (as may be amended from time to time, our “Bylaws”)
●	Stockholders have the right to request a special meeting

Business Highlights

●	Completion Fluids & Products Division continues to post strong results and build a robust backlog of deepwater projects, including a recently awarded multi-well CS Neptune project and a multi-well, multi-year deepwater contract in Brazil. In addition, as previously announced, we have continued to expand our offerings by vertically integrating and developing our bromine assets to enhance margins, reduce dependence on third-party suppliers, and increase production volumes to meet the growing energy storage opportunities
●	Water & Flowback Services Division has been well-positioned to benefit from customer adoption of our new automation technologies and emerging produced water desalination opportunities. In addition, we recently announced a significant milestone for TETRA TDS Oasis, our proprietary water treatment and desalination technology that can be used for beneficial re-use and mineral extraction
●	Continued our commitment to pursuing low-carbon energy initiatives that leverage our fluids and aqueous chemistry core competencies, our significant bromine and lithium assets and technologies, and our leading calcium chloride production capabilities
●	Achieved several key milestones necessary to develop our brine leases in Arkansas for future bromine and lithium bromine production
●	Prioritized our strategic investments on projects that can immediately impact our near-term results, with a focus on TETRA CS Neptune fluids in the Gulf of America, TETRA PureFlow+ electrolyte shipments to Eos Energy Enterprises, and further advancing our water desalination commercial pilot units that are expected to subsequently transition into long-term contracts for commercial desalination plants
●	Strong focus on QHS&E drives product and service delivery
●	Fourth quarter recognized favorable adjustment of $97.5 million to deferred tax assets valuation allowance, enhancing our ability to realize stronger cash flows in the future

Financial Results

●	Net income before taxes and discontinued operations of $28.7 million, a -9% decrease from 2003 and a 157% increase over 2022
●	Revenue of $599 million, a -4% decrease from 2023 and an 8% increase over 2022
●	Adjusted EBITDA* of $99.4 million, a -7% decrease from 2023 and a 27% increase over 2022
●	Return on Net Capital Employed (RONCE)* of 15.1% in 2024, 20.5% in 2023, and 13.4% in 2022
●	Over the 3-year period of 2022 through 2024, 3% increase in total stockholder return ("TSR")
* Adjusted EBITDA and RONCE are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see Appendix A – Information Regarding Non-GAAP Financial Measures - for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures
TETRA Technologies, Inc. | 7

PROXY STATEMENT SUMMARY

Three-Year Performance Highlights
3-Year Change (2024/2022)
TTI Cumulative TSR
2024
$182.65
2023
$230.61
2022
$176.53
+3%
Peer Group Cumulative TSR
2024
$54.90
2023
$59.61
2022
$96.40
-43%
TTI Adjusted EBITDA (in millions)
2024
$99.4
2023
$106.8
2022
$78.1
+27%
TTI Total Revenue (in millions)
2024
$599.1
2023
$626.3
2022
$553.2
+8%
TTI Return on Net Capital Employed (RONCE)
2024
15.1%
2023
20.5%
2022
13.4%
+13%

Executive Compensation Highlights
Below is a list of our 2024 Named Executive Officers, or “NEOs,” and select 2024 compensation highlights. Our executive compensation program reflects a fundamental belief that compensation should be competitive with the broad market in which we compete for executive talent, and commensurate with the performance of the individual executives and the Company. For additional information on the 2024 compensation of our NEOs, please refer to the Compensation Discussion and Analysis (“CD&A”), beginning on page 52.
2022 NEOs

Brady M. Murphy President & Chief Executive Officer	Elijio V. Serrano Sr. Vice President & Chief Financial Officer	Matthew J. Sanderson Exec. Vice President & Chief Commercial Officer	Timothy C. Moeller Sr. Vice President	Roy E. McNiven Sr. Vice President

2024 NEOs	Change in Annual Base Salary (2023 to 2024)	Change in Target Annual Bonus (2023 to 2024)	Percentage of 2024 Total Target Direct Compensation that is Variable or Performance-Based
Brady M. Murphy	5.0%	no change	84.2%
Elijio V. Serrano	4.0%	no change	76.2%
Matthew J. Sanderson	3.9%	no change	70.6%
Timothy C. Moeller	4.7%	no change	68.8%
Roy E. McNiven	4.4%	no change	69.7%

TETRA Technologies, Inc. | 8

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

PROPOSALS
Proposal No. 1 — Election of Directors

The Board recommends a vote FOR the election of each nominee

Retirement of Current Board Member and New Director Nominee
Mark E. Baldwin, a current member of our Board of Directors and Chair of the Audit Committee, will retire from the Board upon the expiration of his term at the upcoming Annual Meeting and, as such, Mr. Baldwin has not been nominated for reelection.

Our Board of Directors determined that Christian A. Garcia would succeed Mr. Baldwin as Chair of the Audit Committee immediately following the Annual Meeting.

Julia A. Sloat, who has not previously served on the Board of Directors, has been nominated to fill the vacancy resulting from the retirement of Mr. Baldwin.

Proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees for director set forth below.

Board Recommendation
Our Board of Directors believes that each director nominee for election at the Annual Meeting is highly qualified. The director nominees’ biographies (below) describe the specific experience, qualifications, attributes, and skills that have been considered by the Nominating, Governance and Sustainability Committee and contributed to such individuals’ being nominated for our Board of Directors. As their biographies indicate, all the director nominees possess significant leadership and professional experience, knowledge, including energy and specialty chemicals industry knowledge, and skills that qualify them for service on our Board of Directors. Each nominee, other than Mr. Murphy, our President and Chief Executive Officer, satisfies the independence requirements under the listing standards of the New York Stock Exchange (“NYSE”). All nominees satisfy the criteria stated in our Corporate Governance Guidelines and possess the personal characteristics essential for the proper and effective functioning of our Board of Directors.

The terms of office of each of the eight current directors will expire at the time of the Annual Meeting. The Nominating, Governance and Sustainability Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR”, the election of the eight persons listed below who have been nominated to serve one-year terms as directors. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director, if elected.

Vote Required
A plurality vote is required for the election of directors in Proposal No. 1. This means that, if a quorum is present at the Annual Meeting, the eight nominees receiving the greatest numbers of “FOR” votes will be elected to serve as directors. Please see the "General Information About the Meeting and Voting" section in this Proxy Statement for additional information.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld by you. A ballot for a nominee that is marked "WITHHOLD" will not be counted as a vote cast. Any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker non-votes will not be considered in the vote totals and will have no effect on the vote regarding the election of directors. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

TETRA Technologies, Inc. | 9

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
Plurality Plus Voting Policy: Our Corporate Governance Guidelines provide that in an uncontested election (that is, an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes WITHHELD for his or her election than votes FOR such election shall, following certification of the stockholder vote, unless such nominee has previously submitted an irrevocable resignation in accordance with the director resignation policy, promptly tender his or her resignation to the Board Chair. The Nominating, Governance and Sustainability Committee is required to recommend to the Board of Directors whether such tendered resignation should be accepted or rejected. The Board of Directors will then determine whether to accept or reject the tendered resignation. Following the Board of Director’s decision on the Nominating, Governance and Sustainability Committee’s recommendation, we will promptly disclose the Board of Director’s decision and decision-making process regarding a tendered resignation in a document filed with the Securities and Exchange Commission (the “SEC”). Each of the director nominees has previously submitted an irrevocable resignation letter in accordance with the director resignation policy. Please read our Corporate Governance Guidelines posted in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com for more information regarding our plurality plus vote policy.

Nominees for Director
The nominees for election as directors are as follows:

Name	Age	Position with Us	Tenure (years)	Other Public Directorships
Thomas R. Bates, Jr.	75	Independent Director	13	2
Christian A. Garcia	61	Independent Director	2	3
John (“Jay”) F. Glick	72	Board Chair, Independent Director	11	0
Angela D. John	54	Independent Director	1	1
Sharon B. McGee	60	Independent Director	3	0
Brady M. Murphy	65	Director, President and CEO	6	0
Julia A. Sloat	56	N/A - New Director Nominee	N/A	1
Shawn D. Williams	62	Independent Director	4	1

See “Beneficial Stock Ownership of Certain Stockholders and Management” on page 86 for information regarding the number of shares of the Company's common stock, par value $0.01 per share (the "common stock") owned by each nominee.

Thomas R. Bates, Jr., Ph.D., Independent Director
Key Skills
• C-Suite Leadership • Operating Experience • Traditional/ Transitional Energy Experience	• Investment/ Capital Markets • Global Business Experience • Public Company Board Experience
Key Expertise Provided to the Board
Dr. Bates has been a member of the Board since 2011, serving as Chair of the Human Capital Management and Compensation Committee since 2014. He brings over 40 years of experience in oil service management, operations, energy private equity, and public board experience.
TETRA Technologies, Inc. | 10

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Committees:	Career Highlights
Human Capital Management and Compensation (Chair)
Other Current Public Boards:
SSR Mining, Inc. (NASDAQ/TSX: SSRM)
Vantage Drilling International (Euronext Growth Oslo: VDI)
Former Public Boards:
Independence Contract Drilling, Inc. (OTC: ICIDQ) 2014-June 2020
Weatherford International Plc (NASDAQ: WFRD) 2019-June 2020
Tidewater, Inc. (NYSE: TDW)
Alacer Gold Corporation (TSX: ASR)
Hercules Offshore, Inc. (OTC: HEROQ)
T-3 Services, Inc. (NASDAQ: TTES)
Education:
Ph.D., Mechanical Engineering, University of Michigan
Age: 75

Dr. Bates is an adjunct professor in the Finance Department at Texas Christian University, teaching in the MBA program at the Neeley School of Business and serving on the board of the Ralph Lowe Energy Institute. He also teaches Geopolitics and Energy in the Master of Supply Chain program and Corporate Finance and Valuation in the Master of Strategic Management Consulting at SKEMA Business School in France. Previously, Dr. Bates served as a Managing Director and Senior Advisor of Lime Rock Management LP, an energy-focused private equity firm. He has also held executive positions, including CEO of Weatherford Enterra, Inc., and Senior Vice President and President of the Discovery Group at Baker Hughes Incorporated, where he was responsible for the post-acquisition integration of Western Atlas, an oilfield services company. He also spent 15 years with Schlumberger in both domestic and international locations. Dr. Bates began his career with Shell Oil Company, where he conducted drilling research. Dr. Bates has been a personal investor and/or a corporate investor in more than a dozen oil service technology startups.

Christian A. Garcia, Independent Director
Key Skills
• C-Suite Leadership • Traditional/ Transitional Energy Experience • Industrials/ Infrastructure Experience	• Finance/ Accounting/ Capital Markets • Global Business Experience • Public Company Board Experience
Key Expertise Provided to the Board
Mr. Garcia has been a member of the Board since May 2023 and serves on both the Audit Committee and the Nominating, Governance, and Sustainability Committee. He brings over 30 years of financial leadership experience across various industries, including oilfield services, automotive electronics, software, consulting, and business equipment.

Committees:	Career Highlights
Audit
Nominating, Governance and Sustainability
Other Current Public Boards:
Dana, Inc. (NYSE: DAN)
Bausch Health Companies, Inc. (NYSE: BHC)
Mueller Water Products, Inc. (NYSE: MWA)
Former Public Boards:
Keane Group, Inc. (NYSE: FRAC)
Education:
B.S., University of the Philippines
Master’s, Business, Purdue University
Age: 61

Mr. Garcia previously served as Executive Vice President and Chief Financial Officer at BrandSafway, a provider of industrial services solutions to commercial, industrial, and infrastructure markets, from October 2020 to May 2023. Prior to BrandSafway, Mr. Garcia served as Executive Vice President and Chief Financial Officer of Weatherford International (NASDAQ: WFRD), an oil services company, from January 2020 to August 2020, and Executive Vice President and Chief Financial Officer of Visteon Corporation (NASDAQ: VC), a provider of automotive cockpit electronics, from 2016 to October 2019. Mr. Garcia also served as acting Chief Financial Officer of Halliburton Company (NYSE: HAL), where he progressed through a variety of leadership positions, including Chief Accounting Officer, Treasurer and Senior Vice President, Investor Relations. For the period August 2020 to October 2020 and October 2019 to January 2020, Mr. Garcia was self-employed.

TETRA Technologies, Inc. | 11

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

John (“Jay”) F. Glick, Board Chair, Independent Director
Key Skills
• C-Suite Leadership • Operating/ M&A Experience • Traditional/Transitional Energy Experience • Industrials/ Materials Experience	• Global Business Experience • Strategic Growth/ Market Expansion • Public Company Board Experience
Key Expertise Provided to the Board
Mr. Glick has been Chairman of the Board since 2022, a member of the Nominating, Governance, and Sustainability Committee from 2015 to May 2023, including chair of that committee from 2015 to May 2022, and a member of the Human Capital Management and Compensation Committee from 2014 to May 2022. He joined the Board in 2014. He brings extensive experience in the oilfield services industry, drawn from the various leadership positions he has held throughout his career.

Committees (Ex-Officio):	Career Highlights
Audit
Human Capital Management and Compensation
Nominating, Governance and Sustainability
Other Current Public Boards:
None
Former Public Boards:
Hunting PLC (LSE: HTG.L) 2015-April 2024
Weatherford International Plc (NASDAQ: WFRD) 2019-June 2020
Education:
B.S., Journalism, University of Kansas
Management Development Program, Harvard Graduate School of Business
Age: 72

Mr. Glick previously served in roles of increasing responsibility at Lufkin Industries, Inc., concluding with President and Chief Executive Officer. During his tenure, he oversaw the company's growth as a public company and its eventual sale to General Electric. Previously, Mr. Glick served as Vice President and General Manager of Lufkin's Power Transmission Division. He also served as Vice President and General Manager of Lufkin's Oilfield Division. Before joining Lufkin, Mr. Glick held several senior management positions with Cameron Iron Works, Inc.

Angela D. John, Independent Director
Key Skills
• Clean/ Transitional Energy Experience • Strategic Growth/ Market Expansion • Operating Experience	• Information Security/ Cyber • Sustainability • Public Company Board Experience
Key Expertise Provided to the Board
Ms. John has been a member of the Board since March 2024 and serves as a member of the Audit Committee and the Nominating, Governance, and Sustainability Committee. She brings nearly 30 years of experience in the energy sector, with expertise in clean energy business development and commercialization strategies.

TETRA Technologies, Inc. | 12

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Committees:	Career Highlights
Audit
Nominating, Governance and Sustainability
Other Current Public Boards:
Parkland Corporation (TSX: PKI)
Former Public Boards:
None
Education:
B.S., Chemical Engineering, University of Houston
M.B.A, Northwestern University
NACD Directorship Certification through the NACD Directorship Certification program
NACD CERT Certificate, Cyber-Risk Oversight
Age: 54

Ms. John has served as an energy industry advisor focused on clean energy business development and commercialization strategies since October 2020. Previously, from January 2021 to September 2022, Ms. John served as Director of Innovation and Strategy for New Energy Ventures at The Williams Companies, Inc. (NYSE: WMB). Prior to that, she held various leadership positions at BP p.l.c. (NYSE/LSE: BP) over a 27-year period, including Vice President of Marketing and Supply for NGLs, Senior Vice President of Marketing and Origination, and Director of Structured Products, where she focused on renewable fuels development.

Sharon B. McGee, Independent Director
Key Skills
• Operating Experience • Transitional Energy Experience • Materials/ Specialty Chemicals • Strategic Growth/ Market Expansion	• Investor Relations • Global Business Experience • Health, Safety & Sustainability • Information Security/ Cyber
Information Security/ Cyber
Ms. McGee has been a member of the Board since February 2022, chair of the Nominating, Governance and Sustainability Committee since May 2024, and has served on both the Human Capital Management and Compensation Committee and the Nominating, Governance, and Sustainability Committee since February 2022. She brings extensive experience in the chemicals industry, particularly in lithium and bromides markets.

Committees:	Career Highlights
Nominating, Governance and Sustainability (Chair) Human Capital Management and Compensation
Other Current Public Boards:
None
Former Public Boards:
None
Education:
B.S., Chemical Engineering, University of Arkansas
M.S., Chemical Engineering, University of Arkansas
Executive M.B.A, Louisiana State University
NACD Directorship Certification through the NACD Directorship Certification program
NACD CERT Certificate, Cyber-Risk Oversight
Age: 60

Ms. McGee founded SDBM Executive and Strategic Advisory LLC in 2021, an independent advisory service to the new energy, chemicals, materials, mining, and oil and gas industries. Previously, Ms. McGee had a 33-year tenure at Albemarle Corporation (NYSE: ALB), one of the largest global producers of lithium/ lithium derivatives and bromine/ bromine derivatives. She held positions of increasing responsibility over her extensive career at Albemarle, including: Vice President, Investor Relations & Corporate Development; Vice President, Asia Pacific Region and Global Fire Safety Sales; Vice President, Sales, Americas; Division Vice President, Performance Chemicals; and Global Business Director, Industrial Bromides. She was heavily involved in many of the strategic discussions with respect to Albemarle’s lithium and bromine operations.
TETRA Technologies, Inc. | 13

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Brady M. Murphy, President and Chief Executive Officer
Key Skills
• C-Suite Leadership • Traditional/ Transitional Energy Experience • Health, Safety & Sustainability	• Global Business Experience • Deep Operational Experience • Strategic Growth/ Market Expansion
Key Expertise Provided to the Board
Mr. Murphy has served as President and Chief Executive Officer since 2019 and has been a member of the Board of Directors since 2018. He has more than 35 years of global operations, engineering, manufacturing and business development experience in a variety of areas within the energy industry, including deepwater, mature fields and unconventional assets.

Committees:	Career Highlights
None Other Current Public Boards: None Former Public Boards: None Education: B.S., Chemical Engineering, Pennsylvania State University Advanced Management Program, Harvard Business School Age: 65	Mr. Murphy served as our Chief Operating Officer prior to his current role as President and CEO. Before joining TETRA, Mr. Murphy was Chief Executive Officer of Paradigm Group B.V., a private company focused on strategic technologies for the upstream energy industry. Mr. Murphy previously served at Halliburton (NYSE: HAL) for 26 years and held numerous international and North American positions, including Senior Vice President, Global Business Development and Marketing; Senior Vice President, Business Development Eastern Hemisphere; and Senior Vice President, Europe/Sub-Saharan Africa Region. Earlier in his career, Mr. Murphy held several positions at Gerhart Industries.

Julia A. Sloat, New Director Nominee
Key Skills
• C-Suite Leadership • Executive Operating Experience • Traditional/ Transitional Energy Experience • Health, Safety & Sustainability	• Strategic Growth/ Market Expansion • Finance/ Accounting • Global Business Experience • Information Security/ Cyber • Public Company Board Experience
Key Expertise Provided to the Board
Ms. Sloat brings extensive experience in the energy and industrial sectors including prior roles as CEO and CFO of a public company.
TETRA Technologies, Inc. | 14

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Committees:	Career Highlights
None
Other Current Public Boards:
Jacobs Solutions, Inc. (NYSE: J)
Former Public Boards:
Evoqua Water Technologies Corporation (NYSE: AQUA) May 2022-May 2023 (acquired by Xylem Inc.)
Park National Corporation (NYSE: PRK) 2015-April 2021
Education:
B.S., The Ohio State University
M.B.A., The Ohio State University
Age: 56

Ms. Sloat most recently served as Chairman of the Board, President, and Chief Executive Officer of American Electric Power, an electric energy company with the nation’s largest electric transmission network, from October 2023 until February 2024, subsequent to assuming the President’s role in September 2022 and serving as the President and Chief Executive Officer from January 2023 through September 2024. She led the company’s energy transition, expanding its renewable energy generation portfolio and its development of new offerings. Ms. Sloat has been retired since February 2024 and brings over 23 years of experience at American Electric Power where she also served as Chief Financial Officer and Senior Vice President -Treasury and Risk, from January 2019 to December 2020 and from January 2013 to April 2016, leading multiple finance teams including investor relations. Additionally, she served as President and Chief Operating Officer of AEP Ohio, a subsidiary of American Electric Power serving 1.5 million customers.

Shawn D. Williams, Independent Director
Key Skills
• C-Suite Leadership • Executive Operating Experience • Industrials/ Materials/ Specialty Chemicals Experience	• Global Business Experience • Information Security/ Cyber • Public Company Board Experience
Key Expertise Provided to the Board
Mr. Williams has been a member of the Board since March 2021, serving on both the Audit Committee and the Human Capital Management and Compensation Committee. He brings over three decades of leadership experience across various industries, including chemicals, materials, and industrial sectors.

Committees:	Career Highlights
Audit
Human Capital Management and Compensation
Other Current Public Boards:
Kirby Corporation (NYSE: KEX)
Former Public Boards:
Marathon Oil Corporation (NYSE: MRO) February 2023-November 2024 (acquired by ConocoPhillips)
Education:
B.S., Electrical Engineering, Purdue University
M.B.A., University of California, Berkeley
NACD CERT Certificate, Cyber-Risk Oversight
Age: 62

Most recently, Mr. Williams served as the Chief Executive Officer of Nexeo Plastics Holdings, Inc., a global plastics distributor, from April 2019 to June 2020, after which he retired. Before being named Chief Executive Officer, Mr. Williams served as Executive Vice President of Nexeo Solutions, Inc.. Previously, Mr. Williams served as President of Momentive Global Sealants, a global specialty sealants business, and President of Momentive Performance Materials, a silicone specialty materials business. Earlier in his career, Mr. Williams spent 22 years serving in industrial and material business leadership roles at General Electric Company and led businesses globally in the Americas, Europe, and Asia across a broad sector of markets. Mr. Williams has also served as Executive Chairman of the Board of Managers of Covia Holdings LLC (“Covia”), a provider of minerals-based solutions serving the industrial and energy markets, since January 2022. He previously served as Board Chair, from December 2020 to December 2021, and Acting Chief Executive Officer of Covia from June 2021 to December 2021.

More details on our Board of Directors and corporate governance documents can be found starting on page 31.
TETRA Technologies, Inc. | 15

PROPOSAL NO. 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Proposal No. 2 — Advisory Vote to Approve Executive Compensation

The Board recommends a vote FOR this Proposal

In Proposal No. 2, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers (collectively, the “Named Executive Officers” or “NEOs”) pursuant to Section 14A of the Exchange Act, as disclosed in this Proxy Statement in accordance with SEC rules. While this vote is not binding on our Company, the results of the votes on this proposal will be carefully considered by the Board of Directors and the Human Capital Management and Compensation Committee (“HCMCC”) of our Board of Directors when making future executive compensation decisions. The next such vote will occur at the 2026 Annual Meeting.

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, our compensation philosophy is designed to enable us to recruit and retain the highly qualified and competent executives that are crucial to our long-term success while ensuring that a significant portion of the compensation opportunities available to them are tied to performance; thus aligning their interests with the interests of our stockholders.

The following are some of the key topics discussed in greater detail in the CD&A and in other sections of this Proxy Statement, and stockholders are encouraged to read these other sections.

•	Every member of our HCMCC is independent, as independence is defined in the listing standards of the NYSE (page 32).
•	We maintain an Incentive-Based Compensation Recoupment Policy that provides a mechanism for us to recover incentive-based compensation paid to our executive officers (page 66).
•
Our HCMCC has established a thorough process for the review and approval of our compensation programs and practices and it has retained and directed an independent compensation consultant to assist in the discharge of its duties (page 55).

•	Our Board of Directors has adopted stock ownership guidelines that apply to our directors and executive officers (pages 38 and 67).
•	We employ our executive officers “at will” under employment agreements similar to those executed by all our employees (page 66).
•
Our insider trading policy prohibits transactions involving short sales, the buying and selling of puts, calls, or other derivative instruments, and certain forms of hedging or monetization transactions involving our securities (page 45).

•	On an annual basis, our HCMCC awards performance-based, long-term cash incentives to certain of our executive officers to supplement the long-term performance-based incentive and retention value provided by time-vesting equity awards.
•	A significant portion of our executive officers’ compensation is in the form of long-term incentive awards that are tied to the long-term performance of our stock and certain key measures that drive stockholder returns. The process by which the HCMCC determines the structure of these long-term incentive awards takes into account TETRA’s performance relative to our peers and internal budgeted expectations, market compensation and the need to retain executive talent over the long-term, and alignment with the experience of our long-term stockholders.
•
We believe that providing both short- and long-term incentive compensation awards also helps reduce risks to us or our stockholders that could arise from excessive focus on short-term performance (page 83).

TETRA Technologies, Inc. | 16

PROPOSAL NO. 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Our Board of Directors believes that our compensation program is effective in implementing our compensation philosophy and furthering our strategic goals and objectives. Pursuant to SEC rules, we are asking our stockholders to approve the compensation of our NEOs as disclosed in the CD&A (beginning on page 52), the compensation tables (beginning on page 69) and the narrative discussion following the compensation tables. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders of TETRA Technologies, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Company’s 2025 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement.”

Board Recommendation
The Board of Directors recommends that you vote “FOR” approval of the named executive officer compensation as disclosed pursuant to the executive compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion as contained in this Proxy Statement. Proxies returned will be so voted unless contrary instructions are indicated thereon.

Vote Required
Approval of Proposal No. 2, on an advisory basis, requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Brokers do not have discretionary authority to vote on the advisory vote to approve executive compensation. Consequently, broker non-votes will not be considered in the vote totals for this proposal and will have no effect on the vote. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal. Please see the "General Information About the Meeting and Voting" section in this Proxy Statement for additional information.

TETRA Technologies, Inc. | 17

PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 3 — Ratification of Selection of Independent Registered Public Accounting Firm

The Board recommends a vote FOR this Proposal

Proposal No. 3 requests stockholder approval of the Audit Committee’s selection of the firm of Grant Thornton LLP (“GT”) as our independent registered public accounting firm, or “independent auditors”, for the year ending December 31, 2025.

Independence of our Independent Auditor
The Audit Committee evaluates the selection of the independent auditors each year and has selected GT for the current year. GT has served as our independent auditors since June 2020. The Audit Committee concluded that many factors contribute to the continued support of GT’s independence, such as the oversight of the Public Company Accounting Oversight Board (“PCAOB”) through the establishment of audit, quality, ethics, and independence standards, in addition to conducting audit inspections, the mandating of reports on internal control over financial reporting, PCAOB requirements for audit partner rotation, and limitations imposed by regulation and by our Audit Committee on non-audit services provided by GT. The Audit Committee reviews and pre-approves all audit and non-audit services to be performed by GT as well as reviews and approves the fees charged by GT for such services. The Audit Committee pre-approved all audit and non-audit services performed by GT during the last two fiscal years. In its review and pre-approval of non-audit service fees, the Audit Committee considers, among other factors, the possible impact of the performance of such services on the auditors’ independence. In addition, under the auditor independence rules, GT reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed in those rules. Please see the Audit Committee Report on page 46 for additional information regarding the Audit Committee’s evaluation of GT.

Audit Partner Rotation
In accordance with SEC rules, audit partners for independent registered public accounting firms are also subject to rotation requirements that limit the number of consecutive years an individual partner may serve in certain roles. For lead and concurring audit partners, the maximum is five consecutive years of service. We select the lead partner from our independent registered public accounting firm pursuant to this rotation policy following meetings with potential candidates and discussions between the Audit Committee and management.

Considerations Regarding Appointment
The Audit Committee considers, among other factors, the fact that we require global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit service items, including statutory audits and various regulatory certification items. Some of these services are provided to us by multinational audit and accounting firms other than GT. A change in our independent auditor may require us to replace one or more of these other multinational service providers and could significantly disrupt our business due to a loss of cumulative knowledge in such service providers’ areas of expertise.

Board Recommendation
The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of GT as our independent registered public accounting firm for the 2025 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

As a matter of good corporate governance, the Board of Directors submits the selection of the independent registered public accounting firm to our stockholders for ratification. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2025, but the Audit Committee may also elect to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the committee determines that such change would be appropriate. Representatives of GT are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

TETRA Technologies, Inc. | 18

PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Vote Required
Approval of Proposal No. 3 requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Proposal No. 3 is considered to be "routine" under NYSE rules. As such, brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, there will be no broker non-votes for this proposal. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal. Please see the "General Information About the Meeting and Voting" section in this Proxy Statement for additional information.

TETRA Technologies, Inc. | 19

PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

Proposal No. 4 — Approval of the Amendment and Restatement of our Second Amended and Restated 2018 Equity Incentive Plan

The Board recommends a vote FOR this Proposal

Board Recommendation
The use of equity-based awards under the TETRA Technologies, Inc. Second Amended and Restated 2018 Equity Incentive Plan (as amended, the “2018 Plan”) is a key component of our compensation program. The ability to grant equity-based awards is critical to attracting and retaining highly qualified individuals. The Board of Directors believes it is in the best interests of the Company and our stockholders for those individuals to have an ownership interest in the Company in recognition of their present and potential contributions and to align their interests with those of our stockholders.

The current number of shares of our common stock available for grants under the 2018 Plan is insufficient to meet the goals of our compensation program going forward. Accordingly, our Board of Directors has approved and recommends that our stockholders approve the Third Amended and Restated 2018 Equity Incentive Plan (the “Amended 2018 Plan”) to (i) increase the number of shares of common stock available for issuance and (ii) enhance certain governance provisions within the 2018 Plan, including the express prohibition on the payment of dividends on unvested awards. If the proposed Amended 2018 Plan is approved by our stockholders, the Amended 2018 Plan will provide us with additional shares with which to create incentives for our employees, officers, directors and consultants and will enable us to provide a competitive mix of compensation to our key employees.

The Board of Directors recommends that you vote “FOR” the Amended 2018 Plan, and proxies returned will be so voted unless contrary instructions are indicated thereon.

Background of the Proposal
Historically the Company maintained the 2018 Plan as well as a 2018 Non-Employee Director Equity Incentive Plan (the “Director Plan”), a stand-alone equity plan for non-employee directors. The 2018 Plan and the Director Plan were approved by stockholders at the 2018 annual meeting of stockholders. At the 2021 annual meeting of stockholders, stockholders authorized (i) an increase in the number of shares of common stock available for grant under the 2018 Plan and (ii) an amendment to the 2018 Plan to ease the administrative burden of maintaining two equity incentive plans by permitting non-employee directors to participate in the 2018 Plan, such that no further awards may be granted under the Director Plan. At the 2023 annual meeting of stockholders, stockholders authorized an increase in the number of shares of common stock available for grant under the 2018 Plan.

We also have grants outstanding under our 2011 Long Term Incentive Compensation Plan (the “2011 Plan”) and our 2007 Long Term Incentive Compensation Plan (the “2007 Plan”), which continue to be governed by the applicable terms and conditions of the respective plan, although no further options or awards may be granted under such plans. We may also grant inducement equity awards to new employees under our 2018 Inducement Restricted Stock Plan (the “Inducement Plan”), more fully described on page 22. For additional information regarding equity-based awards previously granted by us under the 2011 Plan, 2007 Plan and the Inducement Plan, see Note 13 to our consolidated financial statements on Form 10-K for the year ended December 31, 2024.

On April 16, 2025, our Board of Directors, at the recommendation of our HCMCC, approved the Amended 2018 Plan, subject to approval by our stockholders at our Annual Meeting, in order to (i) increase the number of shares of our common stock available for grant by 4,000,000 shares and (ii) enhance certain governance provisions within the 2018 Plan, including the express prohibition on the payment of dividends on unvested awards. If approved by our stockholders, the aggregate number of shares of our common stock that may be the subject of awards and issued under the Amended 2018 Plan is 20,365,000.
TETRA Technologies, Inc. | 20

PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
Stockholder Approval
Stockholder approval of the Amended 2018 Plan is being sought in order to satisfy the stockholder approval requirements of the New York Stock Exchange (“NYSE”) and Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to enable options granted under the Amended 2018 Plan to qualify as incentive stock options.

If the Amended 2018 Plan is not approved by our stockholders, the 2018 Plan will remain in effect, and we will remain subject to the existing share reserve under the 2018 Plan.

If the stockholders approve the Amended 2018 Plan, it will be effective as of June 12, 2025. A copy of the Amended 2018 Plan is attached to this Proxy Statement as Annex A. In Annex A, we have shown the changes to the 2018 Plan that will result from approval of the Amended 2018 Plan, with deletions indicated by strikeouts and additions indicated by underlining. The following description of the Amended 2018 Plan is not intended to be complete and is qualified by reference to Annex A, which contains the complete text of the Amended 2018 Plan.

If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register additional shares available for delivery under the Amended 2018 Plan.

Factors Considered in Setting Size of Requested Share Reserve
In setting the proposed number of shares reserved and issuable under the Amended 2018 Plan, the HCMCC and our Board of Directors considered a number of factors, including the following:

Equity Compensation Plan Information

In the table below, we provide information about the shares of our common stock that may be issued under the 2018 Plan as of December 31, 2024.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#) (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Shown in the First Column) (#)
Equity compensation plans approved by stockholders (3)
2007 Long Term Incentive	509,880	$6.83	—
2011 Long Term Incentive	1,302,480	$5.15	—
2018 Equity Incentive Plan (4)	3,616,062	$4.19	3,728,158
Total	5,428,422	$5.61	3,728,158
Equity compensation plans not approved by stockholders (5)
2018 Inducement Restricted Stock Plan	—	—	76,495
Total	—	—	76,495
All Plans Total	5,428,422	$5.61	3,804,653
(1)Represents the number of underlying shares issuable under outstanding options and restricted stock units (“RSUs”), under the respective plans. There are 509,880 shares attributable to outstanding options under the Amended and Restated 2007 Long Term Incentive Compensation Plan (the “2007 Plan”) and 1,302,480 shares attributable to outstanding options under the Third Amended and Restated 2011 Long Term Incentive Compensation Plan (the “2011 Plan”). There are 3,599,444 shares attributable to outstanding RSUs and 16,618 shares attributable to outstanding options under the 2018 Plan.
(2)Represents weighted-average exercise price of options outstanding under the 2007 Plan, 2011 Plan and 2018 Plan. See note 1 above with respect to RSUs granted under the 2018 Plan. The weighted-average exercise price does not take these awards into account.
(3)Consists of the 2007 Plan, the 2011 Plan, and the 2018 Plan.
(4)Under the 2018 Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the 2018 Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of one share of common stock on the grant date.
(5)Consists of the 2018 Inducement Restricted Stock Plan. A description of such plan follows.

TETRA Technologies, Inc. | 21

PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
Non-Stockholder Approved Plans

2018 Inducement Restricted Stock Plan

The Inducement Plan was adopted effective as of February 12, 2018. The purpose of the plan is to attract and retain the best available individuals for positions of substantial responsibility by providing a material inducement for such individuals to enter into employment with us or any of our affiliates. In connection with the employment of Brady M. Murphy, currently our President and Chief Executive Officer, the Board of Directors authorized the grant to Mr. Murphy of an employment inducement award of 502,513 shares of restricted stock, effective as of February 12, 2018. Fifty percent of the shares of restricted stock vested on the one-year anniversary date of the grant, 25% vested on the second-year anniversary date of the grant, and the remaining 25% of the shares of restricted stock vested on the third-year anniversary of the date of grant. In addition, in connection with our acquisition of Swiftwater Energy Services, LLC, the Board of Directors authorized the grant of awards totaling 420,992 shares of restricted common stock to thirteen persons as an inducement to their employment with TETRA on February 28, 2018. Subject to their continued employment with us and other terms and conditions set forth in the Restricted Stock Award Agreement between us and each of the individuals, the shares of restricted stock vested 100% on the third-year anniversary of the date of grant. There are 76,495 shares available for future awards under the 2018 Inducement Restricted Stock Plan.

Shares available for grant and outstanding awards

To facilitate approval of the Amended 2018 Plan, we are providing updated information as of our record date, April 23, 2025. As of the close of business on April 23, 2025, there were 133,071,751 shares of our common stock issued and outstanding. The closing sale price of a share of our common stock on the NYSE on that date was $2.47.

•As of April 23, 2025, there were 1,346,450 shares available for issuance under the 2018 Plan. Except for the 76,495 shares available for issuance under the Inducement Plan, there were no shares available for issuance under any other Company equity incentive plan as of such date.

•As of April 23, 2025, there were 4,382,994 shares subject to outstanding full-value awards under the 2018 Plan and 16,618 shares subject to outstanding stock option awards under the 2018 Plan. There were no full-value awards outstanding under any other Company equity incentive plan as of such date.

The following table summarizes information regarding awards outstanding and shares remaining available for grant under the 2018 Plan, the 2011 Plan, the 2007 Plan and under the Inducement Plan, as of the close of business on April 23, 2025:

	2018 Plan	All Other Plans	Inducement Plan
Total shares underlying outstanding stock options	16,618	1,576,473	—
Weighted average exercise price of outstanding stock options	$4.19	$5.79	—
Weighted average remaining duration (years) of outstanding stock options	3.09	1.43	—
Total shares underlying outstanding unvested restricted stock units	4,382,994	—	—
Total shares underlying outstanding unvested time-based restricted stock awards	—	—	—
Total shares available for grant	1,346,450	—	76,495

The HCMCC is focused on using equity to compensate executives in a manner that links executive and stockholder interests while focusing on the overall dilutive impact of that equity. The HCMCC balances the need to attract, motivate, and retain the level of executive talent required to execute the business strategy and achieve operational excellence at TETRA with the need to carefully consider and manage the usage of equity and the resulting equity dilution.

Burn Rate

We manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually. The “burn rate” calculated below shows the dilution of our outstanding equity awards on our total outstanding shares. We have calculated the burn rate under our equity compensation program for the past three years, as set forth on the following table:
TETRA Technologies, Inc. | 22

PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

Time Period	Shares Subject to Options Awards	Shares Subject to Restricted Stock Awards	Weighted Average Number of Shares Outstanding	Burn Rate (%)
Fiscal 2022	0	1,875,854	128,860,797	1.5%
Fiscal 2023	0	2,747,145	129,567,710	2.1%
Fiscal 2024	0	2,536,149	131,809,290	1.9%
		Three-Year Average Burn Rate		1.8%

Estimated duration of shares available for issuance under the Amended 2018 Plan - Based on the shares available as of the record date under the Amended 2018 Plan, the 4,000,000 share increase to the Amended 2018 Plan, and certain assumptions described below, we expect that the share reserve of the Amended 2018 Plan will cover awards for approximately two years. Our estimation of the duration of the Amended 2018 Plan is based on a number of assumptions including the anticipated amount of annual grants under the Amended 2018 Plan, the rate at which shares will be returned to the Amended 2018 Plan reserve through forfeitures, cancellations and the like, and our future stock price performance. While the HCMCC believes that the assumptions utilized are reasonable, future share usage will differ to the extent that actual events differ from our assumptions.

Potential Dilution

The total potential dilution from the 4,000,000 share increase to the Amended 2018 Plan is approximately 8.4% (calculated as the 4,000,000 shares plus the number of shares remaining available under the 2018 Plan and Inducement Plan and the number of shares subject to outstanding awards as of the record date divided by the shares outstanding). Our Board of Directors has considered this potential dilution level and believes it is within the normal range for similarly situated companies.

In addition to overall dilution, in recommending the increase to the share reserve under the Amended 2018 Plan the HCMCC considered annual dilution from our equity incentive plans, as shown on the following table:

	Basic Dilution (1)	Fully Diluted (2)
December 31, 2022	7.2%	6.8%
December 31, 2023	9.1%	8.4%
December 31, 2024	6.8%	6.4%
(1)Basic = (awards outstanding + remaining shares available) / shares outstanding
(2)Fully Diluted = (awards outstanding + remaining shares available) / (shares outstanding + awards outstanding + remaining shares available)

Key Compensation Practices
The Amended 2018 Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•No repricing of underwater options or stock appreciation rights without stockholder approval - The Amended 2018 Plan prohibits actions to reprice options or stock appreciation rights (“SARs”) without stockholder approval.

•No discounted option or SAR grants - The Amended 2018 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant.

•No dividend equivalents paid on unvested awards – The Amended 2018 Plan prohibits dividend equivalents from being granted in connection with stock options or SARs and prohibits payment of dividend equivalents on unvested awards until all conditions or restrictions relating to such award have been satisfied, waived or lapsed.

•No dividends on unvested awards - The Amended 2018 Plan prohibits the payment of dividends on unvested awards until the underlying awards have vested.

•Minimum vesting or performance period for all awards - A minimum vesting or performance period of one year is prescribed for all awards, subject only to limited exceptions.

•Conservative share recycling provisions – We may not add back to the Amended 2018 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding
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PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
obligation in connection with any award, shares that we repurchase using option exercise proceeds, and shares subject to a stock-settled SAR award that are not issued in connection with the settlement of that award.

•No liberal definition of “change in control” - No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

•No automatic accelerated vesting of equity awards upon a change in control – The Amended 2018 Plan only provides for automatic accelerated vesting of equity awards upon a change in control that involves a corporate transaction if such awards are not continued or assumed after the corporate transaction.

Description of the Amended and Restated 2018 Plan

The major features of the Amended 2018 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended 2018 Plan, which is attached to this Proxy Statement as Annex A.

Eligible Participants - Employees and consultants of the Company or any subsidiary and non-employee members of our Board of Directors will be eligible to receive awards under the 2018 Plan. As of April 23, 2025, there were approximately 1,417 employees of the Company and its subsidiaries, seven non-employee members of our Board of Directors (assuming stockholder approval of the director nominations is received as of such date), and approximately 10 consultants who would be eligible to receive awards under the 2018 Plan.

Administration - The Amended 2018 Plan will be administered by the Administrator, which is the Board of Directors or any of its committees that may be administering the plan in accordance with the terms of the plan. To the extent consistent with applicable law, different committees may administer the Amended 2018 Plan with respect to different groups of service providers.

The Administrator has the authority to determine the fair market value of awards, the persons to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, performance criteria, and restrictions of the awards as well as the manner in which awards are paid and settled. The Administrator may also prescribe, amend, or rescind rules to administer the Amended 2018 Plan, adopt special provisions applicable to certain awards (including awards to foreign employees), interpret the Amended 2018 Plan and any related award agreement, reconcile any inconsistency, correct any defect or supply an omission in the Amended 2018 Plan and any related award agreement, determine in what circumstances an award shall be forfeited, accelerate the vesting or extend the exercise period of an award, otherwise amend the terms of outstanding awards to the extent permitted under the Amended 2018 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable tax laws, if a participant’s rights under an impacted award would be adversely affected by such an amendment, the participant must consent to the amendment.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Amended 2018 Plan prohibits the Administrator from repricing any outstanding option or SAR awards without the prior approval of our stockholders.

Subject to certain limitations set forth in the Amended 2018 Plan, the Administrator may also modify the terms of awards under the Amended 2018 Plan with respect to participants who reside outside of the United States or who are employed by a non-U.S. subsidiary of the Company in order to comply with local legal or regulatory requirements.

Available Shares and Limitations on Awards - A maximum of 20,365,000 shares of our common stock may be the subject of awards and issued under the Amended 2018 Plan, subject to adjustment for changes in our corporate structure or shares, as described below. The shares of common stock issuable under the Amended 2018 Plan may come from our authorized but unissued shares or treasury shares. The maximum number of shares that may be subject to stock options or SARs granted to any single participant in any calendar year is 1,000,000 shares. The maximum number of shares that may be subject to restricted stock awards, restricted stock units, performance shares, performance units and other stock-based awards granted to any single participant in any calendar year is 1,000,000 shares. No non-employee director may be granted during any calendar year awards having an aggregate fair market value, determined on the date of grant, in excess of $300,000.

Shares of common stock that are issued under the Amended 2018 Plan or that are potentially issuable pursuant to outstanding awards will reduce the Amended 2018 Plan’s share reserve by one share for each share issued or issuable pursuant to an outstanding award.

Any shares of common stock subject to an award under the Amended 2018 Plan that expires, is canceled or forfeited or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically
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PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
replenish the Amended 2018 Plan share reserve and become available for future awards. The following shares shall not again become available for awards or replenish the share reserve: any shares tendered or withheld to pay the exercise price of an option or to satisfy a tax withholding obligation in connection with any award; any shares repurchased by the Company using option exercise proceeds; and, any shares subject to a stock-settled SAR award that are not issued in connection with the settlement of the SAR award. Awards that may be settled solely in cash will not reduce the share reserve under the Amended 2018 Plan.

Share Adjustment Provisions – If certain transactions occur that cause the per share value of our common stock to change, such as stock dividends, stock splits, spin-offs, rights offerings or certain recapitalizations (referred to as an “equity restructuring”), the Administrator will equitably adjust (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the Amended 2018 Plan, (ii) the number and kind of shares or other securities subject to outstanding awards, (iii) the exercise price of outstanding stock options and SAR awards, and (iv) award limitations under the Amended 2018 Plan. Other types of transactions may also impact our common stock, such as a reorganization, merger, consolidation or partial or complete liquidation of our Company. If there is such a transaction and the Administrator determines that adjustments of the type previously described in connection with the equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the Amended 2018 Plan, the Administrator may make such adjustments as it deems equitable.

Types of Awards - The Amended 2018 Plan permits us to award stock options, SARs, restricted stock awards, restricted stock units, performance units, performance shares, other stock-based awards, and cash-based awards to eligible recipients. These types of awards are described in more detail below.

•Options - Employees of the Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant. “Fair market value” under the Amended 2018 Plan as of any date generally means the closing sale price of a share of our common stock on the NYSE on that date. As of April 23, 2025, the closing sale price of a share of our common stock on the NYSE was $2.47.

The total purchase price of the shares to be purchased upon exercise of an option will be paid in full by the participant (including provision for any applicable tax withholding) in the manner determined by the Administrator and authorized by the award agreement and the Amended 2018 Plan. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date and have an aggregate value equal to the purchase price of the shares being purchased.

An option will vest and become exercisable at such time, in such installments, and subject to such conditions as may be determined by the Administrator, and no option may have a term greater than 10 years from its date of grant. Until shares are issued upon exercise, no dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the Amended 2018 Plan is 20,365,000.

•Stock Appreciation Rights - A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the fair market value of such shares as of the date the SAR was granted. The Administrator determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Administrator but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant. Until shares are issued upon exercise of a SAR award, no dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant and will be subject to such other terms and conditions, consistent with the terms of the Amended 2018 Plan, as may be determined by the Administrator.

•Restricted Stock Awards - A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Administrator. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Administrator may impose such restrictions or conditions on the vesting of restricted stock awards as it deems appropriate, including that we, or any of our subsidiaries or business units, satisfy specified performance goals. No dividends or distributions
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PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
payable with respect to shares that are subject to the unvested portion of a restricted stock award shall be issued or granted with respect to unvested awards, and instead shall be held by us and delivered to the participant, if at all, only upon such award becoming vested. Participants are entitled to vote restricted shares, including unvested restricted shares, unless the Administrator determines otherwise.

•Restricted Stock Unit Awards - A restricted stock unit award is a right to receive shares of our common stock, cash, or other securities equal in value to the fair market value of one share of our common stock on the date of vesting or settlement. Such awards may be time or performance-based awards that vest at such times, in such installments, and subject to such conditions as may be determined by the Administrator. Until it vests or is earned, as applicable, a restricted stock unit award is subject to restrictions and the possibility of forfeiture. No dividends or distributions payable with respect to shares that are subject to the unvested or unearned portion of a restricted stock unit award shall be issued or granted with respect to unvested or unearned awards, and instead shall be held by us and delivered to the participant, if at all, only upon such award becoming vested or earned.

•Other Stock-Based Awards - The Administrator may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the Amended 2018 Plan. The Administrator has discretion in determining the terms and conditions of such awards.

•Cash-based Awards – The Administrator may grant cash-based awards in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

Minimum Vesting Periods – Except as described in the following sentence, all awards are subject to a minimum vesting period of one year from the date of grant. This minimum vesting requirement does not apply: (i) with respect to an acceleration of vesting upon a change in control in accordance with the Amended 2018 Plan or (ii) to awards involving an aggregate number of shares up to 5 percent of the Amended 2018 Plan’s share reserve. Generally, vesting will be suspended during any unpaid leave of absence.

Transferability of Awards - In general, no right or interest in any award under the Amended 2018 Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than upon a participant’s death to a beneficiary designated pursuant to the plan or by will or the laws of descent and distribution and may be exercised, during the lifetime of the participant, only by the participant.

Performance Based Awards - The Amended 2018 Plan allows for performance-based awards. The performance measures specified in the Amended 2018 Plan include the following: net income; cash flow; cash flow on investment; cash flow from operations; pre-tax or post-tax profit levels or earnings; operating income or earnings; closings; return on investment; earned value added; expenses; free cash flow; free cash flow per share; earnings; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total stockholder return; stock price; stock price appreciation; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; capital expended; working capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; implementation or completion of critical projects; research; horsepower; horsepower utilization rate; product development; government relations; compliance; mergers; acquisitions or sales of assets or subsidiaries; health; safety; environmental; debt level; cost reduction targets; equity ratios; depreciation and amortization; G&A expense or adjusted G&A measures; charge offs; and such other criteria as established by the Committee in its sole discretion from time to time.

Effect of Termination of Employment - Unless otherwise set forth in an applicable award agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the Amended 2018 Plan will be treated as set forth in the Amended 2018 Plan. Unless otherwise set forth in the applicable award agreement, upon termination of a participant for any reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration; however, the participant may exercise the currently vested and exercisable portions of his or her stock option awards within the time period specified in the award agreement. If the award agreement does not specify the time period within which the currently vested and exercisable portions of such award must be exercised, they shall be exercisable for three months following his or her termination date. Upon termination due to disability or death, the currently vested and exercisable portions of option awards may be exercised within the time period specified in the award agreement. If the award agreement does not specify the time period within which the currently vested and exercisable portions of such option must be exercised, they shall be exercisable for twelve months following his or her termination date.

Change in Control - For purposes of the Amended 2018 Plan, a “change in control” generally refers to (i) the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of our voting securities, (ii) the sale of all or substantially all of our assets, other than to persons who beneficially own at least 50% of the combined voting
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PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
power of our voting securities or a spin-off type transaction of such assets to our stockholders, (iii) our incumbent directors ceasing to constitute a majority of our Board of Directors during any consecutive 12-month period, or (iv) a merger or consolidation of us with another corporation (unless immediately following such merger or consolidation all or substantially all of our previous holders of voting securities beneficially own more than 50% of the combined voting power of the resulting entity in substantially the same proportions). A “corporate transaction” means a transaction described in either clause (ii) or clause (iv) of the foregoing sentence.

If a change in control of the Company that involves a corporate transaction occurs, then the consequences will be as described below unless otherwise provided in an applicable award agreement or other agreement with a participant.

If and to the extent outstanding awards are continued, assumed or substituted by a successor entity, and if within 24 months after the date of a change in control a participant’s employment or other service is involuntarily terminated without cause or is terminated by the participant for good reason (as such terms are defined in the Amended 2018 Plan), (i) each of such participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, (ii) each of such participant’s unvested awards other than options and SARs will fully vest, and (iii) to the extent vesting of an award is subject to the satisfaction of specified performance goals, such award will be deemed fully vested if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance is proportionate to the portion of the performance period elapsed prior to the participant’s termination of employment or other service.

If and to the extent any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all such outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction,(ii) all such awards other than options and SARs will fully vest immediately prior to the effective time of the corporate transaction, and (iii) to the extent vesting of an award is subject to the satisfaction of specified performance goals, such award will be deemed fully vested in the same manner as described above, except that the proportionate vesting amount will be determined with respect to the portion of the performance period that elapsed prior to the time of the corporate transaction. Alternatively, if outstanding awards are not continued, assumed or replaced, the Committee may elect to cancel such awards at or immediately prior to the effective time of the corporate transaction in exchange for a cash payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award immediately prior to the effective date of such corporate transaction (which may be the fair market value of the consideration that would otherwise be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment). In the event of a change in control of the Company that does not involve a corporate transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding awards, which may include (i) making such adjustments or modifications to the awards then outstanding as the Committee deems appropriate, which may include acceleration of vesting in full or in part, or (ii) providing for the cancellation of any outstanding award in exchange for a payment in an amount determined in the same manner as described in the preceding paragraph. The Committee is not required to treat all awards similarly in a change in control.

Effective Date and Term of the Amended 2018 Plan - The Amended 2018 Plan will become effective on the date it is approved by our stockholders. Unless terminated earlier, the Amended 2018 Plan will terminate on the tenth anniversary of the effective date. Awards outstanding under the Amended 2018 Plan at the time it is terminated will continue in accordance with their terms and the terms of the Amended 2018 Plan unless otherwise provided in the applicable award agreements.

Amendment of the Plan - Our Board of Directors may amend the Amended 2018 Plan from time to time, but no amendments to the Amended 2018 Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations, or stock exchange rules. Our Board of Directors also may suspend or terminate the Amended 2018 Plan at any time. No termination, suspension or amendment of the Amended 2018 Plan may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Amendment of Awards - The Administrator may amend the terms of any award subject to certain limitations, however, no such amendment may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable tax laws.

Clawback - Awards are subject to forfeiture or recovery pursuant to any clawback policy we may adopt from time to time, including any clawback policy adopted to comply with applicable laws, including the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

In 2018 the HCMCC adopted the Executive Incentive Compensation Recoupment Policy, or Clawback Policy, that covers recoupment of certain incentive compensation paid to certain of our officers, including each of our Named Executive
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PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
Officers. In 2023, the committee updated the Clawback Policy to comply with new Securities and Exchange Commission regulations and NYSE listing standards. Please see page 66 for a summary of our Clawback Policy.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences relating to the transactions described under the Amended 2018 Plan. This summary does not purport to address all aspects of U.S. federal income taxation and does not describe state, local, or foreign tax consequences. This discussion is based upon provisions of the Code and the Treasury Regulations issued thereunder, and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. This information is not applicable to participants who are not subject to U.S. federal income taxation.

Nonqualified Stock Options - A participant receiving a nonqualified stock option that has been issued with an exercise price not less than the fair market value of our common stock on the grant date will not recognize income and we will not be allowed a tax deduction at the time that the nonqualified stock option is granted. When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by us. When a participant disposes of shares acquired by the exercise of the nonqualified stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the participant held the shares for more than one year following the exercise date of the option. If the amount received upon subsequent disposition of the shares is less than the fair market value of the shares on the date of exercise, the loss will be treated as short-term or long-term capital loss, depending upon whether the participant held the shares for more than one year following the exercise date of the option.

Incentive Stock Options - incentive stock options granted under the Amended 2018 Plan are intended to meet the requirements of Section 422 of the Code. A participant receiving a grant of incentive stock option will not recognize income and we will not be allowed a deduction at the time the incentive stock option is granted. When a participant exercises an incentive stock option while employed by the us or our subsidiary, or within the three-month period (one year period following termination due to disability) after termination of employment, no ordinary income will be recognized by the participant at that time (and no tax deduction will be allowed to the us) but the excess of the fair market value of the shares acquired via such exercise over the option price will be taken into account in determining the participant’s alternative minimum taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of before (i) two years after the date of grant and (ii) one year after the date of transfer of the shares to the participant (i.e., the statutory holding periods for incentive stock options), the excess of the sale proceeds over the aggregate exercise price of such shares will be long-term capital gain, and we will not be entitled to any federal income tax deduction. Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods for incentive stock options (referred to as a “Disqualifying Disposition”), the excess of the fair market value of such shares at the time of exercise over the aggregate exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if sustained, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and we will be entitled to a federal income tax deduction in a like amount), and the balance of the gain, if any, will be capital gain (short-term or long-term depending upon whether the participant held the shares for more than one year following the exercise date of the incentive stock option). To the extent that the aggregate fair market value of stock (determined on the date of grant) with respect to which incentive stock options become exercisable for the first time during any calendar year exceeds $100,000, such excess options will be treated as nonqualified stock options.

Special rule if option price is paid for in common stock. If a participant pays the exercise price of a nonqualified stock option or incentive stock option with previously-owned common stock of ours and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number surrendered will not be taxable income if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a nonqualified stock option is being exercised. The participant does not recognize income and the Company receives no tax deduction as a result of the tax-free portion of the exchange transaction. If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results described in the preceding paragraph will apply. The income tax treatment will apply to the shares disposed of but will not affect the favorable tax treatment of the shares received.

Stock Appreciation Rights and Restricted Stock - A participant receiving a grant of a stock appreciation right or a restricted stock award will not recognize income, and we will not be allowed a deduction at the time such award is granted unless the participant makes a Section 83(b) election, as described below, with respect to a restricted stock award. While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends received, and we will be allowed a tax deduction in a like
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PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
amount. When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and will be claimed as a tax deduction for federal income tax purposes by us. Upon disposition of the shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture. However, if the participant files a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant of restricted stock, the participant’s ordinary income, commencement of the holding period, and the tax deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such participant and deductible by us will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. If a Section 83(b) election is made and the participant thereafter forfeits such award, no refund or deduction will be allowed for the amount previously included in the participant’s income.

Other Awards - The current federal income tax consequences of other awards authorized under the Amended 2018 Plan generally follow certain basic patterns. Restricted stock unit awards and performance unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In the case of another stock-based award, a participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any common stock received on the date of payment or delivery, provided that the award is either exempt from or complies with applicable requirements under Section 409A of the Code. In that taxable year, we will receive a federal income tax deduction in an amount equal to the ordinary income amount recognized by the participant.

Parachute Payments - Under the “golden parachute” provisions of Section 280G of the Code, the accelerated vesting of stock options and benefits paid under other incentive awards granted under the Amended 2018 Plan in connection with a change in control of TETRA, as described under Section 280G, may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits under Section 280G. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax imposed on the participant and be nondeductible to us. If a participant’s rights under the Amended 2018 Plan are accelerated as a result of a change of control and the participant is a “disqualified individual” under Section 280G, the then present value of any accelerated rights received by such participant may be included in determining whether the participant received an “excess parachute payment” under Section 280G.

Section 409A of the Code - Section 409A of the Code applies to certain plans providing deferred compensation to employees, non-employee directors, consultants and other service providers. Section 409A could potentially apply to certain of the different types of incentive awards available under the Amended 2018 Plan. Generally, to the extent that the tax deferral of an award granted under the Amended 2018 Plan fails to meet either an exemption from the application of Section 409A, or the requirements for compliance with Section 409A, such award may be subject to taxation and tax penalties under Section 409A. We intend to structure awards granted under the Amended 2018 Plan and administer the Amended 2018 Plan in a manner that either complies with or is exempt from the requirements of Section 409A. If any Amended 2018 Plan provision or any outstanding award would result in the imposition of a tax or penalty under Section 409A, we may reform that Amended 2018 Plan provision or award (to the extent permitted by Section 409A) to avoid imposition of the tax or penalty, and no such action taken to comply with Section 409A, or an exemption thereunder will be deemed to adversely affect the participant’s rights to the award.

Federal Tax Withholding - Income realized by an employee upon the exercise of a nonqualified stock option or the receipt of shares under another type of award is generally subject to withholding of federal, state, and local income tax, as well as to withholding of the participant’s share of tax under the Federal Insurance Contribution Act. Because the withholding requirement applies only to employees, a non-employee participant who receives an award under the Amended 2018 Plan is not subject to tax withholding by us.

To satisfy federal income tax withholding requirements, we have the right to require that, as a condition to delivery of any certificate for common stock, the participant remit to us an amount sufficient to satisfy the withholding requirements. Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations. Tax withholding does not represent an increase in the participant’s total income tax obligation since it is fully credited toward the participant’s tax liability for the year. Additionally, withholding does not affect the participant’s basis in shares of common stock received under the Amended 2018 Plan.

ERISA - The Amended 2018 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Amended 2018 Plan is not a qualified plan under Section 401(a) of the Code.

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PROPOSAL NO. 4 - APPROVAL OF THE THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
New Plan Benefits and Options Outstanding

The Amended 2018 Plan will not become effective until it is approved by our stockholders and the Administrator has not yet approved any awards under or subject to the Amended 2018 Plan. Because all awards under the Amended 2018 Plan are discretionary with the Administrator, neither the number nor types of Amended 2018 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable, although the Company intends to make awards under the Amended 2018 Plan to such groups consistent with its existing compensation practices. Therefore, the New Plan Benefits Table and information regarding future stock option grants that could be granted pursuant to the Amended 2018 Plan are not provided. Information regarding awards made under the 2018 Plan during fiscal 2024 to our named executive officers is provided under “Grants of Plan-Based Awards” on page 70.

The following table states the amount of options that have been previously granted pursuant to the 2018 Plan as of April 23, 2025:

Name and Position, or Group, as Applicable	Number of Options Previously Granted
All Named Executive Officers
Brady M. Murphy, President and CEO	0
Elijio V. Serrano, Sr. Vice President and CFO	0
Matthew J. Sanderson, Executive Vice President and Chief Commercial Officer	0
Timothy C. Moeller, Senior Vice President - Global Supply Chain and Chemicals	16,618
Roy E. McNiven, Senior Vice President - Energy Services Operations	0
All Current Officers as a Group	16,618
Each Nominee for Election as a Director:
Thomas R. Bates, Jr.	0
Christian A. Garcia	0
John (“Jay”) F. Glick	0
Angela D. John	0
Sharon B. McGee	0
Julia A. Sloat	0
Shawn D. Williams	0
All Employees as a Group, Excluding Current Executive Officers	0

Vote Required
Pursuant to our Bylaws, approval of the Amended 2018 Plan requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Brokers do not have discretionary authority to vote on this proposal. Consequently, broker non-votes will not be considered in the vote totals for this proposal and will have no effect on the vote. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Please see the "General Information About the Meeting and Voting" section in this Proxy Statement for additional information.

If the stockholders approve Amended 2018 Plan, it will be effective as of June 12, 2025. A copy of the Amended 2018 Plan is attached to this Proxy Statement as Annex A. The preceding description of the Amended 2018 Plan is not intended to be complete and is qualified by reference to Annex A, which contains the complete text of the amended and restated Amended 2018 Plan.

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INFORMATION ABOUT US

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines that address applicable NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that:

•the Board of Directors is independent from management;

•the Board of Directors adequately performs its function as the overseer of management; and

•the interests of management and the Board of Directors align with the interests of our stockholders.

Plurality Plus Vote Policy
Our Corporate Governance Guidelines provide for a plurality vote standard with a director resignation policy in connection with the election of our directors. This means that in an uncontested election (that is, an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board Chair unless such nominee has previously submitted an irrevocable letter of resignation in accordance with our Corporate Governance Guidelines. The Corporate Governance Guidelines also provide that the Board of Directors may require, in order for any incumbent director to become a nominee for further service on the Board of Directors, that such incumbent director submit to the Board of Directors an irrevocable letter of resignation. The irrevocable letter of resignation is conditioned upon, and will not become effective until (i) that nominee has been elected a director in an upcoming contested election of directors, (ii) that nominee fails to receive more votes “for” his or her election than votes “withheld” from his or her election in any uncontested election of directors and (iii) acceptance of the resignation by the Board of Directors. In the event a director receives a greater number of votes “withheld” from his or her election than “for” his or her election, the Nominating, Governance and Sustainability Committee will make a recommendation to the Board of Directors regarding the action to be taken with respect to the tendered resignation. A director whose resignation is being considered will not participate in any committee or Board of Directors meetings where his or her resignation is being considered. The Board of Directors will consider the Nominating, Governance and Sustainability Committee’s recommendation and decide whether to accept the tendered resignation no later than 90 days following the certification of the stockholder vote, and the Board of Directors will promptly and publicly disclose its decision. Each of the nominees for election to the Board of Directors has submitted an irrevocable letter of resignation in accordance with our Corporate Governance Guidelines.

Corporate Governance Documents
The following governance documents are available in the Corporate Governance section of the Investor Relations area of our website at www.onetetra.com and are also available upon written request addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380:

•Corporate Governance Guidelines, which govern the qualifications and conduct of the Board of Directors.

•Audit Committee Charter.

•Human Capital Management and Compensation Committee Charter.

•Nominating, Governance and Sustainability Committee Charter.

•Code of Business Conduct for directors, officers, and employees. The key principles of this code are honesty, loyalty, fairness, and accountability.

•Code of Ethics for Senior Financial Officers. The key principles of this code include acting legally and ethically, promoting honest business conduct, and providing timely and meaningful public disclosures to our stockholders.

•Supplier Code of Business Conduct, which provides guidance on our expectations from our suppliers, vendors, contractors, and others with whom we do business.
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•Anti-Corruption Policy, which provides targeted guidance in the very important areas of anti-corruption and anti-bribery compliance.

•Policy on Trading in Company Securities, which is applicable to all members of the Board of Directors, officers, and other employees of the Company.

•Conflict Minerals Policy Statement evidencing our commitment to responsible sourcing of materials for our products and to sourcing products from suppliers that share TETRA's values regarding ethics, integrity, and respect for human rights.

•Stock Ownership Guidelines for Directors and Executive Officers, which are designed to align the interests of our executive officers and directors with the interests of our stockholders.

•Policy and Procedures for Receipt and Treatment of Complaints Related to Accounting and Compliance Matters (Whistleblower Policy), which provides for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, auditing matters, or possible violations of laws, rules, or regulations applicable to us and the confidential, anonymous submission of concerns regarding those matters.

•Human Rights Standards, which set forth our commitment to supporting international principles aimed at protecting and promoting universal human rights.

If any substantive amendments are made to the Code of Ethics for Senior Financial Officers, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either the Code of Business Conduct or the Code of Ethics for Senior Financial Officers is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website.

Director Independence and Transactions Considered in Independence Determinations
Director Independence. The NYSE listing standards and our Corporate Governance Guidelines require our Board of Directors to be comprised of at least a majority of independent directors. Our Board of Directors determines independence in accordance with the listing requirements of the NYSE, taking into consideration such facts and circumstances as it considers relevant. In order to assist the Board of Directors in making its determination of whether directors are independent, each director completed and delivered to us a questionnaire designed to solicit accurate and complete information that may be relevant in making such independence determinations. The Board of Directors, with the assistance of the Nominating, Governance and Sustainability Committee, reviewed summaries of responses to such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and us. All of the directors who serve as members of the Audit Committee, Human Capital Management and Compensation Committee and the Nominating, Governance and Sustainability Committee are independent as required by the NYSE corporate governance rules. Under these rules, Audit Committee members also satisfy the separate SEC independence requirements, and the Human Capital Management and Compensation Committee members satisfy the additional NYSE independence requirements.

The Board of Directors has affirmatively determined that the following directors and director nominees are independent:

Mark E. Baldwin (1) Thomas R. Bates, Jr. Christian A. Garcia John (“Jay”) F. Glick Angela D. John Sharon B. McGee Julia A. Sloat Shawn D. Williams
(1)    Mr. Baldwin will retire from the Board upon expiration of his term at the upcoming Annual Meeting and, as such, Mr. Baldwin has not been nominated for reelection.

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Transactions Considered in Independence Determinations. In making its independence determinations, our Board of Directors considered transactions that occurred between us and entities associated with the independent directors and their immediate family members.

Shawn Williams was a director of Marathon Oil Corporation through November 2024 when it was acquired by ConocoPhillips. Marathon Oil Corporation or its affiliates was a customer of TETRA prior to its acquisition, although Mr. Williams’ interest in these transactions was not considered to be material and therefore did not impact his independence. We have considered the foregoing and have concluded that these transactions and relationships did not disqualify Mr. Williams from being considered independent under the rules of the NYSE. Our Board of Directors has also determined that Mr. Williams does not have a material interest in these transactions and that he is independent.

Based upon his ongoing employment with us, the Board of Directors has determined that Mr. Murphy is not independent.

Board Leadership Structure; Separation of Positions of Board Chair and Chief Executive Officer
The NGSC regularly reviews the leadership structure of the Board in addition to its annual review of our Corporate Governance Guidelines, taking into account the Company and its needs. As set forth in our Corporate Governance Guidelines, we require the separation of the positions of the Board Chair and Chief Executive Officer. Our Board of Directors believes that the separation of these positions strengthens the independence of our Board of Directors and its ability to carry out its roles and responsibilities on behalf of our stockholders. If the Board’s policy were to change, stockholders would be informed of such a change in a press release or through any amended Corporate Governance Guidelines that we publish on our website and highlight in our annual proxy statements and the Board would welcome any input received from our stockholders on such changes.

Our Chief Executive Officer is responsible for setting the strategic direction for TETRA and provides the day-to-day leadership of its operations and performance, while our Board Chair provides overall leadership to our Board of Directors in its oversight function. Our Board Chair serves as the presiding director of executive sessions of the non-management and independent directors. In the absence of the Board Chair, the Chief Executive Officer serves as the presiding officer at all meetings of stockholders.

Board Oversight of TETRA
Our Board of Directors is responsible for, and committed to, the oversight of the business of TETRA. In carrying out this responsibility, our Board of Directors oversees senior management, which is, in turn, responsible for the day-to-day operations of our Company and driving long-term value creation for our stockholders. The Board of Directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by regular reports from our management team, including senior personnel that lead a variety of functions across the business, and from our internal audit department, as well as input from external advisors, as appropriate. The primary focus areas of the reports to our Board of Directors and its committees from our management team are business operations and strategy, risk management, financial reporting and compliance, corporate governance and sustainability, CEO performance, executive succession planning, and human capital management These reports are designed to provide timely visibility to the Board of Directors and its committees about the identification and assessment of key risks, our risk mitigation strategies, and ongoing developments. In many of these areas, significant responsibilities are delegated to the Board of Director’s committees, which are responsible for reporting to the Board of Directors on their activities and actions. Please refer to “Board Role in Risk Oversight” for additional information on our committees.
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Business Strategy Oversight

The Board oversees TETRA’s strategy setting and review process, which is led by the Company’s management team and is focused on execution of a long-term strategy to deliver value to our stockholders. The Board reviews and assesses the strategic priorities developed and implemented by management under the direction of our Chief Executive Officer. The Board reviews TETRA’s financial performance throughout the year and evaluates strategy in light of results, with an industry focus that includes peer comparisons and our competitive ability to attract and retain the most talented workforce.

At least annually, the Board has a more detailed discussion, generally over two days, which is informed by reports from management on a variety of strategic matters and input regarding strategic goals of the Company. At this meeting, the Board receives a complete analysis of the strategies with respect to the multiple business components integral to TETRA’s comprehensive long-term strategic direction. Our Board believes this comprehensive process greatly strengthens its ability to effectively oversee management as Mr. Murphy and senior leadership drive the future success of our Company.

Our Board Chair helps facilitate our Board of Directors' oversight of strategy by helping the directors receive adequate information about strategy and by discussing strategy with independent directors at executive sessions.

Our Board of Directors

Holds a two-day annual strategy meeting that includes presentations from, and engagement with, senior executives across the Company and external advisors, as appropriate	Routinely engages with senior management on critical business matters that tie to the Company’s strategic priorities	Periodically travels to TETRA business facilities to meet with local management and obtain a firsthand look at our operations	Meets with the next generation of leadership to ensure the talent pipeline remains robust

Board Role in Risk Oversight

We believe that our Board of Directors' oversight of risk management enhances our directors’ abilities to provide insight and feedback to senior management and, if necessary, challenge senior management on our risks associated with our strategic direction.

It is our management’s responsibility to manage risks and to bring to the Board of Directors’ attention any aspects of our business or operations that may give rise to a material level of risk. Our Chief Executive Officer has ultimate responsibility for management of our business, including enterprise-level risks and the risk management program and processes, and brings members of management from various business or administrative areas into meetings of the Board of Directors and
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its committees from time to time to make presentations and to provide insight to the Board of Directors and its committees, including insight into areas of potential risk. Such risks include competition risks, industry risks, economic risks, credit and liquidity risks, risks from operations, risks posed by significant litigation and regulatory matters, cybersecurity risks, risks related to our compensation program and employee retention, and risks related to acquisitions and dispositions. The Board of Directors, either directly or through its committees, reviews with our management policies, strategic initiatives, and other actions designed to mitigate various types of risk.

Enterprise Risk Management. The Board of Directors' oversight of risk management is enhanced by the detailed information it receives as a result of our Enterprise Risk Management (“ERM”) program. Our ERM process is designed to identify potential short-, medium-, and long-term key risks that may affect TETRA and manage risk within an established level of acceptable risk. The ERM assessment is performed quarterly and involves evaluation of key risk indicators. During the quarterly ERM assessment, management will review and, to the extent necessary, update or supplement a list of key risks affecting each respective business area along with the corresponding risk mitigation strategies. As part of the risk monitoring process, management evaluates each risk according to its immediacy and likelihood of occurrence and, assuming that the development or event at risk was to occur, its most likely impact on our financial condition, operations, industry or reputation. The most significant risk items identified in each quarterly assessment, as well as management’s risk mitigation strategies, are distributed to and discussed by the full Board of Directors. In addition, the full Board of Directors provides input regarding top risks to the Company.

Cybersecurity Risk Oversight. The Board of Directors, with the assistance and support of the Audit Committee, oversees our management of cybersecurity risk, and risks and controls surrounding the use of artificial intelligence. To assess, identify and manage material cybersecurity risks, we have endeavored to implement procedures, standards, and technical controls with the aim of protecting our networks and applications. We use internal and third-party tools and technologies to aid us in seeking to protect our network and internal systems from unauthorized access, intrusion, or disruption.

Management is responsible for assessing, identifying, and managing risks from cybersecurity threats and focuses on current and emerging cybersecurity matters. The Company’s cybersecurity processes are led by the Vice President of Information Technology, who reports to the Company’s Chief Financial Officer, including with respect to emerging cybersecurity incidents. They are responsible for implementing cybersecurity policies, programs, procedures, and strategies. To facilitate effective oversight, our Vice President of Information Technology holds discussions on cybersecurity risks, incident trends, and the effectiveness of cybersecurity measures as necessitated by emerging material cyber risks.

Our Vice President of Information Technology has decades of experience selecting, deploying, and operating cybersecurity technologies, initiatives, and processes around the world, and relies on threat intelligence as well as other information obtained from governmental, public or private sources, including external consultants engaged by us.

Our Board of Directors and its Audit Committee oversee risks from cybersecurity threats. The Company’s Vice President of Information Technology or Chief Financial Officer update the Audit Committee on our cybersecurity risk profile typically on a quarterly basis, and review with our Board of Directors at least annually.

Human Capital Management Risk Oversight. We collaborate as a team to execute for each other, our customers, and our stockholders. We believe our efforts around human capital management add long-term value to our business. Our Board of Directors, Human Capital Management and Compensation Committee and our other committees play a role in the active oversight of our human capital management program. This is accomplished by focusing on these key areas: safety, talent development, ethics and compliance, talent acquisition and retention, and compensation and benefits.

•Our Human Capital Management and Compensation Committee receives a report at each meeting regarding the performance of our human capital initiatives compared to key performance indicators established by the committee, as well as other human capital management matters, such as talent acquisition and retention, key employee compensation, and talent development.

•Our Audit Committee receives quarterly updates on our ethics and compliance program from our Chief Compliance Officer.

•Our Nominating, Governance and Sustainability Committee helps us to identify director candidates who have the knowledge, experience, and skills in areas deemed critical to understanding our company and business and provides oversight and guidance on our HSE program.

•Our Board of Directors receives a report at each regular meeting from our vice president of Human Resources regarding the performance of key human capital initiatives and from our HSEQ directors regarding our HSE program.

•Our Board of Directors and Human Capital Management and Compensation Committee receive an annual update on succession plans for senior leadership.

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Ethics and Compliance
Safety
Talent Acquisition and Retention
Talent Development
Board and Committees
Compensation and Benefits

Board Oversight of Human Capital Management Our Board of Directors and its committees are actively involved in overseeing our human capital management program.

The following table summarizes the role of the Board of Directors and each of its committees in overseeing risk:

Board of Directors	Audit Committee
The Board of Directors has ultimate responsibility for protecting stockholder value. Among other things, our Board of Directors is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and measuring management’s performance against the strategy. The Board of Directors’ responsibilities include, but are not limited to, appointing our Chief Executive Officer, monitoring our performance relative to our goals, strategies, and the performance of our competitors, reviewing and approving our annual budget, our compliance with rules and regulations, reviewing and approving investments in and acquisitions and dispositions of assets and businesses, overseeing management’s ERM program, and overseeing cyber-security risks and other areas of risk determined by the Board of Directors. It also periodically reviews management’s business continuity plans.

Our Audit Committee oversees risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and matters reported to the Audit Committee through our internal auditors, our chief compliance officer, and our anonymous reporting procedures. The Audit Committee reviews with management, internal auditors, and our independent auditors the accounting policies, the system of internal control over financial reporting, and the quality and appropriateness of disclosure content in the financial statements or other external financial communications. It also periodically reviews, with our management and our independent auditors, information technology security and risk, including cyber-security, and risks and controls surrounding the use of artificial intelligence, and significant financial risk exposures and the processes we have implemented to identify, monitor, control, and report such exposures. Our Audit Committee also performs oversight of our compliance program and monitors the results of our compliance efforts.

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Nominating, Governance & Sustainability Committee	Human Capital Management & Compensation Committee
Our Nominating, Governance and Sustainability Committee oversees risks primarily associated with our ability to attract, motivate, and retain quality directors, Board of Directors succession planning, our overall corporate governance programs and practices and our compliance with the above. In consultation with the Board of Directors and each of its committees, the committee also provides oversight and guidance with respect to our health and safety program and significant environmental, social and other sustainability matters relevant to our Company. Additionally, the committee oversees the performance evaluation of the Board of Directors and its committees.

Our Human Capital Management and Compensation Committee oversees risks primarily associated with TETRA's ability to attract, motivate, retain and develop quality talent, particularly executive talent, including risks associated with the design and implementation of our compensation programs, policies and practices, and the disclosure of executive compensation philosophies, strategies, and activities. The committee also oversees executive succession planning (including succession planning for emergencies), the administration of our Clawback Policy, and the compensation of the Board of Directors and its committees. Additionally, the committee provides oversight and guidance with respect to human capital management matters.

Stockholder Engagement
Our relationship with stockholders is a significant part of our Company’s success. We engage with our investors in a variety of ways. Our CEO and Chief Financial Officer regularly meet with investors, prospective investors, and investment analysts. These meetings are generally focused on company performance and strategy and may include other senior leaders at TETRA.

Our Board of Directors has a well-developed stockholder engagement program that emphasizes biannual engagement and direct communication with our Board of Directors, primarily the Board Chair and the chairs of the Nominating, Governance and Sustainability Committee and the Human Capital Management and Compensation Committee.

2024 Engagement

The Board continued its robust stockholder engagement in 2024, demonstrating our ongoing commitment to transparency and our desire to engage in a two-way dialogue with our investors.

Contacted investors representing approximately 49% of our common stock	Investors representing approximately 33% of our common stock responded and engaged
Key Topics Discussed
•Business updates and strategy
•Low carbon initiatives and sustainability
•Corporate governance
•Executive compensation and human capital management
•Leadership development and succession
•Board refreshment
•2024 stockholder proposal on right to act by written consent

Our stockholders continue to express broad support for our governance practices and stockholder rights, including the special meeting right, thoughtful and active board refreshment process, business strategy, including our low carbon initiatives, executive compensation, and leadership succession planning. Our Board of Directors and management team highly value these discussions and consider stockholder feedback in deliberations and decisions.

Sustainability
Our Board of Directors is focused on integrating sustainability into our Company’s long-term strategy. We are committed to operating in a sustainable manner and being a responsible corporate citizen for the benefit of our customers, investors, employees, the environment and the communities in which we operate. We focus on environmental stewardship, the health and safety of our workforce, the recruitment, development and retention of our workforce, and community engagement.

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Stock Ownership Guidelines
Our Board of Directors has adopted guidelines with regard to stock ownership for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under the guidelines, our executive officers have historically been required to hold shares of our common stock with a value equal to a multiple, based upon position, of their base salary. For purposes of these guidelines: (1) each share of our common stock or unvested restricted stock unit (“RSU”) owned on the date of our annual meeting of stockholders each year is deemed to have a value equal to the greater of (a) the trading price as of the date the applicable share was acquired or (b) the trading price as of the date of our annual meeting of stockholders. The guidelines establish the following minimum ownership:

•Executive Officers:

•Under the guidelines, newly appointed officers have five years from their date of appointment to meet the guidelines. In addition, in the event the multiple of an executive officer’s base salary is increased, the executive officer will have five years from the time of such increase to meet the new minimum.

•As of the date of this Proxy Statement, subject to the transition periods described above, all covered officers are in compliance with the guidelines.

•Non-Employee Directors - including the Board Chair, are required to hold shares of our common stock having a deemed value equal to five-times their annual cash retainer. Non-employee directors have four years from the date of their election or appointment to meet the guidelines. As of the date of this Proxy Statement, subject to the transition periods described above, all non-employee directors are in compliance with the guidelines.

Board Committees and Meetings
Board Committees. The Board of Directors assigns responsibilities and delegates authority to its committees, as appropriate, and the committees regularly report on their activities to the full Board of Directors. During 2024, the standing committees of the Board of Directors consisted of an Audit Committee, a Human Capital Management and Compensation Committee, and a Nominating, Governance and Sustainability Committee. Each committee has the authority to engage outside experts, advisors, and legal counsel to assist in its work.

The following table identifies the current chairs and membership of the Board of Directors and each of its standing committees. As discussed above, the Board of Directors has determined that each member of the Audit, Human Capital Management and Compensation, and Nominating, Governance and Sustainability Committees is independent in accordance with NYSE standards.

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Director	Board of Directors	Committee Membership
		Audit	Compensation	Governance
Mark E. Baldwin(1)	✓	C
Thomas R. Bates, Jr.	✓		C
Christian A. Garcia(2)	✓	✓		✓
John (“Jay”) F. Glick(3)	✓
Angela D. John	✓	✓		✓
Sharon B. McGee	✓		✓	C
Brady M. Murphy **	✓
Shawn D. Williams	✓	✓	✓
Number of Meetings held in 2024	7	5	5	5

(1) Designated Audit Committee Financial Expert. Mr. Baldwin will retire from the Board upon expiration of his term at the Annual Meeting and, as such, Mr. Baldwin was not nominated for reelection.
(2) Audit Committee Financial Expert. Mr. Garcia will succeed Mr. Baldwin as Chair of the Audit Committee.
(3) As Board Chair, Mr. Glick is an ex officio member of the Audit, Human Capital Management and Compensation, and Nominating, Governance and Sustainability Committees and has a standing invitation to attend all such committee meetings. He also serves as the presiding director of executive sessions of the non-management and independent directors.

C	Committee Chair
✓	Member
**	Non-Independent Director
Meetings and Attendance. During 2024, the Board of Directors held seven meetings, including six regular and one special meeting. Each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and the meetings of the committees on which they served. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the annual meeting of stockholders in 2024 attended that annual meeting.

Audit Committee
The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of:
(i)	the integrity of our financial statements;
(ii)	the effectiveness of our internal control over financial reporting;
(iii)	our compliance with legal and regulatory requirements;
(iv)	the independent auditor’s qualifications;
(v)	the performance of our internal audit function and independent auditors;
(vi)	our policies with respect to risk assessment and risk management, including major risk exposures and steps management has taken to monitor and control such exposures; and
(vii)	information technology security and risk, including cybersecurity and risks and controls surrounding the use of artificial intelligence.
The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of the audit, the Audit Committee consults separately with the independent auditors, the internal auditors, and management. As required by NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee has a relationship with us that might interfere with the exercise of their independence from us or our management, as independence is defined in the listing standards of the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and as defined in the listing standards of the NYSE. Further, our Board of Directors has determined that Mr. Baldwin, the current Audit Committee chair, and Mr. Garcia, an Audit Committee member, are each an “audit committee financial expert” within the definition established by the SEC. Mr. Baldwin will retire from the board upon the expiration of his term at the Annual Meeting and, as such, was not nominated for reelection. The Board has determined that Mr. Garcia will succeed Mr. Baldwin as Chair of the Audit Committee immediately following the Annual Meeting.

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Human Capital Management & Compensation Committee
The functions performed by the Human Capital Management and Compensation Committee (“HCMCC”) include:
(i)	reviewing and establishing compensation of our senior management, including our executive officers;
(ii)	approving and administering our equity compensation plans;
(iii)	approving salary and bonus awards to our executive officers;
(iv)	planning for the succession of senior management (including succession planning for emergencies);
(v)	overseeing management’s plans for talent and professional development for key employees;
(vi)	overseeing our policies and strategies related to human capital management; and
(vii)	reviewing the compensation of our non-employee directors and providing director compensation recommendations to the Board of Directors.

Our Board of Directors has determined that each member of the HCMCC is independent, as independence is defined in the listing standards of the NYSE. The HCMCC may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.
Our equity compensation plans include provisions that enable the HCMCC to delegate its authority to approve certain grants of awards under those plans to a committee of our Board of Directors that may consist of one director. The Board of Directors previously established the Non-Executive Award Committee (the "NEA Committee"), which is a committee of one or more members of our Board of Directors. The NEA Committee is currently comprised of one member - Mr. Murphy. The HCMCC has delegated authority to the NEA Committee to make special inducement, merit, and retention awards, other than regular annual awards, to participants under those plans who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, subject to certain limitations, including limitations on the number of awards that may be granted, as may be imposed from time-to-time by the HCMCC.
Compensation decisions for our Chief Executive Officer are made by the HCMCC. The HCMCC is also responsible for approving the compensation of our other executive officers and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer for such other executive officers. As part of its role in reviewing and approving such compensation, the HCMCC administers our equity compensation plan and our cash incentive plan under which cash incentive awards may be made to our executive officers and other key employees based on performance, including the attainment of performance goals. Our Chief Executive Officer, with input from senior management, recommends to the HCMCC base salaries, target cash incentive award levels, actual cash incentive award payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The HCMCC considers, discusses, and takes action on such recommendations as it deems appropriate.
Independent Compensation Consultant. The HCMCC has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. In preparation for 2025, the HCMCC retained the services of Pay Governance LLC (“Pay Governance”), an independent provider of compensation consulting services, to review our compensation programs and practices and to assist in the review of compensation disclosures included in this Proxy Statement. Pay Governance acted as independent advisor to the HCMCC and does not provide any other services to us or earn any compensation from us outside of the services provided as an independent advisor to the HCMCC.

Compensation Committee Interlocks and Insider Participation. The members of the HCMCC during 2024 were Mr. Bates, as Chairman, Ms. McGee, and Mr. Williams, none of whom is or was previously an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section.

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Nominating, Governance and Sustainability Committee
The Nominating, Governance and Sustainability Committee:
(i)	investigates and makes recommendations to the Board of Directors with regard to all matters of corporate governance, including the structure, operation, and evaluation of the Board of Directors and its committees;
(ii)	investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the Board of Directors;
(iii)	provides assistance to the Board of Directors in fulfilling its responsibilities for director succession;
(iv)	reviews and makes recommendations to the Board of Directors with regard to candidates for directors properly nominated by stockholders in accordance with our Bylaws, if any; and
(v)	in consultation with the Board of Directors and each of its other committees, provides (a) oversight and guidance with respect to our health and safety program and material environmental, social and other sustainability matters involving our Company and (b) receives updates from management regarding our Company’s health and safety program and environmental, social and other sustainability activities.
Board and Committee Succession Planning
The Nominating, Governance and Sustainability Committee (the "Governance Committee") regularly considers the long-term make up of our Board of Directors, the experience and skills needed for our Board of Directors as our business and the markets in which we do business evolve, and whether the composition appropriately aligns with our business and strategic needs. The Governance Committee also considers succession planning in light of anticipated retirements and for board and committee chair and membership roles to maintain relevant expertise and depth of experience.

As a result of this ongoing process, since 2021 we have added four new independent directors, Christian Garcia, Angela John, Sharon McGee, and Shawn Williams, who bring fresh and diverse perspectives into our boardroom. In addition, five directors retired during the 2020-2024 time period and one will retire at the conclusion of the 2025 Annual Meeting. We have also nominated one new director nominee, Julia Sloat, for election at the Annual Meeting.

Director Nominations by the Nominating, Governance and Sustainability Committee
The Board of Directors has a robust process for the consideration of potential director candidates through which the Governance Committee establishes procedures for Board nominations and recommends candidates for election to the Board. Consideration of new Board candidates typically involves an evaluation of the needs and skill sets of the existing Board as a whole, a series of Governance Committee and full Board discussions, review of the backgrounds and experiences of numerous potential candidates who meet identified criteria, and interviews with selected candidates. The Governance Committee may, from time to time, retain a third-party search firm to identify potential candidates for consideration and that pool may be supplemented by suggestions from Board members. In addition to candidates identified by Board members, the Governance Committee considers candidates submitted by stockholders and evaluates them using the same criteria. All identified or suggested candidates are vetted against the Governance Committee’s criteria, screened, and ultimately a smaller group of potential candidates is selected for interviews with directors. A stockholder who wishes to suggest a candidate for the Governance Committee’s consideration should send the candidate’s name and qualifications to our Corporate Secretary (please see “Director Nominations Submitted by Stockholders” on page 42). The following graph illustrates our general selection process for new directors:

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CORPORATE GOVERNANCE

Diversity. We have not adopted a policy with regard to the consideration of diversity when evaluating candidates for election to our of Board of Directors. The Governance Committee believes that board membership takes into account our needs and the current composition of the Board of Directors using a multifaceted approach. We strive to maintain a variety of professional backgrounds and experience among the members of the Board, as we believe this improves the quality of the Board of Director’s deliberations. The Board of Directors’ final selection of Board nominees is based on merit, giving consideration to the nominee’s knowledge, experience, skills in areas deemed critical to understanding our business, and personal characteristics such as integrity and judgment, professional background, and the candidates’ other time commitments.

During 2024, the Governance Committee retained a third-party search firm to assist in the process of identifying and evaluating potential Board candidates consistent with the committee’s criteria, which included financial expertise, capital allocation, strategic planning and operational expertise, experience in managing large capital projects, and experience in energy transition and renewable energy. Our director nominee, Julia Sloat, was selected after the Governance Committee held numerous interviews with multiple qualified candidates in connection with the search.

Minimum Qualities and Skills
The Governance Committee will consider the following qualifications of nominees standing for re-election and candidates for membership of the Board of Directors: (i) strong management experience, ideally with public companies; (ii) other areas of expertise or experience that are desirable, given the Company’s business and industry and the current make-up of the Board of Directors; (iii) desirability of range in age, so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of members of the Board of Directors; (iv) independence; (v) knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge, knowledge of international markets, leadership and strategic planning; (vi) personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high-performance standards; and (vii) variety of viewpoints, backgrounds and lived experiences. The Governance Committee will also consider additional characteristics, such as (i) willingness to commit the time required to fully discharge their responsibilities to the Board of Directors, including the time to prepare for meetings by reviewing the material supplied before each meeting; (ii) commitment to attend the annual meeting of stockholders and a minimum of 75% of all board and relevant committee meetings; (iii) ability and willingness to represent the stockholders’ long- and short-term interests; (iv) willingness to advance their opinions, but once a decision is made by a majority of the Board of Directors, a willingness to support the majority decision, assuming questions of ethics or propriety are not involved; and (v) the number of commitments to other entities, with one of the more important factors being the number of other public company boards on which the individual serves.

Director Nominations Submitted by Stockholders
The Nominating, Governance and Sustainability Committee will consider proposals for nominees for director from our stockholders. In order to nominate a director at the Annual Meeting, our Bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our Bylaws. (This Bylaw provision is available in the Corporate Governance section of the Investor Relations area of our website at www.onetetra.com). In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered.

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CORPORATE GOVERNANCE

A stockholder notice of nomination must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the Annual Meeting date is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholders must be received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. A stockholder notice of nomination at a special meeting must be received not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Director Tenure
The following chart illustrates the tenure of the director nominees of our Board of Directors. We believe the tenure of our directors provides the appropriate balance of expertise, experience, continuity, and perspective to our Board of Directors to serve the best interests of our stockholders.

Director Orientation and Continuing Education
We provide each new director with an orientation that consists of a series of in-person briefings provided by senior management and others on our business operations, strategic plans, significant accounting and risk management issues, corporate governance, compliance, and key policies and practices. The orientation sessions are tailored to the particular director depending on their orientation needs. Each director is expected to participate in continuing educational programs as necessary to maintain expertise to perform his or her responsibilities as a director. In this regard, from time to time we provide pertinent articles and information relating to our business, financial affairs, risks, competitors, corporate governance, and changes in legal and regulatory issues. We may also coordinate training and educational sessions for directors from outside experts and provide directors with tours of our facilities from time to time. We reimburse directors for reasonable costs associated with attending other relevant director education programs.

Board and Committee Self-Evaluation Process
Our Board of Directors recognizes the critical role that board and committee evaluations play in ensuring the effective functioning of our Board of Directors. Accordingly, each year, our Nominating, Governance and Sustainability Committee appraises the framework for our Board of Directors and committee evaluation process and oversees the evaluation process to ensure that the full Board of Directors and each committee conduct an assessment of their performance and functioning and solicit feedback for enhancement and improvement.

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CORPORATE GOVERNANCE

Board Evaluations – A Multistep Process

Our annual board and committee evaluations cover the following topics:
•Board and committee composition, including skills, background and experience;
•Review of key areas of focus for the Board of Directors and effectiveness in overseeing these responsibilities;
•Satisfaction with board performance, including the performance of the Board Chair and committee chairs in those positions;
•Board and committee information needs and quality of materials presented;
•Areas where the Board of Directors and committees should increase their focus;
•Satisfaction with the Board of Directors' schedule, agendas, time allotted for topics, and encouragement of open communication and discussion;
•Satisfaction with committee structure and responsibilities; and
•Access to management, experts, and internal and external resources

2024 Evaluation Process

Determine Format	Conduct Evaluation	Follow-Up

The Nominating, Governance and Sustainability Committee discussed and considered the approach for the 2024 evaluation process.	Executive session discussions of the Board of Directors and committee self-evaluations were led by our Board Chair and committee chairs, respectively.	Committee chairs reported to the full board regarding their respective committee self-assessments, including any action items.
The Board Chair communicated to the CEO any requests for enhancements in process that were noted.
Throughout the year, Board of Directors and committee members also have the opportunity to provide input directly to the Board Chair and/or committee chairs or to management.

Executive Sessions of the Board of Directors
Our independent non-management directors meet in executive session at each regularly scheduled meeting. These executive sessions are presided over by Mr. Glick or, in his absence, another independent non-management director. The independent non-management directors presently consist of all current directors other than Mr. Murphy.

Communications with Directors
Our stockholders and other interested parties may communicate with one or more of our directors (including the presiding director of executive sessions and the independent non-employee directors as a group) by mail sent to our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Executive Succession Planning
The Human Capital Management and Compensation Committee, the CEO, and the Vice President of Human Resources evaluate, from time to time each year, executive development and succession planning to prepare us for future success. The succession planning process covers the CEO position as well as all senior management positions and certain other key positions. This review of executive talent determines readiness to take on additional leadership roles and identifies developmental opportunities needed to prepare our executives for greater responsibilities. Our short and long-term business strategy is considered when evaluating candidates and their skills. Where possible, our Board of Directors gains insight through exposure to internal succession candidates from their presentations to the Board of Directors, work with individual directors or board committees, and participation in board activities. The CEO makes a formal succession planning presentation to the Human Capital Management and Compensation Committee annually in conjunction with our annual strategy meeting in which our directors who are not members of the committee are invited to attend.

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CORPORATE GOVERNANCE

Insider Trading Policy (including Hedging Transactions)
We acknowledge that sales of our common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in our common stock may desire to diversify their investment portfolios over time and may be required to sell our common stock to finance stock option exercises and to pay related taxes. We have established a policy for transacting in our common stock by directors, officers, and employees of TETRA and its subsidiaries. This policy is designed to promote compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. It is also the policy that we will not engage in transactions in our equity securities while aware of material, non-public information relating to us or our securities, other than certain specified circumstances.

Hedging Transactions. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, from buying or selling puts, calls or other derivative instruments involving our common stock, and from engaging in certain forms of hedging or monetization transactions involving our common stock. An exception to this prohibition may be granted where an officer, director or employee wishes to pledge our securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any director, officer or employee who wishes to pledge our securities as collateral for a loan must submit a request for approval to our General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. There have been no hedging transactions approved by our General Counsel.

Certain Transactions
Related Person Transaction Policy. The Board of Directors, upon recommendation of the Audit Committee, has adopted the Policy and Procedures with respect to Related Person Transactions (the “Policy”), for the review and approval of certain related person transactions. The Policy covers transactions in which (i) we, or any subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect material interest. The Policy generally requires that such transactions be approved in advance by the Audit Committee. Under the Policy, the Audit Committee will consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Audit Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Transactions with Related Persons. Shawn L. Shoemake, the spouse of Alicia P. Boston, our Senior Vice President, General Counsel and Chief Compliance Officer, has been an employee of the Company since July 2009. Mr. Shoemake received total compensation of approximately $223,454 for his services for the year ended December 31, 2024. Colin B. Murphy, the son of Brady M. Murphy, our President and CEO, has been employed by the Company since April 2019. Mr. Colin Murphy received total compensation of approximately $127,350 for his services for the year ended December 31, 2024. We compensate these individuals in a manner consistent with our practices that apply to other similarly situated Company employees.

We have determined that there are no other material transactions involving a director or any other related person that require disclosure.

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AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting, internal controls, and audit functions on behalf of the Board of Directors. Our management has the primary responsibility for preparing our financial statements in accordance with generally accepted accounting principles, maintaining effective internal control over financial reporting and assessing the effectiveness of our internal control over financial reporting. We have a full-time internal audit department that reports to the Audit Committee. This department is responsible for the evaluation of the adequacy and effectiveness of the organizations’ governance, risk management, and internal controls as well as carrying out assigned responsibilities to achieve the organizations’ stated goals and objectives.

Our independent registered public accountants, Grant Thornton LLP (or “GT”), are responsible for auditing our financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and issuing their reports based on that audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2024 that are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

During 2024, the Audit Committee was comprised of Mark Baldwin, Christian Garcia, Gina Luna, from January 1 through her retirement from the Board on May 21, Angela John, commencing March 20 when she was appointed to the Board, and Shawn Williams. The Audit Committee is currently comprised of four non-employee independent directors and is governed by a written charter adopted by the Board of Directors that is reviewed by the committee annually and was last amended on February 17, 2025. The charter is available in the Corporate Governance section of the Investor Relations area of our website at www.onetetra.com. Under the charter, the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as to, among other duties: (1) the integrity of our financial statements, including a review of the application of accounting principles, significant financial reporting issues and judgments in connection with the preparation of the financial statements, and the effects of regulatory and accounting initiatives on the financial statements; (2) reviewing and discussing with management and our independent registered public accountants our earnings press releases, as well as public earnings guidance; (3) recommending to the Board of Directors the filing of our audited financial statements with the Securities and Exchange Commission; (4) our disclosure controls and procedures and internal control over financial reporting, including review of any material issues as to the adequacy of internal control over financial reporting; (5) our compliance with legal and regulatory requirements and our Code of Business Conduct and Code of Ethics for Senior Financial Officers; (6) the performance of our internal audit function; (7) the performance of our compliance function; (8) our information technology security and risk, including cybersecurity, and risks and controls surrounding the use of artificial intelligence, as well as related key initiatives and action plans, and (9) the evaluation, appointment and retention of our independent registered public accountants, including a review of the firm's qualifications, services, independence, fees and performance.

In connection with the evaluation, appointment, compensation, retention and oversight of the independent registered public accountants, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accountants and lead audit partner, including taking into account the opinions of management and our internal auditor. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; sufficiency of firm resources; technical expertise and knowledge of the industry; quality of communication and interaction with the firm; known significant legal or regulatory proceedings related to the firm; external data on audit quality and performance, including PCAOB reports; independence; objectivity; and professional skepticism. The Audit Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Further, the Audit Committee reviews in advance and pre-approves, specifically, audit and permissible non-audit services provided to us by GT. For more information regarding the Audit Committee’s preapproval procedures, please read “Audit Committee Preapproval Policies and Procedures” below.

The Audit Committee has also established procedures for the receipt, retention, and treatment, on a confidential basis, of any complaints related to accounting or compliance matters we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters, or anything else that appears to involve financial or other wrongdoing through one of the methods described in our Whistleblower Policy which is available in the Corporate Governance section of the Investor Relations area of our website at www.onetetra.com.

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AUDIT COMMITTEE REPORT
As discussed more fully in Proposal No. 3 on page 18 of the Proxy Statement, the Audit Committee and Board of Directors believe that it is in the best interests of the Company and its stockholders to continue the retention of GT to serve as our independent registered public accountants. Accordingly, the Audit Committee has continued retention of GT as the Company’s independent auditor for 2025. GT has been the independent auditor for the Company since June 2020. Although the Audit Committee has the sole authority to appoint the independent registered public accountants, the Audit Committee will continue to recommend that the Board of Directors request the stockholders, at the Annual Meeting, to ratify the appointment of the independent registered public accountants.

The Board of Directors has determined that each member of the Audit Committee is independent and possesses the necessary level of financial literacy required to enable him or her to effectively serve as an Audit Committee member and that our Audit Committee Chairman, Mark Baldwin, and Audit Committee member, Christian Garcia, each qualify as an Audit Committee Financial Expert. There were five meetings of the Audit Committee during the year ended December 31, 2024. The meetings of the Audit Committee are designed to facilitate and encourage communication among the members of the Audit Committee, management of the Company, our internal audit function, and GT.

In connection with the preparation of the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, the Audit Committee discussed with the Company’s internal auditors and GT the overall scope and plan for their respective audits. The Audit Committee met with the internal auditors and GT, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, including internal control over financial reporting, critical audit matters addressed during the audit, and the overall quality of our financial reporting.

The Audit Committee reviewed with GT, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with US generally accepted accounting principles, GT’s judgments as to the quality, not just the acceptability, of our accounting principles and discussed such other matters as are required to be discussed with the committee by the applicable requirements of the PCAOB, including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with GT their independence from our management and the Company, including the matters contained in the written disclosures and the letter received from GT required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by GT with GT’s independence.

The Audit Committee also reviewed and discussed together with management and GT our audited consolidated financial statements for the year ended December 31, 2024, and the results of management’s assessment of the effectiveness of our internal control over financial reporting and GT’s audit of internal control over financial reporting.

Over the course of a year, the Audit Committee has a rolling agenda covering a variety of standing matters such as briefings from the Internal Auditor on TETRA’s internal control system and on the outcomes of internal audits and notable control matters, briefings from the Chief Compliance Officer, and on tax matters, information technology management and security. In 2024, in addition to the standing matters, members of management, the internal auditor, and the independent auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including (i) SEC cybersecurity rules, including cybersecurity risk management and governance and incident materiality assessment requirements, (ii) considerations regarding the investment in GT by a private equity firm, (iii) Internal Revenue Code Section 382 tax loss carryforwards and the Company’s deferred tax valuation allowance for U.S. federal and state deferred tax assets, and (iv) mining and asset retirement obligation accounting matters..

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed by the Company with the SEC.

Submitted by the Audit Committee of the Board of Directors,

Mark E. Baldwin, Chairman
Christian A. Garcia
Angela D. John
Shawn D. Williams

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.
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AUDIT COMMITTEE REPORT
Fees Paid to Principal Accounting Firm
The following table sets forth the aggregate fees for professional services rendered to us by our principal accounting firm for the fiscal years ended December 31, 2024, and 2023, respectively:

	2024	2023
Audit fees (1)	$1,035,583	$943,389
Audit-Related fees (2)	—	15,000
Tax fees (3)	5,290	900
All other fees	—	—
Total fees	1,040,873	959,289

(1)	Includes (A) fees associated with the annual audit, including audit of internal control over financial reporting, and reviews of the Company’s quarterly reports on Form 10-Q and (B) $103,999 of statutory audit fees for our TETRA Chemicals Europe Sweden, TETRA Chemicals Europe Finland, and TETRA Middle East for Oil & Gas Services LLC subsidiaries paid to our principal accounting firm, Grant Thornton LLP, in 2024, (C) $89,000 of statutory audit fees for our TETRA Chemicals Europe Sweden and TETRA Chemicals Europe Finland subsidiaries paid to Grant Thornton LLP, in 2023.
(2)	Consists of assurance and related services provided in such period in connection with the Company’s Form S-8 Registration statement.
(3)	Consists solely of fees for certain permissible tax services for TETRA Chemicals Europe Sweden in such period paid to our principal accounting firm, Grant Thornton LLP.
The Audit Committee preapproved 100% of these fees shown in the above table. Before approving these fees, the Audit Committee considered whether the provision of services by our principal accounting firm that are not related to the audit of our financial statements was compatible with maintaining the independence of our principal accounting firm, and the Audit Committee concluded that it was.

Audit Committee Preapproval Policies and Procedures
The Audit Committee has adopted a pre-approval policy with respect to the services that may be performed by our independent auditors (the “Audit Firm”). This policy provides that all audit and non-audit services to be performed by the Audit Firm must be specifically pre-approved on a case-by-case basis by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions made by such member(s) to the entire Audit Committee at or before its next scheduled meeting. As of the date hereof, the Audit Committee has delegated this authority to the Chair of the Audit Committee. Neither the Audit Committee, nor the person to whom pre-approval authority is delegated, may delegate to management their responsibilities to pre-approve services performed by the Audit Firm.

All requests or applications by the Audit Firm to provide services to us must be submitted to the Audit Committee or its chair by both the Audit Firm and the Chief Financial Officer and must include a description of the services being requested for pre-approval and a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence.

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EXECUTIVE OFFICERS

Executive Officers
Our current executive officers and their ages and positions are as follows:

Name	Age	Tenure (years)	Position
Brady M. Murphy	65	7	President and Chief Executive Officer
Elijio V. Serrano	67	12	Senior Vice President and Chief Financial Officer
Matthew J. Sanderson	51	8	Executive Vice President and Chief Commercial Officer
Timothy C. Moeller	61	7	Senior Vice President - Global Supply Chain and Chemicals
Roy E. McNiven	45	2	Senior Vice President - Energy Services Operations
Alicia P. Boston	53	15	Senior Vice President, General Counsel, and Chief Compliance Officer
Kurt Hallead	58	<1	Vice President - Investor Relations and Treasurer

(Information regarding the business experience of Mr. Murphy is set forth above under “Nominees for Director.”)

Elijio V. Serrano has served as our Senior Vice President and Chief Financial Officer since August 2012. Mr. Serrano served as chief financial officer of UniversalPegasus International from October 2009 through July 2012. Following his resignation from Paradigm BV in February 2009 and until his acceptance of the position with UniversalPegasus International in October 2009, Mr. Serrano was retired. From February 2006 through February 2009, Mr. Serrano served as chief financial officer and executive vice president of Paradigm BV (formerly, Paradigm Geophysical Ltd.). From October 1999 through February 2006, Mr. Serrano served as chief financial officer of EGL, Inc. From 1982 through October 1999, Mr. Serrano was employed in various capacities with increasing responsibility by Schlumberger Ltd. From August 2022 to June 2024, Mr. Serrano served as a director and as chairman of the human resources and compensation committee of Park Lawn Corporation, a Canadian public company, until its acquisition by Homesteaders Life Company and Birch Equity Partners. Previously, Mr. Serrano served as a director, chair of the audit committee, and as a member of the corporate governance and nominating committee of Tesco Corporation, a public company, until its acquisition by Nabors Industries Ltd. Mr. Serrano received his B.B.A. degree in Accounting and Finance from the University of Texas at El Paso. Mr. Serrano was a certified public accountant in the State of Texas from 1986 until March 2002, at which time his license became inactive.

Matthew J. Sanderson has served as our Executive Vice President and Chief Commercial Officer since September 2022. From December 2016 until September 2022, he served as our Senior Vice President responsible for our Water & Flowback Services division and our global Completion Fluids & Products division. Prior to joining TETRA, Mr. Sanderson served as Regional Vice President - U.S. West at Schlumberger from October 2015 to November 2016. Mr. Sanderson started his career as a Field Engineer at Schlumberger in 1997 and held various leadership roles in Operations, Engineering, Human Resources, and QHSE in North America and internationally (Australia, Thailand, India, Canada). Mr. Sanderson earned a Bachelor of Applied Science in Civil Engineering (Environmental Option) from Queen's University in Kingston, Canada and a Master's of Science in Oil & Gas Industry Management from Heriot-Watt University in Edinburgh, Scotland.

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EXECUTIVE OFFICERS

Timothy C. Moeller has served as our Senior Vice President of Global Supply Chain and Chemicals since May 2020 and served as Vice President and Chief Procurement Officer from April 2018 to May 2020. Prior to joining TETRA, from September 2012 until March 2018, Mr. Moeller served as Chief Operating Officer of Melior Innovations and Chief Executive Officer of TessaFrac. From May 2006 until February 2012, Mr. Moeller held numerous Supply Chain management positions with increasing responsibility at Halliburton. Earlier in his career, Mr. Moeller held several supply chain management positions with Tyco International and YPF/Maxus Corporation. Mr. Moeller received a bachelor’s degree in business administration from Texas A&M University.

Roy E. McNiven has served as our Senior Vice President of Energy Services Operations since September 2022. Prior to joining TETRA, he served as the Senior Vice President of Operations for CSI Compressco GP LLC, the general partner of CSI Compressco LP and one of our former subsidiaries, from December 2019 until February 3, 2022 and as Vice President of Operations from October 2018 until December 2019. Mr. McNiven served as Vice President of Rental Operations at Nabors Industries Ltd. from December 2017 until joining CSI Compressco. Prior to this role, he served for 13 years at Tesco Corporation in various management levels roles, including Vice President of Product Supply and Commercialization, Vice President of Products and Services, Vice President of Aftermarket Sales & Service, Rentals and Global Supply Chain, and Global Director, Aftermarket Sales & Service and Rentals, before Tesco was acquired by Nabors. Mr. McNiven earned a Bachelor of Business Administration degree, as well as an Executive MBA, from Athabasca University in Canada.

Alicia P. Boston has served as our General Counsel since August 2021, as our Chief Compliance Officer since August 2020, and as a Senior Vice President since February 2025. Ms. Boston leads our global legal and compliance functions with oversight of all legal affairs, compliance, and ethics. She has over 25 years of combined legal experience in corporate law and governance, contracts, strategic transactions and managing litigation. From July 2009 to August 2021, she served in various in-house counsel roles in our legal department, with increasing areas of responsibility. Prior to joining TETRA, Ms. Boston practiced law at private law firms in corporate and securities law and also worked as in-house corporate counsel at TOTAL Petrochemicals USA, a corporate subsidiary of publicly-traded TOTAL S.A. Ms. Boston holds a Juris Doctor with honors from Texas Southern University, a BBA in International Business from The University of Texas at Austin, and executive education governance certifications from Stanford University as well as The Wharton School. She has been a member of the State Bar of Texas since 1997.

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EXECUTIVE OFFICERS

Kurt Hallead has served as our Vice President – Investor Relations and Treasurer since March 2025. Prior to joining TETRA, he served as Head of Global Energy for The Benchmark Company, LLC from December 2022 to February 2025. Before that, Mr. Hallead co-founded Legacy League, Inc. in 2021 and served as CEO until December 2022, where he focused on developing proprietary digital marketing and revenue strategies for university athletic departments. From 2001 to 2021, Mr. Hallead served in various energy research leadership roles at RBC Capital Markets, most recently as Head of Global Energy Research. Mr. Hallead received his B.A. degree in Finance from Michigan State University and pursued a Master of Science in Sports Management from Northwestern University.

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COMPENSATION DISCUSSION & ANALYSIS

COMPENSATION DISCUSSION & ANALYSIS

2024 CD&A At-A-Glance

This Compensation Discussion and Analysis (“CD&A”) reviews the objectives and elements of our executive compensation program and discusses the 2024 compensation earned by our Chief Executive Officer and the other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other employees designated as our senior officers (together with our NEOs, “Senior Management”). It also explains the decision-making process of our Human Capital Management and Compensation Committee of our Board of Directors (the “HCMCC”) and actions the HCMCC took during 2024 based on its ongoing commitments to solicit and consider stockholder feedback regarding our compensation program for our Senior Management and to ensure that we continue to execute our long-term strategies and achieve sustainable growth in returns for our stockholders. During 2024, we:

☑	Maintained a robust 16.6% adjusted EBITDA margin despite decreased onshore activity levels in the U.S. throughout the year.
☑	Attained record high treatment and recycling volumes in the fourth quarter of 2024 with our TETRA Oasis Total Desalination Solution (TDS), an end-to-end desalination for beneficial re-use system.
☑	Continued to invest in long-term strategic initiatives, including our Arkansas bromine project, our TETRA CS Neptune Fluids for deepwater well completion and TETRA PureFlow Plus for long duration battery storage, as well as our produced water desalination project.
We refer to certain non-GAAP measures that are used in our compensation decisions throughout this CD&A. Please refer to Appendix A of this Proxy Statement for information regarding these measures.

I. Executive Summary

Company Operations and Performance
We are an energy services and solutions company with operations on six continents focused on developing environmentally conscious services and solutions that help make people’s lives better. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, we are expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. We have two reportable segments: the Completion Fluids & Products Division, and the Water & Flowback Services Division.

Our Completion Fluids & Products Division manufactures and markets clear brine fluids, additives, and associated products and services to the oil and gas industry for use in well drilling, completion, and workover operations in the United States and in certain countries in Latin America, Europe, Asia, the Middle East, and Africa. The Division also markets liquid and dry calcium chloride products manufactured at its production facilities or purchased from third-party suppliers to a variety of markets outside the energy industry, and markets TETRA PureFlow, an ultra-pure zinc bromide, as well as TETRA PureFlow Plus, an ultra-pure zinc bromide/zinc chloride blend; both to several battery technology companies.

Our Water & Flowback Services Division provides onshore oil and gas operators with comprehensive water management services. The Division also provides frac flowback, production well testing, and other associated services in many of the major oil and gas producing regions in the United States, as well as in oil and gas basins in certain countries in Latin America, Europe, and the Middle East.

We continue to pursue a long-term growth strategy that includes expanding our core businesses, domestically and internationally, through the introduction of new technology, organic growth, and accretive acquisitions.

During 2024, customer consolidation in the energy industry and lower natural gas prices resulted in decreased activity in the U.S. Although our annual revenue decreased by $27.2 million compared to 2023, adjusted EBITDA decreased by only 7%, and our adjusted EBITDA margin for 2024 was 16.6%, compared to 17.1% in 2023 (see Appendix A for definition and reconciliation of non-GAAP financial measures). Our strategic focus on produced water resulted in record high treatment and recycling volumes in the fourth quarter of 2024 and the commercial announcement of TETRA Oasis Total Desalination Solution (TDS), an end-to-end desalination for beneficial re-use system.
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We enter 2025 with a strong and growing base business, a robust backlog of deep-water projects, momentum with our produced water desalination solution, stronger demand for our TETRA PureFlow battery electrolyte, a solid balance sheet, and the necessary liquidity to continue to fund our growth initiatives.

Actions taken by the HCMCC during 2024 to design compensation programs that retain valued executive talent and reward the creation of stockholder value are described below.

Positive 2024 Say-on-Pay Vote Outcome and Stockholder Engagement
In 2024, we received over 92% stockholder support on our say-on-pay advisory vote. We maintain an ongoing, proactive outreach effort with our stockholders. Our Board of Directors has a practice of periodically engaging with stockholders to seek feedback on our executive compensation program. We appreciate that our stockholders take the time to have a candid dialog with us and provide us with meaningful feedback. Although each stockholder’s particular focus is slightly different, our pay for performance approach to executive compensation, emphasis on social responsibility, and human capital management have been well received. The feedback we receive from future stockholder outreach efforts will be considered in our assessment of any changes in our compensation programs. We are pleased with our say-on-pay results and stockholder feedback and will continue to engage with our stockholders to be sure we understand their perspectives. For a discussion of our stockholder engagement efforts on topics such as corporate governance and sustainability, please see page 37 in this Proxy Statement.

Overall Compensation Structure
We seek to structure a balance between achieving positive short-term annual results and ensuring long- term viability and success by providing both annual and long-term incentive opportunities. The following graphic illustrates the components of the total compensation opportunities available to members of our Senior Management:

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COMPENSATION DISCUSSION & ANALYSIS
Key Compensation Practices and Policies
We have implemented and continue to maintain compensation practices and policies that we believe contribute to good governance.

What We Do	What We Don’t Do
☑ Tie a significant portion of our pay to performance through objective performance measures
☑ Mitigate compensation risk through our Clawback Policy, which applies to all forms of incentive compensation earned by our executive officers
☑ Monitor robust stock ownership through our stock ownership guidelines
☑ Retain an independent compensation consultant that does not provide any services to management
☑ Ensure a fully independent Human Capital Management and Compensation Committee
☑ Have established procedures for granting of equity awards
☑ Utilize a returns-based performance metric in long-term incentive awards granted to our executive officers
☑ Annually review pay and performance alignment

☒ Enter into employment agreements with fixed terms with our officers
☒ Guarantee annual salary increases or bonuses
☒ Reload, reprice, or back-date stock options
☒ Allow short sales, transactions involving derivatives of our stock, or certain hedging transactions
☒ Grant stock options with an exercise price less than fair market value
☒ Provide tax gross-ups or significant executive perquisites such as club memberships or private air travel
☒ Enter into single-trigger change of control agreements
☒ Have a poison pill
☒ Pay dividends on unvested equity awards
☒ Allow for our relative TSR performance-based awards to pay above target if absolute TSR Is negative

II. Compensation Philosophy & Objectives

Overview of Compensation Philosophy and Objectives
We strive to maintain a compensation program that is competitive in the labor markets in which we operate. Our philosophy is to maintain an executive compensation program that will attract, retain, motivate, reward, and align highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

Attract	Retain	Motivate	Reward	Align
Structure pay programs and compensation levels that reflect competitive market practices in relevant markets, taking into consideration pay practices of our relevant peer group.	Provide long-term equity and cash compensation opportunities that are consistent with our overall compensation philosophy and drive individual and organizational performance.	Motivate Senior Management to deliver outstanding financial and operational results by establishing performance objectives that incentivize exceptional individual and team effort.	Provide a significant percentage of total compensation that is “at-risk” or “variable,” based on performance measures that are challenging and meaningful to our long-term strategic goals.	Ensure that a significant portion of total compensation is determined by increases in stockholder value, thus assuring alignment of Senior Management and our stockholders’ interests.

Focus on Performance-Based Pay

In establishing target compensation levels, the HCMCC places a significant portion of our NEOs’ compensation “at-risk” through the use of variable compensation, much of which is performance-based. Historically, variable pay has included the following:

•Annual Cash Incentive. Performance-based cash incentives determined by achievement of specific annual performance objectives.
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•Long-Term Cash Incentive. Performance-based long-term cash incentives determined by achievement of specific long-term financial and other performance objectives that incentivize Senior Management to focus on creation of long-term, sustainable stockholder value. These awards provide the same retention value as awards of long-term equity, and although we may ultimately choose to settle these awards of long-term performance-based cash with awards of RSUs, it gives us the flexibility to elect to settle the awards in cash and thereby conserve stockholder-approved awards under our equity plans.
•Restricted Stock Units (RSUs). Time-based RSUs that vest over a set number of years and deliver value based on the market price of TETRA stock at the time of vesting.

For 2024, approximately 84% of the target compensation opportunities for our CEO and 72% of the target compensation opportunities for our other NEOs were variable or “at-risk,” as illustrated in the following pie charts.

2024 NEO TARGET TOTAL DIRECT COMPENSATION
CEO	Other NEOs

(1) Awards of long-term performance-based cash for our CEO and other NEOs.
(2) Awards of time-based RSUs for our CEO and other NEOs, excluding any RSU grants made in settlement of annual or long-term performance-based cash incentive awards.

III. Roles & Processes

Role of HCMCC. The HCMCC determines our overall compensation philosophy, sets the compensation of our CEO, approves the compensation of our NEOs, and oversees the compensation of the other executive officers. In making compensation decisions, the HCMCC considers all of the following factors:
•our financial and operational results including health, safety, and environmental performance;
•our strategic goals and accomplishments;
•alignment of compensation opportunities with the interests of our stockholders;
•the performance and potential of our CEO and other executive officers;
•compensation paid by companies in our compensation peer group;
•compensation data from available industry surveys for executive officers with similar positions and with roles and responsibilities similar to our executive officers;
•market data and analysis and recommendations provided by any compensation consultant engaged by the HCMCC;
•overall compensation paid to our CEO and executive officers in previous years, including the value of equity-based compensation;
•the recommendations of our CEO with respect to specific compensation matters, including changes in compensation for our executive officers;
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•the retention value of long-term compensation plans;
•alignment of our overall compensation program with our policies and strategies related to human capital management; and
•exogenous macroeconomic factors that are outside of the control or purview of the company.

The HCMCC has the authority to retain compensation consultants, outside counsel, or other advisors to assist the HCMCC in the discharge of its duties. In any given year, the HCMCC bases its decision on whether to retain a compensation consultant on various factors, including prevailing market conditions, regulatory changes governing executive compensation, and the quality of any other relevant data that may be available. If a compensation consultant is engaged, the Chair of the HCMCC maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the HCMCC and/or the CEO and certain members of Senior Management. The HCMCC, and/or its Chair, also periodically meets independently with the compensation consultant. Through this communication with the Chair of the HCMCC, the consultant reports to, and acts at the direction of, the HCMCC. Although our CEO and certain members of Senior Management may receive the consultant’s reports and data, the HCMCC retains and exercises sole control and authority over the compensation consultant.

Role of CEO. Our CEO makes recommendations to the HCMCC with regard to salary, including any adjustments, and the annual and long-term incentives available to our Senior Management, excluding himself. His recommendations are based on factors such as his judgment and experience, available market data, and his evaluation of individual performance and contribution. In the HCMCC’s review of the changes in compensation recommended by the CEO, the HCMCC considers the CEO’s evaluations of and recommendations for each member of Senior Management as well as its own evaluations of Senior Management and the input and analysis of the HCMCC’s compensation consultant. In conjunction with our CEO, the HCMCC reviews the compensation of our Senior Management other than our CEO. Subsequently, the HCMCC, in executive session, establishes the compensation for our CEO.

Role of Compensation Consultant. In September 2023, the HCMCC engaged Compensation Advisory Partners (CAP) as its independent advisor to evaluate our compensation program. CAP provided insights on compensation related trends and issues and supported the HCMCC in the fulfillment of its charted duties throughout the year. The HCMCC confirmed CAP had no business or personal ties with our executives or members of the HCMCC and had measures in place to avoid conflicts of interest.

In October 2024, the HCMCC switched to Pay Governance as its independent advisor, expecting similar guidance on our program's structure, industry trends, and the provision of industry specific market data to assess the competitiveness of our executive pay levels. Before engaging Pay Governance, the HCMCC confirmed that Pay Governance has no business or personal relationships with any of our executive officers or members of the HCMCC, and verified that Pay Governance has procedures in place to prevent conflicts of interest. The HCMCC will continue to evaluate Pay Governance as its compensation consultant, including screening for potential conflicts of interest, on an ongoing basis.

Peer Group. In order to ensure the competitiveness of our compensation program, which is a critical factor in our ability to attract and retain high-caliber executive talent, the HCMCC periodically reviews compensation paid by other companies in the oil and gas equipment and services and specialty and commodity chemicals industries. For 2024, the HCMCC, with the assistance of CAP, adopted one peer group for our evaluation of Senior Management compensation (our “compensation peer group”) and our relative total stockholder return ("RTSR") performance measure under our long-term incentive awards (our “performance peer group”). The peer group is reviewed by the HCMCC on an annual basis to ensure that we maintain appropriate comparator companies.

Compensation & Performance Peer Group

Criteria for selecting companies to be included in the compensation and performance peer group include companies across global geographies with similar business characteristics, products, or services, that compete with us in terms of the customers we serve, that we compete with for executive talent, and overall comparability in terms of size (as measured by revenue and enterprise value).

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COMPENSATION DISCUSSION & ANALYSIS

In February of 2024, the HCMCC adopted the following peer group to be used for the purpose of making appropriate peer comparisons for the HCMCC’s evaluation of our 2024 compensation program, including pay mix, prevalence of long-term incentive vehicles, and pay-for-performance plans, and to measure our RTSR under the long-term performance-based cash incentive awards granted in 2024, for the performance period of January 1, 2024 through December 31, 2026:

Compensation & Performance Peer Group Used to identify and compare executive pay practices, and to measure our RTSR under long-term performance-based cash incentive awards
•Aris Water Solutions, Inc.
•Core Laboratories N.V.
•Dril-Quip Inc.
•Forum Energy Technologies, Inc.
•Flotek Industries, Inc.
•Hawkins Inc.
•KLX Energy Services Holdings, Inc.
•National Energy Services Reunited
•Nine Energy Service, Inc. •Newpark Resources, Inc. •Oil States International, Inc. •Ranger Energy Services, Inc. •Mammoth Energy Services, Inc. •Select Energy Services, Inc. •Expro Group Holdings N.V.

The Role of Market Data. While the HCMCC does consider our peer group’s practices in establishing compensation opportunities, it does not specifically benchmark the values of base salaries, annual incentives, or long-term incentives relative to that peer group or any survey data. Rather, the HCMCC periodically reviews the overall compensation offered by the members of our peer group in order to ensure that our compensation program remains competitive. Although we review both target compensation and actual compensation paid, our focus is on target compensation, including the target amount of annual and long-term award opportunities, as it provides the best indication of competitive compensation levels for our Senior Management.

The market data is also used to gauge industry practices regarding the structure and mechanics of annual and long-term incentive plans.

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COMPENSATION DISCUSSION & ANALYSIS

IV. Compensation Elements

We strongly believe that our NEOs and Senior Management should be compensated with a package that includes the following four elements:

Element	Purpose	Key Features	Changes for 2024
Base Salary	Fixed base pay to competitively compensate executives for their roles at TETRA
•The HCMCC periodically reviews relevant market data to ensure our salary program is competitive
•Salaries may be adjusted for performance, expansion of duties and responsibility, and/or changes in market salary levels
•When considering salary adjustments, the HCMCC reviews corporate performance goals, individual performance potential, and our CEO’s specific compensation recommendations (except with regard to his own salary)

•Base salaries for our CEO and other NEOs were adjusted in April of 2024 following broad-based company-wide merit increases
Annual Cash Incentives	Drive achievement of specific annual performance objectives
•Target award opportunities are a percentage of base salary
•A threshold, target, and stretch performance objective is established for each performance measure
•100% of the annual cash incentive for our CEO and other NEOs is determined by absolute financial measures (subject to any negative safety modifier)
•Actual earned amounts of annual cash incentives can range from 0% to 200% of target

•For 2024, the threshold payment level for the financial performance measure was increased from 60% of target (in 2023) to 75% of target
Long-Term Cash and Equity Incentives	Motivate executives to create long-term value for stockholders
•Awards include time-based RSUs and performance-based cash, the combination of which provides the company with increased retention value and rewards participants for positive financial results and improved relative stock price performance
•50% of 2024 LTI awards consist of long-term performance-based cash with a 3-year performance period and a maximum payout of 200% of target
◦Performance measures are RTSR, weighted 50%, and Return on Net Capital Employed (“RONCE (EBIT)”), weighted 50%
•50% of 2024 LTI awards consist of RSUs that vest over a 3-year period
◦RSUs are key to employee retention and alignment with the interests of our stockholders

•Our CEO and other NEOs elected to receive portions of the earned amounts of long-term cash incentive awards for the 3-year period that ended December 31, 2024 in RSUs that vest one year from the date of grant, in lieu of cash

Employee Benefits	Enable executives to successfully execute their roles while safeguarding the health and well-being of themselves and their families	•Health and welfare benefit plans offered to our executives are the same plans offered to all employees •Retirement plan options include 401(k) and deferred compensation	•None

Our utilization of each of these elements in our 2024 compensation program is discussed in detail below.

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COMPENSATION DISCUSSION & ANALYSIS

Base Salary
In April of 2024, in connection with broad-based merit increases for more than 85% of our global employees, the base salary of each of our NEOs was increased. In determining the amounts of increases for our CEO, other NEOs, and Senior Management, the HCMCC considered scope of responsibility and the CEOs evaluation of individual performance (other than his own individual performance). With regard to our CEO and other NEOs, although the HCMCC did review base salaries for comparable positions offered by members of our compensation peer group, it did not specifically benchmark against the values of those base salaries. The table below shows the base salary for each of our NEOs as of December 31, 2023, and the increased base salary effective April 20, 2024:

Name	Title	Base Salary as of Dec. 31, 2023	Base Salary as of April 20, 2024
Brady M. Murphy	President & Chief Executive Officer	$700,000	$735,000
Elijio V. Serrano	Sr. Vice President & Chief Financial Officer	435,000	452,400
Matthew J. Sanderson	Executive Vice President & Chief Commercial Officer	450,000	467,500
Timothy C. Moeller	Sr. Vice President	430,000	450,000
Roy E. McNiven	Sr. Vice President	405,000	423,000

Annual Cash Incentives
As part of its annual review of Senior Management compensation, the HCMCC reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation that may be awarded under our Cash Incentive Compensation Plan (“CICP”) in the following year and discusses the overall effectiveness of the plan in furthering our compensation philosophy. For the 2024 plan year, the HCMCC increased the threshold payment level for the financial performance measure from 60% of target (in 2023) to 75% of target.

The following table sets forth the annual cash incentive opportunities for the 2024 plan year, shown as a percentage of annual base salary, for our CEO and each of our other NEOs. Annual cash incentive opportunities are capped at the “stretch” percentage of base salary for each NEO, which is equal to 200% of each NEO’s target incentive opportunity and require attainment of threshold performance in order to payout at the threshold level, which is equal to 30% of each NEO’s target incentive opportunity. The target annual cash incentive opportunity for each NEO is calculated using his base salary as of December 31, 2024.

Name	Threshold Annual Incentive Award as % of Base Salary	Target Annual Incentive Award as % of Base Salary	Stretch Annual Incentive Award as % of Base Salary
	(0% of Target Award)	(100% of Target Award)	(200% of Target Award)
Brady M. Murphy	37.5%	125.0%	250.0%
Elijio V. Serrano	30.0%	100.0%	200.0%
Matthew J. Sanderson	24.0%	80.0%	160.0%
Timothy C. Moeller	21.0%	70.0%	140.0%
Roy E. McNiven	21.0%	70.0%	140.0%

The following table sets forth the performance measures and target performance objectives approved by the HCMCC for each of our NEOs for the 2024 plan year under the CICP, and the business consideration underlying each performance measure. Please refer to Appendix A of this Proxy Statement for reconciliations of non-GAAP financial measures.
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Performance Measure	Target Performance Objective	Weight of Performance Measure	Business Considerations
Adjusted EBITDA for Compensation Purposes (Determined based on Adjusted EBITDA for external reporting purposes, less adjusted realized and unrealized income or loss from investments and certain board and executive compensation, as described in Appendix A of this Proxy Statement)	$117.97 million at target	100%
The Adjusted EBITDA for Compensation Purposes performance measure ensures focus on the financial outcome of day-to-day and long-term operating decisions that impact the profitability of our businesses, including:
•Ensuring that day-to-day spending is tightly managed and aligned with our annual operating budget, and that operational plans and projects (including acquisitions) are quickly integrated in order to maximize efficiencies.
•Prioritizing projects across the organization to elevate focus on those that have the greatest potential return on investment.
•Driving cross-functional alignment among product lines and geographies to capture incremental improvements in productivity.
•Ensuring differentiation of service quality, which positions us to manage pricing through market cycles and pursue and maintain relationships with the most profitable customers.
•Fostering innovation to develop new products and technologies that expand our customer base.

Sustainability (Health, Safety, and Environment)	Up to 10% negative modifier	Health, safety, and environmental (“HSE”) performance can be a negative modifier that may reduce (but not increase) amounts earned under the financial performance measure if health, safety, and environmental results are deemed to be unsatisfactory.

Although a portion of annual cash incentive awards for our other NEOs was based on individual performance objectives (“IPOs”) in 2023, for the 2024 plan year, the HCMCC chose to base 100% of our CEO and other NEOs’ awards on the Adjusted EBITDA for Compensation Purposes performance measure, subject to any negative HSE modifier. In making this decision, the HCMCC considered the breadth of our CEO and other NEOs’ responsibilities, which includes oversight of the individual performance of Senior Management relative to their own strategic goals and objectives for the portions of the business they oversee. Their success in achieving those goals and objectives is a direct reflection of the CEO’s and other NEOs’ effectiveness as leaders. Therefore, the HCMCC determined that IPOs for the CEO and other NEOs are not currently necessary.

For the Adjusted EBITDA for Compensation Purposes performance measure, awards are earned only if results exceed a minimum threshold, which was increased to 75% of the target performance objective in 2024 (up from 60% in 2023). This higher bar makes it more challenging for participants to qualify for any payout. At the threshold performance level of 75%, 30% of the target annual incentive award may be earned. Reaching the target performance level of 100% earns a full 100% payout, while exceeding expectations at the stretch level of 140% unlocks the maximum payout of 200%. For performance falling between the threshold and target, or between target and stretch, we use straight-line interpolation to calculate the exact payout percentage based on the result achieved.

Performance and Payout Levels for Adjusted EBITDA for Compensation Purposes Performance Measure
Performance Level	Performance, as a Percentage of the Target Adjusted EBITDA Performance Objective	Portion of Target Annual Incentive Award that May Be Earned
Threshold	75%	30%
Target	100%	100%
Stretch	140%	200%

The following table shows the target performance objective and actual 2024 result for each performance measure applicable to our CEO and other NEOs for the 2024 plan year.

Performance Measure	Target Performance Objective	Result of 2024 Performance Period
Adjusted EBITDA for Compensation Purposes	$117.97 million	$101.84 million (86.3% of target)

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Under the annual cash incentive awards for 2024, HSE is a negative modifier that may reduce payments earned under other performance metrics if targeted health, safety, and environmental results are not attained. Due to a below target HSE performance in 2024 for most of our operations, the HCMCC determined that a 5% HSE deduction would be applied to earned amounts of the 2024 annual cash incentive for Messrs. Murphy, Serrano, Sanderson, and McNiven. The operational units under Mr. Moeller attained a satisfactory HSE performance in 2024; accordingly, the HSE deduction was not applied to Mr. Moeller.

The following table shows the target amount of each NEOs 2024 award opportunity, the weight of the financial performance measure and the percentage of the award deemed to have been earned based on 2024 performance relative to that measure, and the amount of the award opportunity earned.

	Target Amount of 2024 Award Opportunity	Weight of Adjusted EBITDA for Compensation Purposes Performance Measure	Percentage of Adjusted EBITDA for Compensation Purposes Performance Measure Earned(1)	HSE Deduction	Total Amount of 2024 Award Opportunity Earned
Brady M. Murphy	$918,750	100.0%	61.7%	$(28,350)	$538,644
Elijio V. Serrano	452,400	100.0%	61.7%	(13,960)	265,232
Matthew J. Sanderson	374,000	100.0%	61.7%	(11,540)	219,268
Timothy C. Moeller	315,000	100.0%	61.7%	—	194,398
Roy E. McNiven	296,100	100.0%	61.7%	(9,137)	173,597
(1) The percentage of the Adjusted EBITDA for Compensation Purposes performance measure earned has been rounded to the nearest one-tenth of a percentage point.

Long-Term Incentives
2024 Awards of Long-Term Incentives. Target values of awards of long-term incentives granted to our NEOs in 2024 consist 50% of RSUs, and 50% of long-term performance-based cash. In establishing the structure of these awards, the HCMCC considered the following factors: the similar retention value provided by long-term awards of equity and cash; their desire to ensure that a minimum of 50% of the target values of long-term awards would be at-risk, based on achievement of specific long-term financial and other performance objectives; and, the need to conserve the number of stockholder-approved equity awards available under our equity plan.

The following table summarizes the 2024 awards of long-term incentives to each of our NEOs:

	Target Value of Restricted Stock Units(1)	Target Value of Long-Term Performance-Based Cash	Total Target Long-Term Award Value(1)
Brady M. Murphy	$1,500,000	$1,500,000	$3,000,000
Elijio V. Serrano	500,000	500,000	1,000,000
Matthew J. Sanderson	375,000	375,000	750,000
Timothy C. Moeller	337,500	337,500	675,000
Roy E. McNiven	337,500	337,500	675,000
(1) The values of RSUs and the Total Long-Term Award Values in the table above reflect the values targeted by the HCMCC when granting these awards. The numbers of RSUs awarded are determined using 20-day average closing market prices through the day prior to the award date. For actual grant date values of the number of RSUs awarded, refer to the Summary Compensation Table.

The HCMCC has historically approved awards of long-term incentives on an annual basis, in February of each calendar year, following their review of prior calendar year performance. The HCMCC approved annual awards of RSUs under the TETRA Second Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) to each of our NEOs on February 19, 2024. One-third of the RSUs will vest on the first anniversary of the grant date, and a one-sixth portion of the RSUs will vest once every six months thereafter until fully vested in February 2027.

Also on February 19, 2024, the HCMCC established performance measures and performance objectives applicable to the long-term performance-based cash awards granted to our NEOs. Such awards were granted under the CICP for the three-year performance period ending on December 31, 2026. The performance measures and the relative weights of each such performance measure for these long-term cash incentive awards are:

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COMPENSATION DISCUSSION & ANALYSIS

Performance Measures Applicable to Awards of Long-Term Performance-Based Cash
 (i) TETRA’s RONCE (EBIT) for each year in the three-year period ending December 31, 2026, weighted 50%; and

(ii) RTSR based on our Compensation &
Performance Peer Group for the three-year period
ending December 31, 2026, weighted 50%

Our RONCE (EBIT) performance measure is defined as earnings before interest and tax (EBIT), divided by the average of current year-end and last year-end net capital employed. Net capital employed is defined as total assets minus cash, minus current liabilities, plus current debt. The HCMCC utilized the RONCE (EBIT) performance measure for these long-term incentive awards in order to focus our NEOs on the creation of sustainable stockholder value. Please refer to Appendix A in this Proxy Statement for reconciliations of non-GAAP financial measures.

In addition, a cap of 100% of the target award will be imposed on the portions of the long-term performance-based cash awards based on RTSR if our absolute TSR over the three-year performance period is negative. The HCMCC believes that this provision promotes better alignment with the financial outcomes experienced by our long-term stockholders.

On an annual basis, with the assistance of its compensation consultant, the HCMCC develops a peer group that is used to measure our RTSR under our long-term incentive awards. The 2024 Compensation & Performance Peer Group is comprised of companies that compete with us in terms of the products and services we offer or the customers and geographies we serve. The following peer group was adopted by the HCMCC in February of 2024 in connection with their approval of long-term performance-based cash awards for the performance period of January 1, 2024 through December 31, 2026:

Compensation & Performance Peer Group(1) Used to identify and compare executive pay practices, and to measure our RTSR under long-term performance-based cash incentive awards
•Aris Water Solutions, Inc.
•Core Laboratories N.V.
•Dril-Quip Inc.
•Forum Energy Technologies, Inc.
•Flotek Industries, Inc.
•Hawkins Inc.
•KLX Energy Services Holdings, Inc.
•National Energy Services Reunited
•Nine Energy Service, Inc. •Newpark Resources, Inc. •Oil States International, Inc. •Ranger Energy Services, Inc. •Mammoth Energy Services, Inc. •Select Energy Services, Inc. •Expro Group Holdings N.V.
(1) Adjustments may be made to our peer group during the performance period in order to reflect certain transactional activities of our peers, such as being merged out of existence or filing for bankruptcy.

For each performance measure under the awards granted in 2024, the following performance objectives and payment levels have been established by the HCMCC. If actual results fall between these established performance levels, straight line interpolation will be used to determine earned amounts of the awards:

•For TETRA's RONCE (EBIT), the threshold performance level is 71.4% of the target performance objective and corresponds to a 0% payment level; no portion of the award may be earned for results at or below the threshold performance level. The stretch performance level is 128.6% of the target performance objective and corresponds to a 200% payment level.

•For the RTSR performance measure for the three-year period ending December 31, 2026, the threshold performance level is a 25th percentile ranking relative to the peer group, which corresponds to a 0% payment level; no portion of the award may be earned for results at or below the threshold performance level. The stretch performance level is a 75th percentile ranking relative to the peer group, which corresponds to a 200% payment level:

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2024 Long-Term Performance-Based Cash Incentives: TSR vs. Peer Group
Performance Level	Target Performance Objective	Portion of Target Award Vested
Threshold	25th %ile	0%
Target	50th %ile	100%
Stretch	75th %ile	200%

The amounts of the awards that may be earned by a participant at the end of the three-year performance period will be based on our attainment of these performance objectives, subject to the discretion of the HCMCC.

Payment of Long-Term Performance-Based Cash Incentives Granted in 2022. In February of 2022, the HCMCC established performance measures and performance objectives applicable to long-term cash incentive awards granted to our NEOs under the CICP for the three-year performance period ending on December 31, 2024. The performance measures for these long-term incentive awards were: TETRA’s RONCE (EBIT) for each year within the three-year period ended December 31, 2024; and TSR relative to our performance peer group for the three-year period ending December 31, 2024. Under each performance measure, 50% of the target award opportunity included a stock-price modification factor that would increase (or decrease) the amount earned based on the applicable performance measure by the appreciation (or depreciation) of our 20-day average closing stock price from the grant date of the awards through our 20-day average closing stock price on December 31, 2024. Mr. McNiven, who was first employed by us in September of 2022, did not receive a long-term performance-based cash incentive award in 2022.

Payments Earned Under 2022 RTSR Performance Measure

The following performance peer group was adopted by the HCMCC in 2022 in connection with their approval of the long-term cash incentive compensation awards based on RTSR for the performance period of January 1, 2022 through December 31, 2024:

Performance Peer Group(1) Used to evaluate our RTSR under long-term performance-based cash incentive awards granted for the January 1, 2022 through December 31, 2024 performance period	•Expro Group •Flotek Industries •Forum Energy Technologies, Inc. •Newpark Resources, Inc. •Nine Energy Services •Oil States International, Inc.	•Patterson-UTI Energy, Inc. •Precision Drilling Corp. •RPC, Inc. •Select Energy Services, Inc. •U.S. Well Services
(1) Adjustments may be made to our peer group during the performance period in order to reflect certain transactional activities of our peers, such as being merged out of existence or filing for bankruptcy.

For the RTSR performance measure, a threshold, target, and stretch performance objective was established by the HCMCC. The following table provides the specific performance objectives established by the HCMCC for the RTSR performance measure and the portion of the target amount of the award that would be earned at each level of performance:

2022 Long-Term Performance-Based Cash Incentives: TSR vs. Peer Group
Performance Level	Target Performance Objective	Portion of Target Award Vested
Threshold	25th %ile	0%
Target	50th %ile	100%
Stretch	75th %ile	200%

Based on an analysis of our results for the performance period ended December 31, 2024, our absolute TSR for the period was 38.27%, which placed us at the 54th percentile of the applicable peer group, above the target performance level. Accordingly, the HCMCC determined that 116.7% of the RTSR portion of the 2022 award had been earned. With regard to the stock price modification factor, our 20-day average closing stock price through the grant date of the awards was $2.922, and our 20-day average closing stock price through December 31, 2024 was $3.639. Accordingly, the HCMCC determined that a stock price modification factor of 24.537988% would be applied to the 50% portions of the earned amounts of the awards granted with the stock price modification factor under the RTSR performance measure.
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COMPENSATION DISCUSSION & ANALYSIS

	Target Value of 2022 Long-Term Cash Incentive Award Opportunity based on RTSR	% of Target Award Opportunity Earned	Earned Amount of Award based on RTSR	Stock Price Modification Factor Applied to 50% of Earned Award	Total Earned Amount of Award based on RTSR
Brady M. Murphy	$675,000	116.7%	$787,500	$96,618	$884,118
Elijio V. Serrano	250,000	116.7%	291,667	35,785	327,452
Matthew J. Sanderson	156,250	116.7%	182,292	22,365	204,657
Timothy C. Moeller	150,000	116.7%	175,000	21,471	196,471

Payments Earned Under 2022 RONCE (EBIT) Performance Measure

The following table provides the specific performance objectives established by the HCMCC for the RONCE (EBIT) performance measure and the portion of the target amount of the award that would be earned at each level of performance, as well as the actual RONCE (EBIT) results attained for each year in the performance period:

2022 Long-Term Performance-Based Cash Incentives: RONCE (EBIT)
Weighting of Each Year’s Performance in Calculating Total Payout	29.0%	33.0%	38.0%
Performance Level	Target Performance Objectives			Unweighted Portion of Target Award Vested
	Year 1	Year 2	Year 3
Threshold	5.8%	9.4%	9.8%	30%
Target	7.3%	11.8%	12.3%	100%
Stretch	9.1%	14.8%	15.4%	150%
OA	11.0%	17.7%	23.1%	200%
	Actual RONCE (EBIT) Results			Aggregate Portion of Target Award Earned
	Year 1	Year 2	Year 3
	13.4%	20.5%	15.1%	179.6%

The HCMCC determined that our RONCE (EBIT) results for the three-year performance period were as follows: 13.4% in year 1 (184% of target); 20.5% in year 2 (173% of target); and, 15.1% in year 3 (123% of target), as shown in the table above. Accordingly, the HCMCC determined that 200.0% of the portion of the award based on year 1 was earned, 200.0% of the portion of the award based on year 2 was earned, and 146.2% of the portion of the award based on year 3 was earned. With regard to the stock price modification factor, our 20-day average closing stock price through the grant date of the awards was $2.922, and our 20-day average closing stock price through December 31, 2024 was $3.639. Accordingly, the HCMCC determined that a stock price modification factor of 24.537988% would be applied to the 50% portions of the earned amounts of the awards granted with the stock price modification factor under the RONCE (EBIT) performance measure.

	Target Value of 2022 Long-Term Cash Incentive Award Opportunity based on RONCE (EBIT)	% of Target Award Opportunity Earned	Earned Amount of Award based on RONCE (EBIT)	Stock Price Modification Factor Applied to 50% of Earned Award	Total Earned Amount of Award based on RONCE (EBIT)
Brady M. Murphy	$675,000	179.6%	$1,212,015	$148,702	$1,360,717
Elijio V. Serrano	250,000	179.6%	448,895	55,075	503,970
Matthew J. Sanderson	156,250	179.6%	280,559	34,422	314,981
Timothy C. Moeller	150,000	179.6%	269,337	33,045	302,382

Our CEO and each of the other NEOs who received a 2022 long-term performance-based cash incentive award elected to receive the portions of the awards that include the stock price modification factor in the form of RSUs that vest one-year from the date of grant, subject to continued service through such date, in lieu of cash. The number of RSUs granted to each NEO was determined by dividing the dollar amount of the portion of the earned award paid in RSUs by the closing
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COMPENSATION DISCUSSION & ANALYSIS
market price for our stock on the date of grant, rounded up to the nearest whole share. The table below shows the portion of the earned amount of each award settled in RSUs and the numbers of RSUs granted to each NEO.

	Earned Amounts of 2022 Long-Term Cash Incentive Awards Without Stock Price Modification Factor Paid in Cash	Earned Amounts of 2022 Long-Term Cash Incentive Awards With Stock Price Modification Factor Settled in RSUs	Number of RSUs Granted in Lieu of Cash(1)
Brady M. Murphy	$999,758	$1,245,078	371,666
Elijio V. Serrano	370,281	461,140	137,654
Matthew J. Sanderson	231,425	288,213	86,034
Timothy C. Moeller	222,168	276,684	82,593
(1) Our CEO and each of the other NEOs who received a 2022 long-term performance-based cash incentive award elected to receive the portions of the awards that include the stock price modification factor in the form of RSUs that vest one-year from the date of grant, subject to continued service through such date, in lieu of cash. The number of RSUs granted to each NEO was determined by dividing the dollar amount of the portion of the earned award paid in RSUs by the closing market price for our stock on the date of grant, rounded up to the nearest whole share. The RSUs were granted under the Second Amended and Restated 2018 Equity Incentive Plan.

Policies and Practices Related to the Timing of Grants of Certain Equity-Based Awards
We do not currently grant stock options or stock appreciation rights (“SARs”) as part of our equity compensation program. However, if we were to grant such awards again in the future, our equity grant guidelines generally provide that options and SARs would not be granted during the period beginning four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. These restrictions do not apply to other types of equity awards that do not include an exercise price related to the market price of our common stock on the date of grant. During 2024, while the Board did not grant any stock options or SARs, it also did not time the disclosure of material nonpublic information to affect the value of other types of executive compensation awards granted to any service provider.

Retirement, Health, and Welfare Benefits
We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. We offer a 401(k) program to eligible employees of the Company. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees, including our NEOs, may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum dollar amount established under the Code. We generally make a matching contribution under the 401(k) Plan equal to 50% of the first 8% of eligible compensation the participant contributes to the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen are eligible to participate in the 401(K) Plan beginning on the first day of the month following their completion of 30 days of service with us.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were six participants in the program at December 31, 2024 (none of our current NEOs participate in this plan). Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive compensation, subject to certain established minimums. The amounts deferred may increase or decrease depending on the deemed investment elections selected by the participant from among various hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control.

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COMPENSATION DISCUSSION & ANALYSIS
Perquisites
Perquisites (“perks”) are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. Further, our NEOs do not receive compensation or reimbursements for hunting and fishing camp costs or home security expenses. During 2024, no NEO received any compensation or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes.

Clawback Policy
In 2018, the HCMCC adopted the Executive Incentive Compensation Recoupment Policy (“Clawback Policy”). This policy covers recoupment of certain incentive compensation paid to certain of our officers, including each of our NEOs. Incentive compensation includes any performance bonuses or incentive awards, including short and long-term incentive bonuses (in cash or otherwise) and all forms of equity-based awards that are granted, earned or vested under any TETRA plan, arrangement or agreement based wholly or in part on the attainment of a financial reporting measure. The policy provides a mechanism to recoup incentive compensation in the event we are required to prepare a restatement of our previously issued financial statements to correct one or more errors that are material to those financial statements (other than to comply with changes in applicable accounting principles or to reflect retrospective reclassification or adjustment in accordance with applicable SEC rules and regulations) due to our material noncompliance with any financial requirement under the federal securities laws or in the event that our Board of Directors concludes that a covered officer engaged in misconduct that caused significant financial or reputational harm to us but did not cause the need for a restatement of our financial statements.

In October 2023, we updated our Clawback Policy to comply with new SEC regulations and NYSE listing standards. This Clawback Policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm TETRA or its stockholders.

Under the Clawback Policy, as updated in 2023, in the event of a qualifying accounting restatement, we are required to recover reasonably promptly from the covered officers, including our NEOs, any erroneously awarded compensation, defined generally as the excess of the amount of incentive-based compensation received by the covered officer during the applicable recovery period over the amount of incentive-based compensation that would have been received had it been determined based on the restated amounts in the accounting restatement.

The preceding description of our Clawback Policy is qualified by the Clawback Policy itself, which is filed as Exhibit 97.1 to TETRA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Severance Plan and Termination Payments
With the exception of the Change of Control Agreements described below, we do not have a defined severance plan for, or any agreement with, any NEO that would require us to make any termination payments.

Employment Agreements
We have previously entered into employment agreements with Messrs. Murphy, Serrano, Sanderson, Moeller, and McNiven that are substantially identical to the form of agreement executed by most of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or provide for severance, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above.

Double Trigger Change of Control Agreements
We have entered into change of control agreements ("COC Agreements") with each of our current NEOs and certain other members of our Senior Management. Each COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each NEO upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA. A qualifying termination event under the COC Agreements includes termination of the NEO’s employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the NEO for Good Reason (as that term is defined in the COC Agreements). For an overview of the specific terms and conditions of the NEOs' COC Agreements, please read the section titled "Potential Payments upon a Change of Control or Termination" below.

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COMPENSATION DISCUSSION & ANALYSIS
Indemnification Agreements
Each of our current directors and NEOs has executed an indemnification agreement that provides that we will indemnify these directors and officers to the fullest extent permitted by our Certificate of Incorporation, Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his or her services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as an officer or director.

Stock Ownership Guidelines
Our Board of Directors has adopted a policy regarding stock ownership guidelines for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under this policy, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples applicable to our executive officers are as follows:
•Chief Executive Officer, five-times base salary;
•Chief Financial Officer, two-times base salary;
•Executive Vice Presidents, two-times base salary;
•Senior Vice Presidents and Vice Presidents, one-times base salary; and
•Directors, five-times annual cash retainer.

Newly elected officers and directors have five years from the date of appointment to achieve compliance with the policy. As of the date of this report, subject to the transition period described above, all officers and directors are in compliance with the policy.

Tax and Accounting Implications of Executive Compensation
We account for equity compensation expenses under the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), which requires us to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Under Section 162(m) of the Code, publicly held corporations generally may not take a tax deduction for compensation paid in excess of $1,000,000 in a year with respect to the corporation’s chief executive officer and other NEOs.

We may from time-to-time pay compensation to our executive officers that may not be deductible, including payments made under our CICP, discretionary bonuses, and other types of compensation outside of our plans. Although tax deductibility is one of the factors we consider in the design of our compensation plans and programs, we believe that our interests are best served by providing competitive compensation opportunities to our NEOs and other members of Senior Management, even if that results in the non-deductibility of certain amounts under the Code.

Section 409A of the U.S. Internal Revenue Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is TETRA’s intention to design and administer our compensation and benefits plans and arrangements for all employees and other service providers, including the executive officers, so that those arrangements are either exempt from, or satisfy the requirements of, Section 409A.
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COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Human Capital Management and Compensation Committee met five times during the year ended December 31, 2024. The Human Capital Management and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Human Capital Management and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

Submitted by the Human Capital Management and Compensation Committee of the Board of Directors,

Thomas R. Bates, Jr., Chair
Sharon B. McGee
Shawn D. Williams

This report of the Human Capital Management and Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

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COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation
The following table sets forth the compensation awarded to, earned by, or paid to (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) each of our other three most highly compensated executive officers (each a “Named Executive Officer”), during the fiscal years ended December 31, 2024, 2023, and 2022.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
		($)	($)	($)	($)	($)	($)	($)
Brady M. Murphy	2024	$724,231	$—	$1,430,129	$—	$2,783,479	$11,500	$4,949,339
President & CEO	2023	683,077	—	1,298,177	—	3,123,070	6,600	5,110,924
	2022	649,615	—	1,275,156	—	3,083,611	6,100	5,014,482
Elijio V. Serrano	2024	$447,046	$—	$476,712	$—	$1,096,653	$10,950	$2,031,361
Sr. Vice President & CFO	2023	428,654	—	480,807	—	1,325,352	10,500	2,245,313
	2022	414,808	—	472,280	—	1,347,618	9,750	2,244,456
Matthew J. Sanderson	2024	$462,115	$—	$357,535	$—	$738,906	$11,500	$1,570,056
Executive VP & CCO	2023	445,769	—	360,608	—	886,231	11,250	1,703,858
	2022	428,700	—	295,176	—	913,917	10,250	1,648,043
Timothy C. Moeller	2024	$443,846	$—	$321,780	$—	$693,250	$11,500	$1,470,376
Sr. Vice President	2023	423,654	—	702,484	—	663,530	11,250	1,800,918
	2022	402,885	—	283,369	—	569,404	10,250	1,265,908
Roy E. McNiven(4)	2024	$417,462	$—	$321,780	$—	$173,597	$12,100	$924,939
Sr. Vice President	2023	396,538	—	288,484	—	287,556	11,850	984,428
	2022	124,385	—	—	—	109,612	2,567	236,564
(1) The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of RSUs granted under our long-term incentive plan during the fiscal years ended December 31, 2024, 2023, and 2022, determined in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. A discussion of the assumptions used in calculating the aggregate grant date value of such awards may be found in “Note 13 - Equity-Based Compensation and Other” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 25, 2025. The amounts reported in the "Stock Awards" column do not include the value of the RSUs granted to Messrs. Murphy, Serrano, Sanderson, and Moeller in 2025 as settlement of a portion of long-term performance-based cash incentive compensation earned under the CICP for the three-year performance period ended December 31, 2024, the value of which is included in the “Non-Equity Incentive Plan Compensation” column of this table.
(2) The amounts included in this column reflect the amount of the annual incentive compensation earned by each of the NEOs under the CICP for 2024 based upon the achievement of the performance metrics outlined above. For Messrs. Murphy, Serrano, Sanderson, and Moeller, the amounts in this column also include the amounts of the long-term performance-based cash incentive compensation earned for the three-year performance period ended December 31, 2024 under the CICP. Messrs. Murphy, Serrano, Sanderson, and Moeller elected to receive a portion of this long-term performance-based cash incentive compensation earned with respect to the three-year performance period ended December 31, 2024 in the form of grants of RSUs in lieu of cash, with each NEO receiving the following number of RSUs: 371,666 (Mr. Murphy); 137,654 (Mr. Serrano); 86,034 (Mr. Sanderson); and 82,593 (Mr. Moeller), which were granted in March 2025. Such RSUs will vest on the first anniversary of the date of grant, subject to continued service through the vesting date. For more information, see “Compensation Discussion and Analysis - Compensation Elements - Long Term Incentives” above and “Grants of Plan-Based Awards,” below.
(3) For 2024, the amounts reflected represent matching contributions under our 401(K) Retirement Plan.
(4) Mr. McNiven was first appointed as an executive officer during 2022.

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COMPENSATION OF EXECUTIVE OFFICERS

Grants of Plan-Based Awards
The following table discloses the actual number of TETRA RSUs granted during the fiscal year ended December 31, 2024 to each NEO (except where such grants were in settlement of cash awards earned for prior years’ performance and disclosed in the Grants of Plan-Based Awards table in prior fiscal years), including the grant date fair value of these awards, and the threshold, target, and maximum amounts of annual cash incentives and long-term non-equity (cash) incentives granted to each NEO in 2024.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold	Target	Maximum
		($)	($)	($)		(#)	(#)	($/Share)	($)
Brady M. Murphy	2/19/2024					362,977			$1,430,129
	2/19/2024	$275,625	$918,750	$1,837,500	(3)
	2/19/2024	$—	$750,000	$1,500,000	(4)
	2/19/2024	$—	$750,000	$1,500,000	(5)
Elijio V. Serrano	2/19/2024					120,993			$476,712
	2/19/2024	$135,720	$452,400	$904,800	(3)
	2/19/2024	$—	$250,000	$500,000	(4)
	2/19/2024	$—	$250,000	$500,000	(5)
Matthew J. Sanderson	2/19/2024					90,745			$357,535
	2/19/2024	$112,200	$374,000	$748,000	(3)
	2/19/2024	$—	$187,500	$375,000	(4)
	2/19/2024	$—	$187,500	$375,000	(5)
Timothy C. Moeller	2/19/2024					81,670			$321,780
	2/19/2024	$94,500	$315,000	$630,000	(3)
	2/19/2024	$—	$168,750	$337,500	(4)
	2/19/2024	$—	$168,750	$337,500	(5)
Roy E. McNiven	2/19/2024					81,670			$321,780
	2/19/2024	$88,830	$296,100	$592,200	(3)
	2/19/2024	$—	$168,750	$337,500	(4)
	2/19/2024	$—	$168,750	$337,500	(5)
(1) The number of shares of stock or units granted on 2/19/2024 are the RSUs granted in connection with 2024 awards of long-term incentives which vest one-third on the first anniversary of the date of grant and one-sixth every six months thereafter until fully vested in February 2027.
(2) The dollar amount reported reflects the fair value of the RSUs on the date of grant in accordance with FASB ASC Topic 718.
(3) The non-equity incentive plan amounts granted on February 19, 2024 are the threshold, target, and maximum amounts of the annual cash incentive awards granted for 2024 performance under our CICP. The actual amounts of annual cash incentive awards earned for 2024 performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(4) The non-equity incentive plan amounts granted on February 19, 2024 are the threshold, target, and maximum amounts of the RONCE (EBIT)-based long-term cash incentives granted for the January 1, 2024 through December 31, 2026 performance period that may be paid, to the extent earned and at the HCMCC's discretion, in March 2027. A performance result at threshold level corresponds to a 0% payment level, and therefore no amounts are reflected for threshold performance; however, for performance results that fall between threshold and target (and target and maximum) levels, straight line interpolation is used to determine the earned amount of the award. Please refer to Appendix A of this Proxy Statement for reconciliation of the RONCE (EBIT) non-GAAP financial measure.
(5)    The non-equity incentive plan amounts granted on February 19, 2024 are the threshold, target, and maximum amounts of the RTSR-based long-term cash incentives granted for the January 1, 2024 through December 31, 2026 performance period that may be paid, to the extent earned and at the HCMCC's discretion, in March 2027. A performance result at threshold level corresponds to a 0% payment level, and therefore no amounts are reflected for threshold performance; however, for performance results that fall between threshold and target (and target and maximum) levels, straight line interpolation is used to determine the earned amount of the award.

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Outstanding Equity Awards at Fiscal Year End
The following table shows certain information regarding outstanding stock option awards and RSUs granted under the TETRA equity plans as of December 31, 2024.

Outstanding Equity Awards at Fiscal Year End Table

Name	Option Awards				Stock or Unit Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(2)
	Exercisable	Unexercisable
	(#)	(#)	($/Share)		(#)		($)
Brady M. Murphy					77,003	(3)	$275,671
					172,173	(4)	$616,379
					362,977	(5)	$1,299,458
					109,379	(6)	$391,577
					222,927	(7)	$798,079
Elijio V. Serrano	70,978		$7.15	5/4/2025
	74,686		$7.14	5/2/2026
	139,706		$4.51	2/22/2027
	103,826		$3.87	2/22/2028
					28,520	(3)	$102,102
					63,768	(4)	$228,289
					120,993	(5)	$433,155
					43,752	(6)	$156,632
					106,998	(7)	$383,053
Matthew J. Sanderson	66,177		$4.51	2/22/2027
	54,645		$3.87	2/22/2028
					17,825	(3)	$63,814
					47,826	(4)	$171,217
					90,745	(5)	$324,867
					42,758	(7)	$153,074
Timothy C. Moeller	16,618		$4.19	5/4/2028
					17,112	(3)	$61,261
					38,261	(4)	$136,974
					81,670	(5)	$292,379
					37,019	(7)	$132,528
					50,000	(8)	$179,000
Roy E. McNiven					38,261	(4)	$136,974
					81,670	(5)	$292,379
(1) Under the terms of the TETRA equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant.
(2) Market value of awards granted under the TETRA equity plans is determined by multiplying the number of shares of stock that have not vested by $3.58, the closing price of our common stock on December 31, 2024.
(3) One-third of the RSUs granted on February 21, 2022 vested on February 21, 2023; one-sixth portions of the RSUs granted vested once every six months beginning in August of 2023 and the award became fully vested in February of 2025.
(4) One-third of the RSUs granted on February 22, 2023 vested on February 22, 2024; one-sixth portions of the RSUs granted will vest once every six months beginning in August of 2024 and the award will become fully vested in February of 2026.
(5) One-third of the RSUs granted on February 19, 2024 vested on February 19, 2025; one-sixth portions of the RSUs granted will vest once every six months beginning in August of 2025 and the award will become fully vested in February of 2027.
(6) These amounts relate to the RSUs granted in lieu of cash in connection with the settlement of the 2021 long-term performance-based cash awards at the election of certain of our NEOs on March 8, 2024, which became fully vested on March 8, 2025.
(7) These amounts relate to the RSUs granted in lieu of cash in connection with the settlement of the 2023 annual cash incentive awards at the election of certain of our NEOs on March 15, 2024, which became fully vested on March 15, 2025.
(8) One-third of the RSUs granted on October 4, 2023 vested on October 4, 2024; one-third portions of the RSUs granted will vest on the second and third anniversaries of the grant date and will become fully vested in October of 2026.
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Option Exercises and Stock Vested
The following table sets forth certain information regarding TETRA stock options and stock awards exercised and vested, respectively, under the TETRA equity plans by each of our NEOs during the fiscal year ended December 31, 2024.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Brady M. Murphy	—	$—	769,622	$2,889,821
Elijio V. Serrano	—	$—	333,071	$1,258,149
Matthew J. Sanderson	—	$—	175,759	$657,123
Timothy C. Moeller	—	$—	142,669	$518,141
Roy E. McNiven	—	$—	38,260	$138,884

Nonqualified Deferred Compensation
We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan. As of December 31, 2024, none of our NEOs participates in the Executive Nonqualified Excess Plan. Other than the 401(k) Plan, we do not otherwise sponsor or maintain any plans that provide for specified retirement payments or benefits for our NEOs.

Potential Payments upon Termination or Change of Control
The following disclosures discuss the payments and benefits that each of our NEOs who are current officers of the Company would have been eligible to receive upon certain termination events, assuming that each such termination occurred on December 31, 2024. The payments and benefits disclosed represent what would have been due and payable to such NEOs under the applicable agreements and plans in existence between each NEO and the Company as of December 31, 2024; this disclosure does not reflect any changes to such agreements or plans, or new agreements or plans adopted, after December 31, 2024, unless specifically stated.

As of the date of this Proxy Statement, we do not have a severance plan for, or any agreement with, any NEO that would require us to make any termination payments outside of a double-trigger, change-in-control termination. We have previously entered into employment agreements with each of our NEOs that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance or change in control payments.

Termination of Employment under the COC Agreements

We have entered into COC Agreements with each of our NEOs and other members of our senior management team. The COC Agreements have an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, if the applicable NEO incurs a Qualifying Termination within the two years following a Change of Control of TETRA, then the NEO is eligible to receive certain severance benefits, as detailed below.

Under the COC Agreements:
•“Qualifying Termination” generally means a termination that is the result of either (i) a unilateral and involuntary termination by the Company other than for Cause, when the NEO remains willing and able to continue providing services, or (ii) resignation by the NEO for Good Reason.
•“Cause” generally means (i) a willful breach in any material respect of a fiduciary duty to the Company or to an affiliate; (ii) a conviction (or plea of guilty or nolo contendere in lieu thereof) by a court for any felony, or with respect to the NEO’s employment, for a crime involving fraud, embezzlement, dishonesty, or moral turpitude; (iii) a failure to substantially follow the reasonable and lawful written instructions or policies of the Board of Directors or of the Company; and (iv) the willful failure to render any material services to the Company or to an affiliate in accordance with any employment or similar arrangement to which the NEO is subject to, which failure amounts to a material neglect of duties.
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COMPENSATION OF EXECUTIVE OFFICERS
•“Good Reason” generally means an occurrence of any of the following without the NEO’s written consent: (i) a material diminution in authority, duties, or responsibilities; (ii) a material diminution in the NEO’s (A) base salary, (B) target annual and long-term bonus opportunities, or (C) employee benefits, if such reduction results in the NEO receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable officers generally; (iii) a required relocation of more than 50 miles from the NEO’s primary office or location; (iv) the Company’s failure to obtain an assumption of the COC Agreements by any successor entity; or (iv) any other action or inaction that constitutes a material breach by the Company or any successor.
•“Change of Control” generally means the occurrence of any of the following events: (i) any person (other than us and certain related entities) acquiring beneficial ownership of more than 50% of our outstanding shares; (ii) the consummation of a merger or other business combination or reorganization other than a merger or other business transaction that results in our stockholders prior to any such change owning more than 50% of the voting securities of the surviving entity; (iii) the consummation of the sale or disposition by us of substantially all of our assets, unless such sale or disposition results in our stockholders prior to such sale owning more than 50% of the voting securities of the acquiror; (iv) the approval by our stockholders of a plan of complete liquidation or dissolution; or (v) the individuals that constitute a majority of our Board of Directors cease for any reason to constitute a majority of our Board of Directors.

Under the COC Agreements, if the applicable NEO incurs a Qualifying Termination within two years following a Change of Control, the NEO will be eligible to receive: (i) (A) an amount equal to the NEO's earned but unpaid annual bonus attributable to the immediately preceding calendar year and any earned but unpaid long term bonus attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to the NEO had the NEO remained employed by us, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) an amount equal to the NEO's prorated target annual bonus for the current year, plus (C) an amount equal to the NEO's target long term bonus for each outstanding award; (ii) an amount equal to the product of 2 (or 2.99, in the case of Mr. Murphy) times the sum of the NEO's base salary and target annual bonus amount for the year in which the Qualifying Termination occurs; and (iii) an amount equal to the aggregate premiums and any administrative fees applicable to the NEO due to an election of continuation of coverage that the NEO would be required to pay if the NEO elected to continue medical and dental benefits under our group health plan for the NEO and the NEO’s eligible dependents without subsidy from us for a period of two years (or in the case of Mr. Murphy, three years) following the date of the Qualifying Termination.

In addition, the COC Agreements also provide for full acceleration of any outstanding stock options, RSUs, or other stock-based awards upon a Qualifying Termination to the extent permitted under the applicable plan under which any such award is granted. All payments and benefits due under the COC Agreement are (i) conditioned upon the execution and non-revocation by the NEO of a release for our benefit and (ii) subject to reduction, as may be necessary, to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreements also contain certain confidentiality provisions and related restrictions applicable to the NEOs, including non-solicitation and non-compete restrictions for a two-year period following a termination of employment. Such obligations are only applicable to the NEO if the NEO receives the severance benefits described above.

Treatment of Equity Awards upon Termination of Employment or a Change of Control (outside the COC Agreements)

Under the TETRA Technologies, Inc. Amended and Restated 2007 Long Term Incentive Compensation Plan, Third Amended and Restated 2011 Long Term Incentive Compensation Plan, and the 2018 Plan (collectively, the “TETRA Equity Plans”), the Human Capital Management and Compensation Committee of our Board of Directors may accelerate the vesting of stock options, RSUs, and other equity-based awards held by plan participants in its sole discretion. Further, in connection with a “Corporate Transaction” (as such term is defined under the 2018 Plan) in which the acquirer does not assume, continue, and replace outstanding equity awards following the transaction, the HCMCC may provide that some or all of such outstanding awards be cancelled at or immediately prior to the closing of the Corporate Transaction in exchange for cash payments, as further detailed in the 2018 Plan.

Potential Payments upon Termination or Change of Control Table

The following table quantifies the potential payments to NEOs who were employed by us as of December 31, 2024, under the contracts, agreements or plans discussed above in various scenarios involving a termination of employment, including in connection with a Change of Control, assuming a December 31, 2024 termination date. In addition to the amounts reflected in the table, the NEOs would receive upon termination any salary earned through December 31, 2024, and any benefits they would otherwise be entitled to under our 401(k) Plan.

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COMPENSATION OF EXECUTIVE OFFICERS

Name	Cash Severance Payment(1)	Bonus Payment(2)	Accelerated Exercisability of Unvested Options(3)	Accelerated Vesting of Shares or Units(3)	Continuation of Health Benefits	Total
Brady M. Murphy
Death/disability	$—	$—	$—	$3,381,163	$—	$3,381,163
Retirement	—	—	—	3,381,163	—	3,381,163
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	4,944,713	5,118,750	—	3,381,163	774,434	14,219,060
Elijio V. Serrano
Death/disability	$—	$—	$—	$1,303,231	$—	$1,303,231
Retirement	—	—	—	1,303,231	—	1,303,231
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,809,600	1,952,400	—	1,303,231	35,913	5,101,144
Matthew J. Sanderson
Death/disability	$—	$—	$—	$712,971	$—	$712,971
Retirement	—	—	—	712,971	—	712,971
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,683,000	1,436,500	—	712,971	47,434	3,879,905
Timothy C. Moeller
Death/disability	$—	$—	$—	$802,142	$—	$802,142
Retirement	—	—	—	802,142	—	802,142
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,530,000	1,252,500	—	802,142	39,107	3,623,749
Roy E. McNiven
Death/disability	$—	$—	$—	$429,353	$—	$429,353
Retirement	—	—	—	429,353	—	429,353
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,438,200	933,600	—	429,353	51,629	2,852,782
(1) Amounts shown are a multiple of base salary plus target annual cash bonus, as provided under the terms of the COC Agreements.
(2) Includes target annual cash incentive for the 2024 performance period and target long-term cash incentives for the three-year performance periods ended December 31, 2024, 2025, and 2026.
(3) The TETRA Equity Plans allow acceleration upon death, disability or retirement at the discretion of the Human Capital Management and Compensation Committee. Under our COC Agreements, acceleration of outstanding equity awards would occur upon a qualifying termination of employment within two years following a change of control. The value of accelerated vesting of options and stock appreciation rights is calculated by subtracting the exercise price of outstanding awards from $3.58, the closing price of our common stock on December 31, 2024; however, as there are no unvested stock options or stock appreciation rights, no values are shown. The value of accelerated vesting of RSUs is based on the closing market price of our common stock on December 31, 2024, which was $3.58.

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COMPENSATION OF EXECUTIVE OFFICERS
CEO Pay Ratio
Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, requires us to disclose the annual total compensation of Mr. Murphy, our CEO, and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). For 2024:

•Median employee’s total compensation	$94,835
•Mr. Murphy’s total annual compensation	$4,949,339
•Ratio of CEO to median employee compensation	52.2

We used a consistently applied compensation measure to identify the median of the annual total compensation of all of our employees, and to determine the annual total compensation of our CEO. To make them comparable, salaries for newly hired employees who had worked less than a year were annualized, and the target annual bonus amount was applied to their total compensation measure. To identify the median of the annual total compensation of all employees and the median employee’s compensation, we took the following steps:
•We determined that our employee population as of December 31, 2024 consisted of 1,413 full- and part-time employees located in 13 countries (we do not have temporary or seasonal workers).
•We selected December 31, 2024 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.
•For our international employees paid in their local currency, we converted each such employee’s total annual compensation as of December 31, 2024 to U.S. dollars; however, we did not make any cost-of-living adjustment with respect to any of our U.S. or international employees.

The CEO pay ratio reported above is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, and adjustments, as well as significantly varying workforce structures, CEO pay ratios reported by other companies are not likely to be comparable to our CEO pay ratio.

Pay vs. Performance
Item 402(v) of Regulation S-K requires us to disclose compensation actually paid to our CEO and average compensation actually paid to our other NEOs, our cumulative TSR and the weighted cumulative TSR of our compensation peer group, our annual net income, and adjusted EBITDA, each for the fiscal years ended December 31, 2024, 2023, 2022, 2021, and 2020.

In this section we refer to certain non-GAAP measures that are used in our compensation decisions. Please refer to Appendix A of this Proxy Statement for information regarding these measures. Amounts included in parenthesis in the below tables indicate negative value.

Year(1)	SCT Total Compensation for CEO(2)	Compensation Actually Paid to CEO(3)	Average SCT Compensation for Other NEOs(2)	Average Compensation Actually Paid to Other NEOs(3)	Value of Initial $100 Fixed Investment Based on:		Net Income	Adjusted EBITDA(5)
					Cumulative TSR	Peer Group Cumulative TSR(4)
2024	$4,949,339	$4,196,903	$1,499,183	$1,276,116	$182.65	$54.90	$108,284,000	$99,403,000
2023	5,110,924	6,192,374	1,683,630	1,891,382	230.61	59.61	25,784,000	106,834,000
2022	5,014,482	6,244,365	1,510,964	1,702,800	176.53	96.40	7,839,000	78,111,000
2021	4,253,926	6,787,743	1,394,934	1,892,519	140.82	69.43	103,333,000	50,050,000
2020	1,915,532	412,323	655,236	314,315	43.88	53.89	(51,143,000)	49,137,000
(1) The following table provides the name of the CEO and each NEO included in the compensation amounts above in 2024, 2023, 2022, 2021, and 2020:

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COMPENSATION OF EXECUTIVE OFFICERS

	2024	2023	2022	2021	2020
Chief Executive Officer (CEO)	Brady M. Murphy	Brady M. Murphy	Brady M. Murphy	Brady M. Murphy	Brady M. Murphy
Other NEOs	Elijio V. Serrano	Elijio V. Serrano	Elijio V. Serrano	Elijio V. Serrano	Elijio V. Serrano
	Matthew J. Sanderson	Matthew J. Sanderson	Matthew J. Sanderson	Matthew J. Sanderson	Matthew J. Sanderson
	Timothy C. Moeller	Timothy C. Moeller	Timothy C. Moeller	Timothy C. Moeller	Timothy C. Moeller
	Roy E. McNiven	Roy E. McNiven	Richard D. O’Brien	Jacek M. Mucha	Richard D. O’Brien
Bass C. Wallace, Jr.
(2) The amounts reported are the amounts of total compensation reported for our CEO and the average amounts of total compensation reported for our other NEOs for each corresponding year in the Summary Compensation Table on page 69.
(3) The amounts reported represent the amounts of “compensation actually paid” to our CEO and “average compensation actually paid” to our other NEOs, as calculated in accordance with Item 402(v) of SEC Regulation S-K. The amounts reported do not reflect the actual amount of compensation earned by or paid to our CEO or other NEOs during any applicable year. TETRA has not historically paid dividends on its common stock, therefore, there are no accrued but unpaid dividends on any of the company’s outstanding equity awards, including outstanding equity awards held by our NEOs. In accordance with the requirements of Item 402(v) of SEC Regulation S-K the following adjustments were made to our CEO’s compensation and the average of our other NEOs’ compensation as reported in the Summary Compensation Table for each year:

Adjustments	2024
	CEO	Average of Other NEOs
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation table for 2024	$(1,430,129)	$(369,452)
Increase/deduction based on ASC 718 Fair Value of awards granted during 2024 that remain unvested as of year-end 2024, determined as of 12/31/2024	1,299,458	335,695
Increase/deduction for awards granted during prior fiscal years that were outstanding and unvested as of 12/31/2024, determined based on change in ASC 718 Fair Value from 12/31/2023 to 12/31/2024	(234,225)	(70,870)
Increase/deduction for awards granted during prior fiscal years that vested during 2024, determined based on change in ASC 718 Fair Value from 12/31/2023 to Vesting Date	(387,539)	(96,841)
Deduction of ASC 718 Fair Value of awards granted during prior years that were forfeited during 2024, determined as of 12/31/2023	—	(21,600)
Total Adjustments	$(752,435)	$(223,068)

Adjustments	2023
	CEO	Average of Other NEOs
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation table for 2023	$(1,298,177)	$(458,096)
Increase/deduction based on ASC 718 Fair Value of awards granted during 2023 that remain unvested as of year-end 2023, determined as of 12/31/2023	1,556,435	509,889
Increase/deduction for awards granted during prior fiscal years that were outstanding and unvested as of 12/31/2023, determined based on change in ASC 718 Fair Value from 12/31/2022 to 12/31/2023	359,236	73,322
Increase/deduction for awards granted during prior fiscal years that vested during 2023, determined based on change in ASC 718 Fair Value from 12/31/2022 to Vesting Date	463,956	94,740
Deduction of ASC 718 Fair Value of awards granted during prior years that were forfeited during 2023, determined as of 12/31/2022	—	(12,103)
Total Adjustments	$1,081,450	$207,752
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COMPENSATION OF EXECUTIVE OFFICERS

Adjustments	2022
	CEO	Average of Other NEOs
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation table for 2022	$(1,275,156)	$(285,344)
Increase/deduction based on ASC 718 Fair Value of awards granted during 2022 that remain unvested as of year-end 2022, determined as of 12/31/2022	1,598,565	357,714
Increase/deduction for awards granted during prior fiscal years that were outstanding and unvested as of 12/31/2022, determined based on change in ASC 718 Fair Value from 12/31/2021 to 12/31/2022	256,191	58,988
Increase/deduction for awards granted during prior fiscal years that vested during 2022, determined based on change in ASC 718 Fair Value from 12/31/2021 to Vesting Date	650,283	89,026
Deduction of ASC 718 Fair Value of awards granted during prior years that were forfeited during 2022, determined as of 12/31/2021	—	(28,548)
Total Adjustments	$1,229,883	$191,836

Adjustments	2021
	CEO	Average of Other NEOs
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation table for 2021	$(1,975,810)	$(471,773)
Increase/deduction based on ASC 718 Fair Value of awards granted during 2021 that remain unvested as of year-end 2021, determined as of 12/31/2021	1,838,522	409,071
Increase/deduction for awards granted during prior fiscal years that were outstanding and unvested as of 12/31/2021, determined based on change in ASC 718 Fair Value from 12/31/2020 to 12/31/2021	1,445,018	208,955
Increase/deduction for awards granted during prior fiscal years that vested during 2021, determined based on change in ASC 718 Fair Value from 12/31/2020 to Vesting Date	1,226,087	351,332
Deduction of ASC 718 Fair Value of awards granted during prior years that were forfeited during 2021, determined as of 12/31/2020	—	—
Total Adjustments	$2,533,817	$497,585

Adjustments	2020
	CEO	Average of Other NEOs
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation table for 2021	$(1,286,609)	$(266,834)
Increase/deduction based on ASC 718 Fair Value of awards granted during 2020 that remain unvested as of year-end 2020, determined as of 12/31/2020	734,150	154,059
Increase/deduction for awards granted during prior fiscal years that were outstanding and unvested as of 12/31/2020, determined based on change in ASC 718 Fair Value from 12/31/2019 to 12/31/2020	(763,920)	(129,725)
Increase/deduction for awards granted during prior fiscal years that vested during 2020, determined based on change in ASC 718 Fair Value from 12/31/2019 to Vesting Date	(186,830)	(96,153)
Deduction of ASC 718 Fair Value of awards granted during prior years that were forfeited during 2020, determined as of 12/31/2019	—	(2,269)
Total Adjustments	$(1,503,209)	$(340,922)
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COMPENSATION OF EXECUTIVE OFFICERS
(4) The following tables list the companies that comprised the Compensation Peer Group in 2024, 2023, 2022, 2021, and 2020:

Companies Included in the 2024 Compensation Peer Group(a)
Aris Water Solutions, Inc.	Nine Energy Service, Inc.
Core Laboratories N.V.	Newpark Resources, Inc.
Dril-Quip Inc.	Oil States International, Inc.
Forum Energy Technologies, Inc.	Ranger Energy Services, Inc.
Flotek Industries, Inc.	Mammoth Energy Services, Inc.
Hawkins Inc.	Select Energy Services, Inc.
KLX Energy Services Holdings, Inc.	Expro Group Holdings N.V.
National Energy Services Reunited

Companies Included in the 2023 Compensation Peer Group(a)
Aris Water Solutions, Inc.	Nine Energy Service, Inc.
Core Laboratories N.V.	Newpark Resources, Inc.
Dril-Quip Inc.	Oil States International, Inc.
Forum Energy Technologies, Inc.	Ranger Energy Services, Inc.
Flotek Industries, Inc.	Mammoth Energy Services, Inc.
Hawkins Inc.	Select Energy Services, Inc.
KLX Energy Services Holdings, Inc.	Expro Group Holdings N.V.
National Energy Services Reunited

Companies Included in the 2022 Compensation Peer Group(a)
Core Laboratories N.V.	Expro Group Holdings N.V.
Flotek Industries, Inc.	Forum Energy Technologies, Inc.
Mammoth Energy Services, Inc.	Newpark Resources, Inc.
National Energy Services Reunited	Nine Energy Service, Inc.
Oil States International, Inc.	Patterson-UTI Energy, Inc.
Precision Drilling Corporation	Ranger Energy Services, Inc.
RPC, Inc.	Select Energy Services, Inc.
Tidewater, Inc.	U.S. Silica Holdings, Inc.
U.S. Well Services, Inc.

Companies Included in the 2021 Compensation Peer Group(a)
Archrock, Inc.	ChampionX Corporation
Exterran Corporation	Forum Energy Technologies, Inc.
Liberty Oilfield Services Inc.	Newpark Resources, Inc.
Oil States International, Inc.	Patterson-UTI Energy, Inc.
Precision Drilling Corporation	RPC, Inc.
Select Energy Services, Inc.	USA Compression Partners, LP

Companies Included in the 2020 Compensation Peer Group(a)
Apergy Corporation	Diamond Offshore Drilling, Inc.
Forum Energy Technologies, Inc.	FTS International, Inc.
Hunting PLC	Newpark Resources, Inc.
Noble Corporation PLC	Oil States International, Inc.
RPC, Inc.	Select Energy Services, Inc.
USA Compression Partners, LP
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(a) The following tables show changes in each year’s peer group compared to the immediately preceding year, the reasons for such changes, and a comparison of our cumulative TSR with that of both the newly selected peer group and the peer group in the immediately preceding fiscal year:

Companies Included in the 2024 Peer Group & Changes vs. 2023 Peer Group
Company	Reason for Change	Comparison of TETRA’s Cumulative TSR with that of both the Newly Selected 2024 Peer Group and the 2023 Peer Group
Aris Water Solutions, Inc.	No change.	n/a
Core Laboratories N.V.	No change.
Dril-Quip Inc.	No change.
Expro Group Holdings N.V.	No change.
Forum Energy Technologies, Inc.	No change.
Flotek Industries, Inc.	No change.
Hawkins Inc.	No change.
KLX Energy Services Holdings	No change.
Mammoth Energy Services, Inc.	No change.
National Energy Services Reunited	No change.
Nine Energy Service, Inc.	No change.
Newpark Resources, Inc.	No change.
Oil States International, Inc.	No change.
Ranger Energy Services, Inc.	No change.
Select Energy Services, Inc.	No change.

Companies Included in the 2023 Peer Group & Changes vs. 2022 Peer Group
Company	Reason for Change	Comparison of TETRA’s Cumulative TSR with that of both the Newly Selected 2023 Peer Group and the 2022 Peer Group
Aris Water Solutions, Inc.	Added based on similarity of service offerings and comparable size.	TETRA Cumulative TSR as of 12/31/2023: $230.61 Cumulative TSR of Newly Selected 2023 Peer Group as of 12/31/2023: $59.61 Cumulative TSR of 2022 Peer Group as of 12/31/2023: $83.04
Core Laboratories N.V.	No change.
Dril-Quip Inc.	Added based on similarity of service offerings and comparable size.
Expro Group Holdings N.V.	No change.
Forum Energy Technologies, Inc.	No change.
Flotek Industries, Inc.	No change.
Hawkins Inc.	Added based on similarity of service offerings and comparable size.
KLX Energy Services Holdings	Added based on similarity of service offerings and comparable size.
Mammoth Energy Services, Inc.	No change.
National Energy Services Reunited	No change.
Nine Energy Service, Inc.	No change.
Newpark Resources, Inc.	No change.
Oil States International, Inc.	No change.
Patterson-UTI Energy, Inc.	Removed due to lack of size comparability.
Precision Drilling Corporation	Removed due to lack of size comparability.
Ranger Energy Services, Inc.	No change.
RPC, Inc.	Removed due to lack of size comparability.
Select Energy Services, Inc.	No change.
Tidewater, Inc.	Removed in favor of companies with more similar service offerings.
U.S. Silica Holdings, Inc.	Removed in favor of companies with more similar service offerings.
U.S. Well Services, Inc.	Removed to due acquisition in November 2022.
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COMPENSATION OF EXECUTIVE OFFICERS

Companies Included in the 2022 Peer Group & Changes vs. 2021 Peer Group
Company	Reason for Change	Comparison of TETRA’s Cumulative TSR with that of both the Newly Selected 2022 Peer Group and the 2021 Peer Group
Archrock, Inc.	Removed due to our sale of the CSI Compressco LP subsidiary in 2021 (compression was no longer a comparable service offering).	TETRA Cumulative TSR as of 12/31/2022: $176.53 Cumulative TSR of Newly Selected 2022 Peer Group as of 12/31/2022: $96.40 Cumulative TSR of 2021 Peer Group as of 12/31/2022: $114.27
ChampionX Corporation	Removed due to lack of size comparability.
Core Laboratories N.V.	Added based on similarity of service offerings and comparable size.
Exterran Corporation	Removed due to our sale of the CSI Compressco LP subsidiary in 2021 (compression was no longer a comparable service offering).
Expro Group Holdings N.V.	No change.
Flotek Industries, Inc.	Added based on similarity of service offerings and comparable size.
Forum Energy Technologies, Inc.	No change.
Liberty Oilfield Services Inc.	Removed in favor of companies with more similar service offerings.
Mammoth Energy Services, Inc.	Added based on similarity of service offerings and comparable size.
National Energy Services Reunited	Added based on similarity of service offerings and comparable size.
Newpark Resources, Inc.	No change.
Nine Energy Service, Inc.	Added based on similarity of service offerings and comparable size.
Oil States International, Inc.	No change.
Patterson-UTI Energy, Inc.	No change.
Precision Drilling Corporation	No change.
Ranger Energy Services, Inc.	Added based on similarity of service offerings and comparable size.
RPC, Inc.	No change.
Select Energy Services, Inc.	No change.
Tidewater, Inc.	Added based on similarity of service offerings and comparable size.
U.S. Silica Holdings, Inc.	Added based on similarity of service offerings and comparable size.
U.S. Well Services, Inc.	Added based on similarity of service offerings and comparable size.
USA Compression Partners, LP	Removed due to our sale of the CSI Compressco LP subsidiary in 2021 (compression was no longer a comparable service offering).

Companies Included in the 2021 Peer Group & Changes vs. 2020 Peer Group
Company	Reason for Change	Comparison of TETRA’s Cumulative TSR with that of both the Newly Selected 2021 Peer Group and the 2020 Peer Group
Apergy Corporation	Removed due to merger with ChampionX in 2020.	TETRA Cumulative TSR as of 12/31/2021: $140.82 Cumulative TSR of Newly Selected 2021 Peer Group as of 12/31/2021: $69.43 Cumulative TSR of 2020 Peer Group as of 12/31/2021: $43.88
Archrock, Inc.	Added based on similarity of service offerings and comparable size.
ChampionX Corporation	Added based on similarity of service offerings and comparable size.
Diamond Offshore Drilling, Inc.	Removed due to April 2020 delisting.
Exterran Corporation	Added based on similarity of service offerings and comparable size.
Forum Energy Technologies, Inc.	No change.
FTS International, Inc.	Removed due to lack of size comparability.
Hunting PLC	Removed due to lack of geographical comparability.
Liberty Oilfield Services Inc.	Added based on similarity of service offerings and comparable size.
Newpark Resources, Inc.	No change.
Noble Corporation PLC	Removed due to mid-year 2020 bankruptcy.
Oil States International, Inc.	No change.
Patterson-UTI Energy, Inc.	Added based on similarity of service offerings and comparable size.
Precision Drilling Corporation	Added based on similarity of service offerings and comparable size.
RPC, Inc.	No change.
Select Energy Services, Inc.	No change.
USA Compression Partners, LP	No change.
(5) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, impairments, and certain non-cash charges, non-recurring adjustments and discontinued operations.

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COMPENSATION OF EXECUTIVE OFFICERS
Compensation Actually Paid vs. Total Shareholder Return. TETRA’s cumulative TSR significantly outperformed our peers in this five-year period, as illustrated by the following graph:

$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
COMPENSATION ($000)
$245
$210
$175
$140
$105
$70
$35
$0
CUMULATIVE TSR
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Avg. Compensation Actually Paid to Other NEOs
TTI Cumulative TSR
Peer Group Cumulative TSR

Compensation Actually Paid vs. Net Income. Changes in compensation actually paid to our CEO and average compensation actually paid to our other NEOs align directionally with changes in net income from 2020 through 2023. In 2024, net income increased, while compensation actually paid to our CEO and average compensation actually paid to our other NEOs decreased compared to the prior year, as illustrated by the following graph:

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COMPENSATION OF EXECUTIVE OFFICERS
Compensation Actually Paid vs. Adjusted EBITDA. Increases in compensation actually paid to our CEO and average compensation actually paid to our other NEOs in 2021 (compared to 2020) precede increases in adjusted EBITDA in 2022 and 2023. The decrease in compensation actually paid to our CEO and average compensation actually paid to our other NEOs in 2024, compared to the prior year, aligns directionally with the year-over-year decrease in adjusted EBITDA as illustrated by the following graph:

The following financial performance measures represent the most important financial performance measures used to link compensation actually paid to each NEO and our company performance for 2024:

Adjusted EBITDA
RONCE (EBIT)
Revenues
Adjusted Free Cash Flow
Adjusted EBITDA Margins
RTSR

TETRA Technologies, Inc. | 82

COMPENSATION RISK

COMPENSATION RISK

The Human Capital Management and Compensation Committee (the “HCMCC”) of our Board of Directors reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans that were in effect during 2024, as well as the incentive compensation arrangements proposed for 2025 as described above, the HCMCC determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our CICP, the amount of each participant’s prospective payment, for both annual and long-term awards, is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and nonfinancial measures. With respect to long-term CICP, attainment of targeted levels of performance is measured over two or more years. Notwithstanding the attainment of any established performance measures, the amount of the annual or long-term cash incentive payment received by any participant is subject to the ultimate discretion of the HCMCC. Further, annual and long-term cash awards are paid only after the HCMCC has reviewed our audited financial statements for the applicable performance period.
Long-term equity incentive awards typically consist of RSUs that generally vest ratably over a three-year period. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our common stock.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for our non-employee directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The 2024 annual compensation for non-employee directors consisted of the elements shown in the below table:

Board Fees
Non-Employee Directors except Board Chair	$90,000 Annual Retainer (1)	$110,000 Annual Equity Award Value (2)
Non-Executive Chair	$150,000 Annual Retainer (1)	$150,000 Annual Equity Award Value (2)
Committee Fees
	Committee Chair Annual Retainers	•$20,000 - Audit Committee (3) •$15,000 - Human Capital Management and Compensation Committee (3) •$15,000 - Nominating, Governance and Sustainability Committee (3)
Other
•All non-employee directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or its committees and related activities, including director education courses and materials

•Directors who are also our officers or employees do not receive any compensation for duties performed as directors

(1)	Paid in cash in monthly installments
(2)	All director awards are granted in RSUs using the 20-day average closing stock price through the date prior to the grant date, with 100% of the award vesting on the one-year anniversary of the grant date, generally subject to continued service through such vesting date. Annual awards are granted in conjunction with TETRA’s Annual Stockholder Meeting
(3)	Paid in cash in quarterly installments
On May 21, 2024, each non-employee director, excluding Mr. Glick, received an award of 26,551 RSUs with an aggregate grant date fair market value of $108,063 while Mr. Glick received an award of 36,206 RSUs with a grant date fair value of $147,358. The RSUs will vest on the one-year anniversary of the grant date (May 21, 2025). It is anticipated that future compensation arrangements approved by the Board of Directors will include awards of RSUs to each non-employee director on an annual basis, to be awarded in conjunction with our annual meeting of stockholders held in May of each year.

On March 20, 2024, in connection with her appointment as a member of our Board of Directors, Ms. John received an award of 4,160 RSUs with a grant date fair value of $18,637, representing the prorated portion of the annual equity award to non-employee directors for the term of her service between her date of appointment and May 21, 2024, the date of the Company’s 2024 annual meeting of stockholders. Ms. John’s prorated award fully vested on May 24, 2024.

Under the Executive Nonqualified Excess Plan each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested.

Under the TETRA Technologies, Inc. Non-Employee Director Deferred Compensation Plan (the “Non-Employee Director Deferred Compensation Plan”) each director may defer the receipt of all of the shares of common stock and dividend equivalents accrued thereon that would otherwise be issuable upon settlement of an RSU until the earlier of: (i) a Change in Control of the Company (as defined in the Non-Employee Director Deferred Compensation Plan), or (ii) the date such
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DIRECTOR COMPENSATION

director ceases to serve on our Board of Directors. Deferrals are treated as though invested in our common stock and earn dividend equivalents based on the closing price of our common stock when such dividends are declared. Distributions of a director’s deferred amounts shall be in shares of common stock or cash, or a combination thereof, in the discretion of the HCMCC. All deferrals pursuant to the Non-Employee Director Deferred Compensation Plan are considered unfunded obligations of the Company.
The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our non-employee directors during the fiscal year ended December 31, 2024. Mr. Murphy, who served on the Board of Directors during 2024, did not receive any additional compensation for his service on the Board. All compensation provided to Mr. Murphy with respect to the 2024 year is reflected within the Summary Compensation Table above.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Total
	$	$	$
Current Directors
Mark E. Baldwin	$110,000	$108,063	$218,063
Thomas R. Bates, Jr.	105,000	108,063	213,063
Christian A. Garcia	90,000	108,063	198,063
John (“Jay”) F. Glick	150,000	147,358	297,358
Angela D. John	70,403	126,700	197,103
Sharon B. McGee	99,148	108,063	207,211
Shawn D. Williams	90,000	108,063	198,063
Former Director
Gina Luna (3)	40,932	—	40,932
(1) The amounts reflected in this column represent the grant date fair value of the RSUs granted to the non-employee directors in May 2024 (or in March and May 2024 for Ms. John), computed in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. Each non-employee director, other than Mr. Glick, held 26,551 unvested RSUs as of December 31, 2024, while Mr. Glick held 36,206 unvested RSUs as of December 31, 2024.
(2)    Mr. Williams elected to defer settlement of the 2024 award, representing 26,551 RSUs, in accordance with his deferral election form pursuant to our Non-Employee Director Deferred Compensation Plan to the earlier to occur of (i) the consummation of a change in control of TETRA or (ii) the date of his separation of service from TETRA.
(3) Fees earned or paid in cash for Ms. Luna represent compensation earned for services as a director from January 1, 2024 through May 21, 2024, at which time she retired from service as a director. Ms. Luna did not receive an equity award during 2024.
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BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2024, with respect to each person that beneficially owns five percent (5%) or more of our common stock, and as of April 23, 2025 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors, director nominees, and executive officers as a group.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
5% Stockholders:
BlackRock Inc.	11,269,705	(1)	8.70%
The Vanguard Group, Inc.	8,954,914	(2)	6.81%
Fuller & Thaler Asset Management, Inc.	7,295,239	(3)	5.55%

Directors, Director Nominees, and NEOs:
Mark E. Baldwin	334,470	(4)	*
Thomas R. Bates, Jr	531,924	(4)	*
John (“Jay”) F. Glick	510,371	(5)	*
Christian A. Garcia	65,642	(4)	*
Angela D. John	31,711	(4)	*
Sharon B. McGee	99,610	(4)	*
Roy E. McNiven	67,192		*
Brady M. Murphy	2,598,397		1.95%
Shawn D. Williams	125,995	(4)	*
Timothy C. Moeller	418,206	(6)	*
Matthew J. Sanderson	796,912	(7)	*
Julia A. Sloat	—		—
Elijio V. Serrano	1,856,283	(8)	1.39%
All Executive Officers, Directors, and Director Nominees as a Group (15 persons)	7,600,433	(9)	5.71%
* Less than 1%
(1) Pursuant to Schedule 13G/A dated January 25, 2024, BlackRock, Inc., 50 Hudson Yards, New York, New York, 10001, has sole dispositive power with respect to 11,269,705 shares of our common stock, and sole voting power with respect to 11,057,435 share    s of our common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from, the sale of our common stock and no one person’s interest in our common stock is more than 5% of the total outstanding shares.
(2) Pursuant to Schedule 13G dated November 12, 2024, The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, Pennsylvania 19355, has sole dispositive power with respect to 8,462,443 shares of our common stock, shared dispositive power with respect to 492,471 shares of our common stock, and shared voting power with respect to 382,551 shares of our common stock. The Vanguard Group, Inc.’s clients, including companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock. No one other person’s interest the securities reported therein is more than 5%.
(3) Pursuant to Schedule 13G/A dated November 8, 2024, Fuller & Thaler Asset Management, Inc., 411 Borel Avenue, Suite 300, San Mateo, California 94402, has sole dispositive power with respect to 7,295,239 shares of our common stock and sole voting power with respect to 7,185,071 shares of our common stock. Fuller & Thaler Asset Management, Inc. is deemed to be the beneficial owner of the number of common shares reported pursuant to separate arrangements whereby it acts as investment advisor to certain persons. Each person for whom Fuller & Thaler Asset Management, Inc. acts as investment advisor has the right to receive or the power to direct the receipt of dividends from, or proceeds from, the sale of our common stock.
(4) Includes 26,551 RSUs vesting within 60 days of the record date.
(5) Includes 36,206 RSUs vesting within 60 days of the record date.
(6) Includes 16,618 shares subject to options exercisable within 60 days of the record date.
(7) Includes 120,822 shares subject to options exercisable within 60 days of the record date.
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BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT
(8) Includes 389,196 shares subject to options exercisable within 60 days of the record date.
(9) Includes 550,388 shares subject to options directly held and 5,732 shares subject to options indirectly held by a spouse exercisable within 60 days of the record date, and 195,512 RSUs vesting within 60 days of the record date.

2026 Proposals of Stockholders
Stockholder proposals intended to be considered for inclusion in the Company’s proxy materials relating to our 2026 Annual Meeting of Stockholders must be received at our principal executive offices no later than December 29, 2026.To be considered for inclusion in our Proxy Statement, such proposal must comply with the requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our Bylaws, which are separate and distinct from, and in addition to, SEC requirements.

Proposals and director nominations not intended to be included in the Company’s proxy materials pursuant to Rule 14a-8 of the Exchange Act, but sought to be presented at our 2026 Annual Meeting, must be in compliance with the notice procedures and informational and disclosure requirements set forth our Bylaws. These notices for stockholder proposals and director nominations must be received at our principal executive offices no later than the close of business on the 90th day (March 14, 2026) and no earlier than the 120th day (February 12, 2026) prior to the anniversary date of the prior year’s annual meeting of stockholders; provided, however, that if the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting of stockholders, the notice by the stockholder will be timely if received by our principal executive offices (i) no earlier than the close of business on the 120th day prior to the 2026 Annual Meeting and (ii) not later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting and the 10th day following the day on which such notice of the date of the meeting was first communicated to the stockholders. Proxies to be solicited by the Board of Directors for the 2026 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 14, 2026.

Any stockholder who intends to solicit proxies in support of any director nominee must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the advance notice provisions of our Bylaws. Thus, if a stockholder intends to solicit proxies in support of any director nominee submitted under the advance notice provisions of our Bylaws for the 2026 Annual Meeting, then such stockholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to our principal executive offices between February 12, 2026 and March 14, 2026; provided, however, that if the 2026 Annual Meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, to be properly brought, notice by the stockholder must be received (a) no earlier than the close of business on the 120th day prior to the 2026 Annual Meeting and (b) not later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting and the 10th day following the day on which such notice of the date of the meeting was first communicated to the stockholders.

A copy of our Bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

Additional Financial Information
Stockholders may obtain additional financial information about us for the year ended December 31, 2024 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Investor Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

Other Matters
The Board of Directors has no knowledge at this time of any matters to be brought before the Annual Meeting other than those referred to in this document. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of April 23, 2025 will be available for stockholder inspection at our office ten days prior to the meeting date of June 12, 2025.

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GENERAL INFORMATION ABOUT THE MEETING AND VOTING

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting to be held on Thursday, June 12, 2025 at 8:30 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Important Notice Regarding Availability of Proxy Materials for Annual Meeting to be Held on Thursday, June 12, 2025
As permitted by the rules adopted by the SEC, we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about April 28, 2025. The Notice is not a form for voting and presents only an overview of the more complex proxy materials. Stockholders are encouraged to access and review the proxy materials before voting.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about April 28, 2025 at www.envisionreports.com/TTI for registered holders and at www.proxyvote.com for beneficial holders. You may also request a printed copy of this proxy statement and the form of proxy by telephone, over the internet or by email by following the instructions printed on your Notice.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2024 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings of stockholders on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions
Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you may vote by internet, by telephone, or by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at
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GENERAL INFORMATION ABOUT THE MEETING AND VOTING
the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

401(k) Plan Participants. If you participate in our 401(k) Retirement Plan (the “401(k) Plan”) and have contributions allocated to the TETRA stock fund, you are entitled to direct the 401(k) Plan trustee to vote the shares of our common stock credited to your account as of the close of business on the record date. You may deliver your voting instructions to the 401(k) Plan trustee by internet or telephone by following the instructions on your proxy card, or by indicating your voting instructions on your proxy card and returning it by mail. All proxy cards that are properly completed, signed, and returned by mail or submitted via the internet or by telephone prior to June 11, 2025 will be voted.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to our Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process. If you are a 401(k) Plan participant, you may revoke your voting instructions by submitting a new proxy containing your voting instructions via the internet, by telephone, or by delivering a later dated proxy card by mail prior to June 11, 2025.

Voting Rules
Stockholders Entitled to Vote – the Record Date. We fixed the close of business on April 23, 2025 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 133,071,751 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote. We will count abstentions, "withheld" votes and broker non-votes to determine whether a quorum is present. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting on Proposal No. 1 – Election of Directors. When voting on this proposal, you have two options:

•vote FOR a nominee; or

•WITHHOLD authority to vote for a nominee.

If a quorum is present at the Annual Meeting, the eight persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker non-votes will not be considered in the vote totals and will have no effect on the vote regarding the election of directors. However, as described in greater detail in the “Corporate Governance” section of this proxy, our Board of Directors has adopted a plurality plus vote policy that applies to the election of directors. Under this policy, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of “withheld” votes from his or her election than votes “for” his or her election is required, unless such nominee has previously submitted an irrevocable resignation in accordance with the policy, to tender his or her resignation to the Board Chair of Directors. Consequently, the number of “withheld” votes with respect to a nominee will affect whether or not our plurality plus vote policy will apply to that individual. You may not cumulate your votes for any one of the nominees.
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GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Voting on Other Proposals. When voting on Proposal Nos. 2, 3 and 4, you have three options:

•vote FOR a given proposal;

•vote AGAINST a given proposal; or

•ABSTAIN from voting on a given proposal.

Proposal No. 2 - Advisory vote to approve the compensation of executive officers is advisory in nature and will not be binding on or overrule any decisions by our Board of Directors or the Human Capital Management and Compensation Committee (“HCMCC”) of our Board of Directors. However, the Board of Directors and the HCMCC value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns. Brokers do not have discretionary authority to vote on the advisory vote to approve executive compensation. Consequently, broker non-votes will not be considered in the vote totals for this proposal and will have no effect on the vote. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 3 - Ratification of the appointment of independent auditors requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting. Proposal No. 10 is considered to be “routine” under NYSE rules. As such, brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, there will be no broker non-votes for this proposal. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 4 - Approval of the amendment and restatement of our Second Amended and Restated 2018 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan and to enhance certain governance provisions within the 2018 Plan, including the express prohibition on the payment of dividends on unvested awards, requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting. Brokers do not have discretionary authority to vote this proposal. Consequently, broker non-votes will not be considered in the vote totals for this proposal and will have no effect on the vote. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you properly execute and return or submit a proxy with no votes marked, your shares will be voted as recommended by our Board of Directors. Our Board of Directors has unanimously recommended that stockholders vote as follows:

•FOR the election of each of the nominees for director;

•FOR the advisory vote to approve executive compensation;

•FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm; and

•FOR the approval of our Third Amended and Restated 2018 Equity Incentive Plan.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the non-voted shares will be considered in the manner described herein.

Who Counts the Votes. Votes will be counted by Computershare Trust Company, N.A.

Information About the Solicitation of Proxies.

Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers, and employees may, without extra compensation, solicit the return of proxies by mail, personal interview, telephone, or email. We have also retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee of approximately $14,500 plus customary costs and
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GENERAL INFORMATION ABOUT THE MEETING AND VOTING
other expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

Householding of Annual Meeting Materials
SEC rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one notice of internet availability of the proxy materials or one paper copy proxy statement and annual report, as applicable, to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our notice of internet availability of proxy materials or our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the notice of internet availability of proxy materials or our proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to P.O. Box 43006, Providence, RI 02940-3006 (or courier delivery to 150 Royall St., Suite 101, Canton, MA 02021), or by calling 1-866-641-4276.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one notice of internet availability of proxy materials or Proxy Statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

By Order of the Board of Directors,

Kimberly M. O'Brien
Corporate Secretary
April 24, 2025
The Woodlands, Texas

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APPENDIX A – INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

APPENDIX A – INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

Statement Regarding Use of Non-GAAP Financial Measures

In addition to financial results determined in accordance with U.S. GAAP, this proxy may include the following non-GAAP financial measures for the Company: consolidated and segment Adjusted EBITDA and return on net capital employed. The following schedules provide reconciliations of these non-GAAP financial measures included in this proxy to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Adjusted EBITDA for external reporting purposes is defined as net income (loss) before taxes and discontinued operations, excluding impairments, exploration and pre-development costs, certain special, non-recurring or other charges (or credits), interest, depreciation and amortization, income from collaborative arrangement and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) before taxes and discontinued operations. Exploration and pre-development costs represent expenditures incurred to evaluate potential future development of TETRA’s lithium and bromine properties in Arkansas. Such costs include exploratory drilling and associated engineering studies. Income from collaborative arrangement represents the portion of exploration and pre-development costs that are reimbursable by our strategic partner. Exploration and pre-development costs, net of the associated income from collaborative arrangement are excluded from Adjusted EBITDA because they do not relate to the Company’s current business operations. Adjustments to long-term incentives represent adjustments to valuation of long-term cash incentive compensation awards that are related to prior years. These costs are excluded from Adjusted EBITDA because they do not relate to the current year and are considered to be outside of normal operations. Long-term incentives are earned over a three-year period and the costs are recorded over the three-year period they are earned. The amounts accrued or incurred are based on a cumulative of the three-year period. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. In addition to the foregoing, Adjusted EBITDA for compensation purposes also excludes other incremental foreign exchange losses (or gains), as they are considered outside of management’s control.

Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures. Adjusted EBITDA is a financial measure that is not in accordance with U.S. GAAP and should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP. This measure may not be comparable to similarly titled financial metrics of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as we do. Management compensates for the limitations of Adjusted EBITDA as analytical tools by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures, and incorporating this knowledge into management’s decision-making processes.

Return on net capital employed is defined as Adjusted EBIT divided by average net capital employed. Adjusted EBIT is defined as net income (loss) before taxes and discontinued operations, interest, and certain non-cash charges, and non-recurring adjustments. Net capital employed is defined as assets, plus impaired assets, less cash and cash equivalents and restricted cash, and less current liabilities, excluding current liabilities associated with discontinued operations. Average net capital employed is calculated as the average of the beginning and ending net capital employed for the respective periods. Return on net capital employed is used by management as a supplemental financial measure to assess the financial performance of the Company relative to assets, without regard to financing methods or capital structure.

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APPENDIX A – INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

The following reconciliation of Adjusted EBITDA is presented as a supplement to financial results prepared in accordance with GAAP.

	Year Ended December 31, 2024
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands)
Net income (loss) before taxes and discontinued operations	$82,895	$10,700	$(45,099)	$(19,754)	$28,742
Completion fluids buyback allowance adjustment	(1,776)	—	—	—	(1,776)
Impairments and other charges	—	—	—	109	109
Former CEO stock appreciation right credit	—	—	(701)	—	(701)
Transaction, restructuring, and other (income) expense	(26)	349	1,026	—	1,349
Loss on debt extinguishment	—	—	—	5,535	5,535
Unusual foreign exchange loss	—	1,387	—	—	1,387
Interest (income) expense, net	(713)	64	—	23,114	22,465
Depreciation, amortization, and accretion	9,733	25,631	—	357	35,721
Equity-based compensation expense	—	—	6,572	—	6,572
Adjusted EBITDA for external reporting purposes	$90,113	$38,131	$(38,202)	$9,361	$99,403
Incremental foreign exchange loss (gain)	1,356	1,098	—	(18)	2,436
Adjusted EBITDA for compensation purposes	$91,469	$39,229	$(38,202)	$9,343	$101,839

	Year Ended December 31, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands)
Net income (loss) before taxes and discontinued operations	$78,314	$25,724	$(49,135)	$(23,204)	$31,699
Insurance recoveries	(2,678)	—	—	—	(2,678)
Impairments and other charges	2,189	—	777	—	2,966
Exploration, pre-development costs, and collaborative arrangements	2,838	—	—	—	2,838
Adjustment to long-term incentives	—	—	1,526	—	1,526
Former CEO stock appreciation right expense	—	—	237	—	237
Transaction, restructuring, and other expenses	—	—	502	—	502
Unusual foreign exchange (gain) loss	—	2,444	—	—	2,444
Interest (income) expense, net	(647)	205	—	22,791	22,349
Depreciation, amortization, and accretion	9,053	24,876	—	400	34,329
Equity-based compensation expense	—	—	10,622	—	10,622
Adjusted EBITDA for external reporting purposes	$89,069	$53,249	$(35,471)	$(13)	$106,834

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APPENDIX A – INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

	Year Ended December 31, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands)
Net income (loss) before taxes and discontinued operations	$57,366	$15,732	$(45,077)	$(16,855)	$11,166
Insurance recoveries	(3,750)	—	—	—	(3,750)
Impairments and other charges	562	2,242	—	—	2,804
Exploration, pre-development costs	6,635	—	—	—	6,635
Adjustment to long-term incentives	—	—	4,277	—	4,277
Former CEO stock appreciation right expense	—	—	233	—	233
Transaction, restructuring, and other expenses	576	638	—	—	1,214
Interest (income) expense, net	(1,346)	138	—	17,041	15,833
Depreciation, amortization, and accretion	7,455	24,683	—	681	32,819
Equity-based compensation expense	—	—	6,880	—	6,880
Adjusted EBITDA for external reporting purposes	$67,498	$43,433	$(33,687)	$867	$78,111

	Year Ended December 31, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands)
Net income (loss) before taxes and discontinued operations	$54,981	$(11,116)	$(39,990)	$(18,596)	$(14,721)
Adjustment to long-term incentives	—	—	4,675	—	4,675
Transaction, restructuring, and other expenses	1,531	1,718	2,419	—	5,668
Stock warrant fair value adjustment	—	—	—	(198)	(198)
Former CEO stock appreciation right expense	—	—	865	—	865
Impairments and other charges	—	—	—	132	132
Allowance for bad debt	—	(230)	—	—	(230)
Adjusted interest expense, net	(595)	(512)	—	17,483	16,376
Adjusted depreciation and amortization	6,885	25,045	—	889	32,819
Equity-based compensation expense	—	—	4,664	—	4,664
Adjusted EBITDA for external reporting purposes	$62,802	$14,905	$(27,367)	$(290)	$50,050

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APPENDIX A – INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

	Year Ended December 31, 2020
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands)
Net income (loss) before taxes and discontinued operations	$55,334	$(21,850)	$(36,201)	$(22,369)	$(25,086)
Severance	1,166	1,853	1,555	—	4,574
Transaction, restructuring, and other expenses	1,177	985	1,009	—	3,171
Stock warrant fair value adjustment	—	—	—	(251)	(251)
Impairments and other charges	108	—	—	98	206
Allowance for bad debt	3,919	1,122	—	—	5,041
Adjusted interest expense, net	(853)	(1,594)	—	20,727	18,280
Adjusted depreciation and amortization	7,389	30,384	—	708	38,481
Equity-based compensation expense	—	—	4,721	—	4,721
Adjusted EBITDA for external reporting purposes	$68,240	$10,900	$(28,916)	$(1,087)	$49,137

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APPENDIX A – INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

Return on Net Capital Employed

The following reconciliation of return on capital employed is presented as a supplement to financial results prepared in accordance with GAAP.

	Year Ended December 31,
	2024	2023	2022	2021
	(In Thousands)
Net income (loss) before taxes and discontinued operations	$28,742	$31,699	$11,166	$(14,721)
Completion fluids buyback allowance adjustment	(1,776)	—	—	—
Insurance (recoveries) expenditures	—	(2,678)	(3,750)	—
Impairments and other charges	109	2,966	2,804	132
Exploration, pre-development costs, and collaborative arrangements	—	2,838	6,635	—
Adjustment to long-term incentives	—	1,456	4,277	4,675
Former CEO stock appreciation right expense (credit)	(701)	307	233	865
Transaction, restructuring, severance, and other expenses	1,346	—	—	(198)
Loss on debt extinguishment	5,535
Allowance for credit losses	—	—	—	(230)
Transaction and other expenses	—	502	1,214	5,668
Unusual foreign exchange loss	1,387	2,444	—	—
Interest expense, net	22,465	22,349	15,833	16,376
Stock warrant fair value adjustment	—	—	—	—
Other adjustments	—	—	—	(161)
Adjusted EBIT	$57,107	$61,883	$38,412	$12,406

	December 31, 2024	December 31, 2023
	(In Thousands, Except Ratio)
Consolidated total assets	$605,195	$478,961
Plus: assets impaired in last twelve months	109	2,966
Less: cash, cash equivalents, and restricted cash	37,208	52,485
Adjusted assets employed	$568,096	$429,442

Consolidated current liabilities	123,349	125,962
Less: current liabilities associated with discontinued operations	5,830	—
Adjusted current liabilities	$117,519	$125,962

Net capital employed	450,577	303,480
Average net capital employed	$377,029
Return on net capital employed for the year ended December 31, 2024	15.1%

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APPENDIX A – INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

	December 31, 2023	December 31, 2022
	(In Thousands, Except Ratio)
Consolidated total assets	$478,961	$434,366
Plus: assets impaired in last twelve months	2,966	2,804
Less: cash, cash equivalents, and restricted cash	52,485	13,592
Adjusted assets employed	$429,442	$423,578

Consolidated current liabilities	125,962	124,267
Less: current liabilities associated with discontinued operations	—	920
Adjusted current liabilities	$125,962	$123,347

Net capital employed	303,480	300,231
Average net capital employed	$301,856
Return on net capital employed for the year ended December 31, 2023	20.5%

	December 31, 2022	December 31, 2021
	(In Thousands, Except Ratio)
Consolidated total assets	$434,366	$398,266
Plus: assets impaired in last twelve months	2,804	581
Less: cash, cash equivalents, and restricted cash	13,592	31,551
Other adjustments	—	(579)
Adjusted assets employed	$423,578	$366,717

Consolidated current liabilities	124,267	97,142
Less: current liabilities associated with discontinued operations	920	1,385
Adjusted current liabilities	$123,347	$95,757

Net capital employed	300,231	270,960
Average net capital employed	$285,596
Return on net capital employed for the year ended December 31, 2022	13.4%

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ANNEX A – AMENDED & RESTATED 2018 EQUITY INCENTIVE PLAN

TETRA TECHNOLOGIES, INC.
~~SECOND~~ THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

1.Purposes of this Plan. The purposes of this Plan are to: (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) attract and retain Outside Directors, (iii) provide additional incentive to Employees, Consultants, and Outside Directors and (iv) promote the success of the Company's business interests. This Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Other Stock-Based Awards and cash-based awards.

2.Definitions. As used in this Plan, the following definitions shall apply:

(a)“Administrator” means the Board or any of its Committees that shall be administering this Plan, in accordance with Section 4 of this Plan.

(b)“Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

(c)“Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Other Stock‑Based Awards and cash-based awards.

(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award. An Award Agreement is subject to the terms and conditions of this Plan.

(e)“Awarded Stock” means the Common Stock subject to an Award.

(f)“Board” means the Board of Directors of the Company.

(g)“Cause” means as defined in an employment agreement or similar agreement between the Participant and the Company. If no such agreement exists, or if such an agreement exists but “cause” is not defined therein, then Cause means a termination of the Participant's status as a Service Provider because of: (i) any act or omission that constitutes a material breach by the Participant of any of his or her obligations under an Award Agreement or any other material agreement between the Participant and the Company; (ii) the Participant's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or any Subsidiary or otherwise impair or impede its or their operations; (iii) the Participant engaging in any act of dishonesty, violence or violation of federal securities laws that is or could be materially injurious to the Company or any of its Subsidiaries or affiliates; (iv) the Participant's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company or any of its Subsidiaries; (v) the Participant's refusal to follow the lawful directions of the Participant's immediate supervisor, the Administrator or the Committee; or (vi) any other willful misconduct by the Participant which is materially injurious to the financial condition, operations or business reputation of the Company or any of its Subsidiaries or affiliates. Notwithstanding anything herein to the contrary, whether Cause exists shall be determined in the sole discretion of the Committee.

(h)“Change in Control” means (y) if the Participant is a party to an employment agreement or similar agreement between the Participant and the Company and any such agreement provides for a definition of “change in control” (or substantially similar term), the definition contained therein, or (z) if no such agreement exists, or if any such agreement exists but “change in control” (or substantially similar term) is not defined therein, then Change in Control means the occurrence of any of the following events:

i.Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (2) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock in the Company) becomes the
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“beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

ii.The sale or disposition by the Company of all or substantially all of the Company's assets other than (1) the sale or disposition of all or substantially all of the assets of the Company to a person or persons (as defined above) who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (2) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company's stockholders;

iii.A change in the composition of the Board during any twelve (12) consecutive month period the result of which fewer than a majority of the Directors are Incumbent Directors. For this purpose, “Incumbent Directors” are Directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

iv.A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the U.S. Treasury regulations promulgated thereunder. Any reference to a section of the Code shall be deemed a reference to any successor or amended section of the Code.

(j)“Committee” means a committee of Directors or other individuals that satisfies Applicable Laws and was appointed by the Board in accordance with Section 4 of this Plan.

(k)“Common Stock” means the common stock, $0.01 par value per Share, of the Company.

(l)“Company” means TETRA Technologies, Inc., a Delaware corporation, and any successor to thereto.

(m)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(n)“Corporate Transaction” means a transaction described in either clause (ii) or clause (iv) of the definition of a Change in Control.

(o)“Date of Grant” means the effective date on which an Award is granted by the Administrator to a Participant, or such later date as may be specified by the Administrator on the date the Administrator approves the Award, in each case as set forth in the applicable Award Agreement; provided, however, that for purposes of compliance with Section 16 of the Exchange Act or other Applicable Law, the Date of Grant will be the date of shareholder approval of the Plan if such date is later than the effective date of the Award, as applicable.

(p)“Director” means a member of the Board.

(q)“Disability” means, if the Participant is a party to an employment agreement or similar agreement between the Participant and the Company and any such agreement provides for a definition of “disability” (or substantially similar term), the definition contained therein. If no such agreement exists, or if any such agreement exists but “disability” (or substantially similar term) is not defined therein, then (y) Disability shall have the meaning given to such term (or substantially similar term) within a disability insurance program that is sponsored by the Company for the benefit of the Participant, or if no such definition exists or the Participant is not covered by such a program, then (z) Disability means Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) is determined by the Social Security Administration to be disabled. Notwithstanding the foregoing to the contrary, the term
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Disability means a total and permanent disability as defined in Section 22(e)(3) of the Code for all Awards intended to qualify for Incentive Stock Option treatment. For all purposes of this Section 2(q), the Participant shall not be considered to have incurred a “disability” unless proof of such impairment, sufficient to satisfy the Administrator in its sole discretion, is provided by or on behalf of such Participant to the Administrator.

(r)“Dividend Equivalent” means a credit, made at the sole discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant. Under no circumstances shall the payment of a Dividend Equivalent be made contingent on the exercise of an Option or Stock Appreciation Right. Additionally, Dividend Equivalents shall be subject to the same restrictions on transferability and forfeitability as the Award with respect to which they were paid.

(s)“Employee” means any person, including an officer, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute “employment” by the Company.

(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

i.If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

ii.If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

iii.In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

Notwithstanding the foregoing to the contrary, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(v)“Incentive Stock Option” means an Option intended to qualify and receive favorable tax treatment as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

(w)“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x)“Option” means an Incentive Stock Option or a Nonqualified Stock Option to purchase Common Stock granted pursuant to this Plan.

(y)    “Other Stock-Based Award” means any other award not specifically described in this Plan that is payable by delivery of Shares or valued, in whole or in part, by reference to, or are otherwise based on, Shares in accordance with Section 12 of this Plan.

(z)    “Outside Director” means a Director of the Company who is not an Employee.

(aa)    “Parent” means either (y) with respect to an Award of Incentive Stock Options, a “parent corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code; or (z) with respect to an Award other than an Incentive Stock Option, an entity that is a parent to the Company as determined by the Board.

(bb)    “Participant” means a Service Provider who has been granted an Award under this Plan or, if applicable, such other person who holds an outstanding Award.

(cc)    “Performance Goal” means a goal which has been established by the Committee in connection with an Award and that is based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: net income; cash flow; cash flow on investment; cash flow from operations; pre-tax or post-tax profit
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levels or earnings; operating income or earnings; closings; return on investment; earned value added; expenses; free cash flow; free cash flow per share; earnings; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total stockholder return; stock price; stock price appreciation; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; capital expended; working capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; implementation or completion of critical projects; research; horsepower; horsepower utilization rate; product development; government relations; compliance; mergers; acquisitions or sales of assets or subsidiaries; health; safety; environmental; debt level; cost reduction targets; equity ratios; depreciation and amortization; G&A expense or adjusted G&A measures; charge offs; and such other criteria as established by the Committee in its sole discretion from time to time.

(dd)    “Performance Period” means the time period during which the Performance Goals must be met.

(ee)    “Performance Share” means Shares issued pursuant to a Performance Share Award under Section 10 of this Plan.

(ff)    “Performance Unit” means, pursuant to Section 10 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal to the value set forth in the Award Agreement.

(gg)    “Plan” means this ~~Second~~ Third Amended and Restated 2018 Equity Incentive Plan. In accordance with Section ~~16~~17, this Plan became effective on the date it was adopted by the Board, subject to the Company's stockholders approving this Plan within the 12-month period thereafter.

(hh)    “Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 8 of this Plan.

(ii)    “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or a combination thereof equal in value to the Fair Market Value of one Share in the Company on the date of vesting or settlement, or as otherwise set forth in the Award Agreement, pursuant to Section 11.

(jj)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to this Plan.

(kk)    “Service Provider” means an Employee, Consultant, or Outside Director.

(ll)    “Share” means a share of Common Stock, as may be adjusted in accordance with Section ~~15~~16 of this Plan.

(mm) “Share Reserve” has the meaning set forth in Section 3(a).

(nn)     “Stock Appreciation Right” or “SAR” means an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised and the Fair Market Value of a Share as of its Date of Grant, or as otherwise set forth in the Award Agreement, pursuant to Section 9.

(oo)     “Subsidiary” means either (y) with respect to an Award of Incentive Stock Options, a “subsidiary corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code; or (z) with respect to an Award other than an Incentive Stock Option, and for any other purpose herein, an entity that is a subsidiary of the Company as determined by the Board.

3.Stock Subject to this Plan.

(a)Stock Subject to this Plan. Subject to the provisions of Section ~~15~~16(a) of this Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards under this Plan is ~~sixteen~~ twenty million three hundred sixty five thousand (~~16~~20,365,000) Shares, all of which may be subject to Incentive Stock Option treatment. Awards that may be settled only in cash shall not be counted against the Share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year. Shares issued under this Plan may come from authorized and unissued shares or treasury shares.

(b)Effect of Forfeitures and Other Actions. Any Shares subject to an Award that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the Share Reserve shall be correspondingly replenished. The following
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Shares shall not, however, again become available for Awards or replenish the Share Reserve: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option issued under this Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award under this Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of an Option issued under this Plan, and (iv) Shares subject to a stock settled Stock Appreciation Right issued under this Plan that are not issued in connection with the settlement of that Award upon its exercise.

(c)Reserved Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

(d)No Fractional Shares. No fractional Shares will be issued under the Plan, but the Administrator may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

4.Administration of this Plan.

(a)Procedure.

i.Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.

ii.Rule 16b-3. If a transaction is intended to be exempt under Rule 16b-3, then it shall be structured to satisfy the requirements for exemption under Rule 16b-3.

iii.Other Administration. Other than as provided above, this Plan shall be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.

(b)Powers of the Administrator. Subject to (i) the provisions of this Plan and compliance with Applicable Laws, and (ii) in the case of a Committee, the specific duties delegated by the Board to the Committee, the Administrator shall have the authority, in its discretion to take the following actions under the Plan:

i.determine the Fair Market Value of Awards;

ii.select the Service Providers to whom Awards may be granted under this Plan;

iii.determine the number of Shares to be covered by each Award granted under this Plan;

iv.determine when Awards are to be granted under this Plan and the applicable Date of Grant;

v.approve forms of Award Agreements for use under this Plan;

vi.determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted under this Plan including, but not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any acceleration of vesting or waiver of forfeiture or repurchase restrictions (subject to the provisions of Section 6(c)), and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

vii.construe and interpret the terms of this Plan and Award Agreements;

viii.prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to the creation and administration of sub-plans;

ix.amend the terms of any outstanding Award, including the discretionary authority to extend the post‑termination exercise period of Awards and accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, provided that any amendment that would adversely affect the Participant's rights under an outstanding Award shall not be made without the Participant's written consent. Notwithstanding the foregoing, an amendment shall not be treated as adversely affecting the rights of the Participant if the amendment causes an Incentive Stock Option to become a Nonqualified Stock Option or if the amendment is made to the minimum extent necessary to avoid the adverse tax consequences to the Participant of Section 409A of the Code;

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x.allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the amount required to be withheld based on any amount up to the minimum supplemental income tax rate in the applicable jurisdiction. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of the tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

xi.authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xii.allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award to the extent permitted under Section 409A of the Code;

xiii.determine whether Awards shall be settled in Shares, cash or in a combination of Shares and cash;

xiv.determine whether Awards shall be adjusted for dividends or Dividend Equivalents, provided, however, that to the extent an Award is to be settled in Shares, any dividends or Dividend Equivalents shall not be issued or granted with respect to unvested Awards, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Award becoming vested;

xv.create Other Stock-Based Awards for issuance under this Plan;

xvi.impose such restrictions, conditions or limitations as it determines appropriate with respect to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xvii.to the extent consistent with Section 409A of the Code, establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of Performance Goals, or other event that, absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award;

xviii. to interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission under, this Plan or any Award Agreement or other and any instrument or agreement relating to an Award; and

xix.taking such actions as are provided in Section 4(d) with respect to Awards to foreign Service Providers; and

xx. make all other determinations that the Administrator deems necessary or advisable for administering this Plan.

The express grant in this Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. However, the Administrator may not exercise any right or power reserved to the Board under the express terms of this Plan or by Applicable Laws.

(c)Prohibition on Repricing of Options and SARs. Notwithstanding anything in this Plan to the contrary, no repricing of Options or SARs may be effectuated without the prior approval of the Company's stockholders; provided, however, that the foregoing prohibition shall not apply to the extent an adjustment is required under Section ~~15~~16.

(d)Awards to Foreign Service Providers. The Administrator may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Administrator, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of this Plan. In connection therewith, the Administrator may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

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(e)Effect of Administrator's Decision. The Administrator's decisions, determinations, actions and interpretations shall be final, conclusive and binding on all persons having an interest under this Plan.

(f)Indemnification. The Company shall defend and indemnify all past and present members of the Board, the Committee, the Administrator, officers and Employees of the Company or of a Parent or Subsidiary to whom authority to act for the Board, the Committee, the Administrator or the Company has been delegated under this Plan (“Indemnitees”), to the maximum extent permitted by law, against (i) all reasonable expenses, including reasonable attorneys' fees incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein (collectively, a “Claim”), to which any of them is a party by reason of any action taken or failure to act in connection with this Plan, or in connection with any Award granted under this Plan; and (ii) all amounts required to be paid by them in settlement of a Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim. However, no such person shall be entitled to indemnification to the extent it is determined in such Claim that such person did not in good faith and in a manner reasonably believed to be in the best interests of the Company (or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful). In addition, to be entitled to indemnification, the Indemnitee must, within thirty (30) days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company's expense, to defend the Claim. The right to indemnification shall be in addition to all other rights of indemnification available to the Indemnitee.

5.Eligibility. With the exception of Incentive Stock Options, Awards may be granted to Employees, Consultants, and Outside Directors. Incentive Stock Options may be granted only to Employees.

6.Limitations.

(a)$100,000 Limitation for Incentive Stock Options. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Options with respect to such Shares are granted.

(b)Special Annual Limits. Subject to Section ~~15~~16(a) of this Plan, the maximum number of Shares that may be subject to Options or Stock Appreciation Rights granted to any Employee or Consultant in any calendar year shall equal one million (1,000,000) Shares. Subject to Section ~~15~~16(a) of this Plan, the maximum number of Shares that may be subject to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards granted to any Employee or Consultant in any calendar year shall equal one million (1,000,000) Shares. No Outside Director may be granted during any calendar year Awards having an aggregate Fair Market Value, determined on the Date of Grant, in excess of $300,000.

(c)Minimum Vesting Requirement. Except as permitted under the Carve-Out Exception (defined below), all Awards that are designated to be settled in Shares shall be subject to a minimum vesting requirement of at least one year from the date the Award was granted, and no portion of any such Award may vest or become exercisable earlier than the first anniversary of the date such Award was granted; provided, however, that the foregoing minimum vesting requirement shall not apply: (i) with respect to 5% of the Share reserve as initially set forth in Section 3(a) (such 5% being the “Carve-Out Exception”), and (ii) to the vesting of an Award that is accelerated as a result of a Change in Control under terms consistent with this Plan. For purposes of clarity and avoidance of doubt, the vesting of Awards that have not been held by a Participant for at least one year from the Date of Grant may be accelerated (in whole or in part) in accordance with the terms of this Plan, however, any such acceleration, other than in connection with a Change in Control, within such one-year period with respect to Awards designated to be settled in Shares shall be included in, and reduce the number of Shares available under, the Carve-Out Exception. To the extent Section 3(a) is amended to increase the number of Shares reserved therein, then 5% of the Shares subject to such increase shall be added to, and increase, the number of Shares subject to the Carve-Out Exception.

7.Options.

(a)Grant of Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Option Agreement. Each Award of an Option shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term of the Option, the number of Shares subject to the Option, the exercise
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restrictions (if any) applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Term of Option. The term of each Option shall be stated in the Award Agreement. In the case of an Incentive Stock Option, the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(d)Option Exercise Price and Consideration.

i.Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be determined by the Administrator, subject to the following:

(1)    In the case of an Incentive Stock Option:

A.granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant; and

B.granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the Date of Grant.

(2)    In the case of a Nonqualified Stock Option, the per Share exercise price shall be determined by the Administrator, but shall not be less than the Fair Market Value per Share on the Date of Grant unless the terms of such Nonqualified Stock Option would otherwise comply with the exemption from taxation under Section 409A of the Code.

(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Date of Grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

ii.Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. Subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, accelerate the satisfaction of such conditions at any time.

(e)Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

i.cash;

ii.check;

iii.in the discretion of the Administrator, other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences;

iv.in the discretion of the Administrator, consideration received by the Company under a cashless exercise or net exercise program implemented by the Company in connection with this Plan;

v.in the discretion of the Administrator, a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement;

vi.in the discretion of the Administrator, any combination of the foregoing methods of payment; or

vii.in the discretion of the Administrator, any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.

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(f)Exercise of Option.

i.Procedure for Exercise; Rights as a Stockholder. Any Option granted under this Plan shall be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (including provision for any applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section ~~15~~16 of this Plan or the applicable Award Agreement. Exercising an Option in any manner shall decrease the number of Shares thereafter available for purchase under the Option by the number of Shares as to which the Option is exercised.

ii.Termination of Relationship as a Service Provider (Other Than Death or Disability). If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant ceasing to be a Service Provider, the vested portion of such Option shall be exercisable for three (3) months following his or her ceasing to be a Service Provider (other than upon the Participant's death or Disability). Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider (other than upon the Participant's death or Disability), then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3. Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

iii.Disability of Participant. If a Participant ceases to be a Service Provider as a result of his or her Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant ceasing to be a Service Provider as a result of his or her Disability, the vested portion of such Option shall be exercisable for twelve (12) months following the Participant ceasing to be a Service Provider as a result of his or her Disability. Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of his or her Disability, then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3. Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

iv.Death of Participant. If a Participant dies while a Service Provider, the vested portion of the Option may be exercised within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement), by the beneficiary designated by the Participant prior to his or her death in accordance with Section ~~26~~27. If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant's death, the vested portion of such Option shall be exercisable for twelve (12) months following his or her date of death. Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of his or her death, then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3. Additionally, if the Participant's beneficiary designated pursuant to Section ~~26~~27 does not exercise the Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the
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Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

8.Restricted Stock.

(a)Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Removal of Restrictions. Subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, accelerate the time at which any restrictions shall lapse or be removed.

(d)Voting Rights. Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise as set forth in the Award Agreement.

(e)Dividends and Other Distributions. Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares. All such dividends and distributions shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid and no such dividends or other distributions shall be issued or granted with respect to shares of Restricted Stock, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Awards becoming vested.

(f)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall again be available for grant under this Plan as set forth in Section 3.

9.Stock Appreciation Rights.

(a)Grant of SARs. Subject to the terms and conditions of this Plan, a SAR may be granted to a Service Provider at any time and from time to time as shall be determined by the Administrator in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider. Subject to the provisions of Section 6(c), the Administrator shall have complete discretion to determine the terms and conditions of SARs granted under this Plan, including the sole discretion to accelerate exercisability at any time; provided, however, that the per Share exercise price that will determine the amount of the payment the Company receives upon exercise of a SAR shall not be less than the Fair Market Value per Share on the Date of Grant.

(b)SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Expiration of SARs. A SAR granted under this Plan shall expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement; provided, however, no SAR shall be exercisable later than 10 years after the Date of Grant. Notwithstanding the foregoing, the rules of Sections 7(f)(ii), 7(f)(iii) and 7(f)(iv) shall also apply to SARs.

(d)Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

i.The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

ii.The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Administrator, the payment upon the exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

10.Performance Units and Performance Shares.

(a)Grant of Performance Units and Performance Shares. Subject to the terms and conditions of this Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to
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time, as shall be determined by the Administrator in its sole discretion. The Administrator shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Service Provider.

(b)Value of Performance Units and Performance Shares. Each Performance Unit and Performance Share shall have an initial value established by the Administrator on or before the Date of Grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant.

(c)Performance Goals and Other Terms. The Administrator shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, shall determine the number or value of Performance Units and Performance Shares that shall be paid out to the Participant. Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the Date of Grant, Performance Period and such other terms and conditions as the Administrator in its sole discretion shall determine. The Administrator may set Performance Goals based upon the achievement of Company‑wide, divisional, or individual goals (including solely continued service) or any other basis determined by the Administrator in its sole discretion.

(d)Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payout of the number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. After the grant of Performance Units or Performance Shares, and subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, reduce or waive any performance objectives for the Performance Unit or Performance Share.

(e)Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units and earned Performance Shares, if any, shall be made after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as applicable, at the close of the applicable Performance Period) or in a combination of cash and Shares.

(f)Cancellation of Performance Units or Performance Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units and Performance Shares shall be forfeited to the Company, and the Shares subject to such Awards (if any) shall again be available for grant under this Plan as set forth in Section 3.

11.Restricted Stock Units. Restricted Stock Units shall consist of Shares of Restricted Stock, Performance Shares or Performance Unit Awards that the Administrator, in its sole discretion, permits to be paid out in a lump sum, installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

12.Other Stock-Based Awards and Cash-Based Awards. Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under this Plan and/or cash awards made outside of this Plan. The Administrator shall have authority to determine the Service Providers, to whom and the time or times at which, Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other terms and conditions of the Other Stock-Based Awards, including any dividend or voting rights and whether the Award should be paid in cash. Cash-based awards may be granted in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

13.No Dividends on Unvested Awards. Notwithstanding anything herein to the contrary, to the extent any Participant is entitled to receive dividends or Dividend Equivalents with respect to any Award, no such dividends or Dividend Equivalents shall be paid unless and until the underlying Award has vested.

14. ~~13.~~ Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted under this Plan shall be suspended during any unpaid leave of absence and shall resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit shall be awarded for the time vesting has been suspended during such leave of absence. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no leave of absence may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract, then at the end of three months following the expiration of the leave of absence, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.

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15. ~~14.~~ Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than as provided in Section ~~26~~ 27 or by will or by the laws of descent or distribution following the Participant’s death. An outstanding Award may be exercised during the lifetime of the Participant only by the Participant. If the Administrator makes an Award transferable, such Award Agreement shall contain such additional terms and conditions as the Administrator deems appropriate.

16. ~~15.~~ Adjustments; Dissolution or Liquidation; Change in Control.

(a)Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under this Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by this Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made pursuant to this Section ~~15~~16(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)Corporate Transactions.

i.Continuation, Assumption or Replacement of Awards. Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that involves a Corporate Transaction, then the surviving or successor corporation or a parent or subsidiary entity of the successor corporation (collectively, the “Successor Corporation”) may continue, assume or substitute Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section ~~15~~16(a)), and such Awards or substitutions therefor shall remain outstanding and be governed by their respective terms subject to Section ~~15~~16(b)(iv) below. A Successor Corporation may elect to continue, assume or substitute only some Awards or portions of Awards. For purposes of the foregoing, an Award shall be considered assumed or substituted if in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an Incentive Stock Option) either (1) the contractual obligations represented by the Award are expressly assumed by the Successor Corporation with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (2) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

ii.Acceleration. Unless otherwise provided in an applicable Award Agreement, in the event of a Change in Control that involves a Corporate Transaction, if and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then:

(1)    such outstanding Awards of Options and Stock Appreciation Rights shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Administrator, and shall terminate at the effective time of the Corporate Transaction;

(2)    such outstanding Awards other than Awards of Options and Stock Appreciation Rights shall fully vest immediately prior to the effective time of the Corporate Transaction; and

(3)    to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section ~~15~~16(b)(ii)(3) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

The Administrator shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this
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Section ~~15~~16(b)(ii) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

iii.Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Administrator may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for cash payments to the holders as provided in this Section ~~15~~16(b)(iii). The Administrator will not be required to treat all Awards similarly for purposes of this Section ~~15~~16(b)(iii). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (1) the fair market value (as determined in good faith by the Administrator) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (2) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section ~~15~~16(b)(iii) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section ~~15~~16(b)(iii) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section ~~15~~16(b)(iii). Payment of any amount under this Section ~~15~~16(b)(iii) shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Administrator’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

iv.Termination After a Corporate Transaction. If and to the extent the Awards are continued, assumed or replaced under the circumstances described in Section ~~15~~16(b)(i), and if within twenty-four months after the Corporate Transaction the Participant’s status as a Service Provider is terminated by the Company or Successor Corporation without Cause or by the Participant for Good Reason, then:

(1)    all outstanding Awards of Options and Stock Appreciation Rights issued to such Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the date the Participant ceases to be a Service Provider;

(2)    all outstanding Awards other than Awards of Options and Stock Appreciation Rights shall fully vest immediately upon the date the Participant ceases to be a Service Provider; and

(3)    to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall vest as provided in Section ~~15~~16(b)(ii)(3), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider.

For purposes of the foregoing, the term “Good Reason” means a voluntary termination by a Participant who is an Employee of his or her employment with the Company or the Successor Corporation because of: (1) a material diminution in the Participant's base salary or bonus opportunity from those applicable to him or her as of the date immediately prior to such Change in Control; (1) a material diminution in the nature or scope of the Participant's authority, duties or responsibilities from those applicable to him or her as of the date immediately prior to such Change in Control; (3) the Company or the Successor Corporation requiring the Participant to be based at any office or location more than fifty (50) miles from where the Participant was based as of the date immediately prior to such Change in Control; or (4) a material breach by the Company or the Successor Corporation of any term or provision of this Plan, an Award Agreement, employment agreement or other contractual agreement (if any) between the Participant and the Company or the Successor Corporation.

(c)Other Change in Control. Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that does not involve a Corporate Transaction, the Administrator may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section ~~15~~16(b)(iii) or (ii) making such adjustments to the Awards then outstanding as the Administrator deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Administrator will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

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(d)Dissolution or Liquidation. Unless otherwise provided in an applicable Award Agreement, in the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

17. ~~16.~~ Board and Stockholder Approval; Term of Plan. The Board approved this Plan to be effective on ~~February 23, 2023~~ April 16, 2025, subject to the Company's stockholders approving this Plan within the 12-month period thereafter. The Company's stockholders approved this Plan on ~~May 24, 2023~~ June 12, 2025. From its effectiveness, this Plan shall continue in effect for a term of ten (10) years unless terminated earlier under Section ~~17~~18 of this Plan. If the requisite stockholder approval is not obtained within such 12-month period, any Awards granted hereunder will automatically become null and void and of no force or effect. No Awards may be granted under this Plan on or after the date which is ten (10) years following the effective date of this Plan. This Plan will remain in effect until all Awards granted under the Plan have been satisfied or expired.

18. ~~17.~~ Amendment and Termination of this Plan.

(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate this Plan.

(b)Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of this Plan shall materially or adversely impair the rights of any Participant without the Participant’s prior written consent, unless such action is required by Applicable Law or stock exchange rules. Termination of this Plan shall not affect the Administrator's ability to exercise the powers granted to it under this Plan with respect to Awards granted under this Plan prior to the date of termination.

19. ~~18.~~ Conditions upon Issuance of Shares.

(a)Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award and the issuance and delivery of such Shares shall comply with Applicable Laws.

(b)Taxes. No Shares shall be delivered under this Plan to any Participant or other person until the Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., U.S.-federal, U.S.-state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of up to the whole number of Shares covered by the Award sufficient to satisfy the withholding obligations incident to the exercise or vesting of an Award based on the minimum supplemental rate in the applicable jurisdiction.

20. ~~19.~~ No Rights to Awards. No eligible Service Provider or other person shall have any claim to be granted any Award pursuant to this Plan, and neither the Company nor the Administrator shall be obligated to treat Participants or any other person uniformly.

21. ~~20.~~ No Stockholder Rights. Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award until the Participant becomes the record owner of the Shares.

22. ~~21.~~ Fractional Shares. No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

23. ~~22.~~ Governing Law. This Plan, all Award Agreements, and all related matters, shall be governed by the laws of the State of Delaware, without regard to choice of law principles that direct the application of the laws of another state.

24. ~~23.~~ No Effect on Terms of Employment or Consulting Relationship. This Plan shall not confer upon any Participant any right as a Service Provider, nor shall it interfere in any way with his or her right or the right of the Company or a Parent or Subsidiary to terminate the Participant's service at any time, with or without cause, and with or without notice.

25. ~~24.~~ Unfunded Obligation. This Section ~~24~~25 shall only apply to Awards that are not settled in Shares. Participants shall have the status of general unsecured creditors of the Company. Any amounts of cash payable
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to Participants pursuant to this Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Parent or Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations under this Plan. Any investments or the creation or maintenance of any trust for any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Parent or Subsidiary and Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company or Parent or Subsidiary. The Participants shall have no claim against the Company or any Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

26. ~~25.~~ No Guarantee of Tax Consequences. The Company, Board, Committee and the Administrator do not make any commitment or guarantee that any United States federal, state, local, or foreign tax treatment will apply or be available under the Plan to any Participant or other person participating or eligible to participate hereunder. Neither the Company, the Board, the Committee, nor the Administrator will be liable to any Participant or any other person as to any expected or realized tax consequences for any Participant or other person due to the grant, exercise, lapse of restriction, vesting, distribution, payment or other taxable event involving any Award. Although the Company may endeavor to (a) qualify an Award for favorable tax treatment in a jurisdiction or (b) avoid adverse tax treatment for an Award, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

27. ~~26.~~ Designation of Beneficiary by Participant. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation will revoke all prior designations by the same Participant, must be in the form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator (or its delegate), and received and accepted during the Participant’s lifetime. In the absence of any such valid beneficiary designation, benefits remaining unpaid at the Participant’s death will be paid as follows: (i) if a Participant leaves a surviving spouse, payment will be made to such surviving spouse on behalf of the Participant; and (ii) if a Participant leaves no surviving spouse, payment will be made to (A) if there is administration of such Participant’s estate, the executor or administrator of such estate, upon receipt by the Administrator of supporting evidence from the estate that is satisfactory to the Administrator, or (B) if there is no administration of such Participant’s estate, to such Participant’s heirs at law, but only after such heirs are determined by a court of competent jurisdiction and in such proportion as determined by such court in its signed order that is received by, and satisfactory to, the Administrator.

28. ~~27.~~ Requirements of Law and Securities Exchanges. The granting of Awards and the issuance or delivery of Shares under the Plan will be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing Shares delivered under the Plan (to the extent that such Shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any other Applicable Law. The Administrator may cause a legend or legends to be placed upon such certificates to make appropriate reference to such restrictions.

The Company will not be obligated to take any affirmative action in order to cause the exercise of an Award or the issuance of Shares pursuant to the Plan to comply with any Applicable Law. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Administrator or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.

29. ~~28.~~ Clawback. All compensation and Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or other receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy as may be implemented from time to time, including any clawback policy adopted to comply with any Applicable Law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) as set forth in such clawback policy or the Award Agreement. Any such policy may subject a Participant’s Award, and amounts paid or realized with respect to any Award, to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur; such events including, but not limited to, an accounting restatement due to the Company’s material
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noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

30. ~~29.~~ No Obligation to Exercise Awards; No Right to Notice of Expiration Date. An Award of a Stock Option or a SAR imposes no obligation upon the Participant to exercise the Award. The Company and the Administrator have no obligation to inform a Participant of the date on which a Stock Option or SAR is no longer exercisable except for including such expiration date in the Participant’s Award Agreement.

31. ~~30.~~ Rule 16b-3 Securities Law Compliance for Insiders. Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. Any ambiguities or inconsistencies in the construction of the Plan or an Award will be interpreted to give effect to such intention and, to the extent any provision of the Plan or action by the Administrator fails to so comply, it may be deemed null and void by the Administrator, in its discretion, to the extent permitted by Applicable Laws.

32. ~~31.~~ Section 409A.

(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Code Section 409A (“Section 409A”), such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt the Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company and its Subsidiaries will have no obligation under this Section ~~31~~32 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s employment or consulting relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s employment or consulting relationship. For purposes of the Plan or any Award Agreement relating to any such payments, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Incentive Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A as determined by the Administrator) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Code Section 409A(a)(1)(B)(i), be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest) but not later than 60 days following the end of such six-month period. Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d)Payment Upon Vesting or Lapse of Risk of Forfeiture. In the case of an Award subject to Section 409A providing for distribution or settlement upon vesting or lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution or settlement shall be made by March 15 of the calendar year next following the calendar year in which such Award vested or the risk of forfeiture lapsed.

(e)Timing of Payment. In the case of any distribution of any other Award subject to Section 409A, if the timing of such distribution is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(f)Separate Payment. Each payment that a Participant may receive under this Plan that is subject to Section 409A shall be treated as a “separate payment” for purposes of Section 409A.

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33. ~~32.~~ No Restriction on Corporate Action. Nothing contained in the Plan will be construed to prevent the Company or any Subsidiary from taking any action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan.

34. ~~33.~~ Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction as to any person or Award, or would disqualify the Plan or Award under any Applicable Law, such provision will be (a) construed or deemed amended to conform to Applicable Law or (b) if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, person or Award Agreement, and thereafter the remainder of the Plan and any such Award Agreement will remain in full force and effect.

35. ~~34.~~ Rules of Construction. In the interpretation of the Plan, except where the context otherwise requires

(a)“including” or “include” does not denote or imply any limitation;

(b)“or” has the inclusive meaning “and/or”;

(c)the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)captions or headings are only for reference and are not to be considered in interpreting the Plan;

(e)any grammatical form or variant of a term defined in the Plan will be construed to have a meaning corresponding to the definition of the term set forth herein;

(f)the terms “hereof,” “hereto,” “hereunder” and similar terms in the Plan refer to the Plan as a whole and not to any particular provision of the Plan;

(g)“Section” refers to a Section of the Plan, unless otherwise stated in the Plan;

(h)a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof, and the authoritative guidance issued thereunder by an appropriate governmental entity; and

(i)This Plan shall be construed as a whole and according to its fair meaning, and the Plan and any Award Agreement issued hereunder shall not be strictly construed against the Company or the Administrator.

* * * * *

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TETRA

Corporate Headquarters

281.367.1983

www.onetetra.com

TETRA

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Thomas R. Bates, Jr.	☐	☐	02 - Christian A. Garcia	☐	☐	03 - John F. Glick	☐	☐
04 - Angela D. John	☐	☐	05 - Sharon B. McGee	☐	☐	06 - Brady M. Murphy	☐	☐
07 - Julia A. Sloat	☐	☐	08 - Shawn D. Williams	☐	☐			

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1UPX 652398

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

04565B

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — TETRA Technologies, Inc.

The Annual Meeting of Stockholders of TETRA Technologies, Inc. will be held on Thursday, June 12, 2025, 8:30 A.M. local time at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas.

The undersigned stockholder hereby constitutes and appoints Brady M. Murphy, Alicia P. Boston, and Kimberly M. O'Brien and each or any of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of TETRA Technologies, Inc. (herein the "Company"), to be held at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas, on Thursday, June 12, 2025, 8:30 A.M. local time and any adjournment(s) thereof, with all the powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AND WILL BE VOTED IN THE DISCRETION OF THE PERSONS DESIGNATED ABOVE WITH RESPECT TO ANY BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. All prior proxies are hereby revoked.

In accordance with the terms of the TETRA Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"), the undersigned hereby directs T. Rowe Price, the 401(k) Plan trustee, to vote in person or by proxy at the Annual Meeting of Stockholders of the Company and any adjournment(s) thereof, in accordance with the instructions provided on the reverse side of this card, the shares of common stock allocated to the account as of the record date.

This proxy is solicited on behalf of the Board of Directors of TETRA Technologies, Inc. for the Annual Meeting of Stockholders June 12, 2025.